                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:


[ ]  Preliminary Proxy Statement               [X]  Confidential, for Use of the Commission
                                                    Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12


                           CASCO INTERNATIONAL, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[ ]  No fee required.

[X]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1) Title of each class of securities to which transaction applies: Common Stock, par value $0.01 per share (the "Common Stock"), of Casco International, Inc.

     (2) Aggregate number of securities to which transaction applies: 1,340,320 shares of Common Stock (includes 410,000 shares underlying options to purchase shares of Common Stock).

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): $2.10 per share in cash-out merger plus the excess, if any, of $2.10 over the exercise price of each share underlying options to purchase shares of Common Stock.

     (4)  Proposed maximum aggregate value of transaction: $2,147,397.

     (5)  Total fee paid: $430.

[X]  Fee paid previously with preliminary materials:

    ----------------------------------------------------------------------------

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     (3)  Filing Party:

        ------------------------------------------------------------------------

     (4)  Date Filed:

        ------------------------------------------------------------------------

                           CASCO INTERNATIONAL, INC.
                         13900 CONLAN CIRCLE, SUITE 150
                        CHARLOTTE, NORTH CAROLINA 28277


                                                                December 5, 2001


Dear Stockholders:

     You are cordially invited to attend a special meeting of stockholders of Casco International, Inc. ("Casco"), to be held on December 28, 2001, at 10:00 a.m. local time, at 13900 Conlan Circle, Suite 150, Charlotte, North Carolina.

     At the special meeting, you will be asked to consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger, dated as of May 8, 2001 ("Merger Agreement"), among Casco, Davis Holdings of North Carolina, Inc. ("Davis Holdings") and Davis Acquisition of North Carolina, Inc., ("Davis Acquisition"). Davis Holdings and Davis Acquisition are newly-formed corporations organized at the direction of American Home Building Corporation ("American"), a company owned 50% by S. Robert Davis, the Chairman of the Board and a stockholder of Casco, and 50% by Charles R. Davis, the President and a director and stockholder of Casco. Davis Acquisition is a wholly owned subsidiary of Davis Holdings.

     American is currently the sole stockholder of Davis Holdings. Prior to the merger, S. Robert Davis, Charles R. Davis, Randall J. Asmo, a director of Casco, Daniel A. Splawn, the Vice President, Operations of Casco, Jeffrey A. Ross, the Chief Financial Officer and Secretary of Casco, and R.L. Renck & Co., Inc. will contribute all their shares of Casco common stock to Davis Holdings in exchange for shares of capital stock of Davis Holdings. Melissa Davis, S. Robert Davis's wife, Dr. John Graver, and Richard B. Fentin (collectively, the "Stockholder Group") will also contribute all of their shares of Casco common stock to Davis Holdings in exchange for shares of capital stock of Davis Holdings. Under the Merger Agreement, Davis Acquisition will be merged with and into Casco, with Casco as the surviving corporation. Upon completion of the merger, each issued and outstanding share of Casco common stock not owned by Davis Holdings will be entitled to receive $2.10 per share in cash, without interest. Davis Holdings will not be entitled to receive the $2.10 per share merger consideration.

     After the merger, Casco will continue its operations as a privately held company. Davis Holdings will be the sole stockholder of Casco as the surviving corporation. Current stockholders of Casco, other than Davis Holdings, will not participate in any future earnings and growth of Casco as the surviving corporation. American, together with Charles and Robert Davis. R.L. Renck & Co., Inc. and Messrs. Asmo, Splawn and Ross (collectively, the "Davis Group") and the Stockholder Group (the Davis Group and the Stockholder Group are collectively referred to as the "Continuing Stockholders") will own all of the equity in Davis Holdings. Each Casco warrant outstanding immediately prior to the merger will remain outstanding after the merger. Each warrant will entitle the holder, upon exercise of a warrant, to receive, in lieu of a share of common stock of Casco, $2.10 per share in cash. Each vested and unvested option to purchase Casco common stock outstanding immediately prior to the merger will be cancelled and Casco will pay option holders an amount determined by multiplying the excess, if any, of $2.10 per share over the exercise price per share of such options.

     Details of the merger and the Merger Agreement are discussed in the enclosed Proxy Statement, the forepart of which includes certain questions and answers relating to the proposed transaction. A copy of the Merger Agreement is attached as Appendix A to the Proxy Statement.

     A special committee of the board of directors of Casco, consisting of two independent directors (who are not stockholders of Davis Holdings and are not affiliated with Davis Holdings or any of its stockholders) was formed in December, 2000 to investigate, consider and evaluate the proposed Merger. The special committee has recommended to Casco's board of directors that the merger be approved.

     In connection with its evaluation of the proposed merger, the special committee engaged Ambient Advisors, LLC to act as its financial advisor. Ambient rendered its opinion that, as of May 8, 2001, based upon and subject to the assumptions, limitations and qualifications set forth in such opinion, the cash merger consideration of $2.10 per share to be received in the merger is fair from a financial point of view to the unaffiliated stockholders of the Company. The written opinion of Ambient, dated May 8, 2001, is attached as Appendix C to the enclosed Proxy Statement.

     The special committee and the board of directors believe that the terms of the merger are fair to the Company's unaffiliated stockholders and recommend that the stockholders approve the merger. Three of the seven members of Casco's board of directors are members of the Davis Group and, consequently, have conflicts of interest in connection with this recommendation. None of those directors participated in the vote on the merger. As a result, the four independent directors (two of whom constituted the special committee) were the only members of the board of directors who participated in the vote on the merger.

     Adoption and approval of the merger agreement at the special meeting will require the affirmative vote of holders of a majority of the outstanding shares of common stock entitled to vote at the special meeting. The Continuing Stockholders own 842,930 shares of Casco common stock in the aggregate, or approximately 47.5% of the outstanding shares of Casco common stock, and have agreed to vote their shares in favor of the merger. If the merger is approved by the holders of the common stock, the closing of the merger will occur as soon after the special meeting as all of the other conditions to closing the merger are satisfied.

     The accompanying Notice of Meeting and Proxy Statement explain the merger and the merger agreement and provide specific information concerning the special meeting of stockholders. Please read these materials carefully. The unaffiliated stockholders of Casco will be entitled to appraisal rights under Delaware law in connection with the merger as described in the accompanying Proxy Statement

     IT IS VERY IMPORTANT TO US THAT YOUR SHARES BE REPRESENTED AT THE SPECIAL MEETING, WHETHER OR NOT YOU PLAN TO ATTEND PERSONALLY. THEREFORE, YOU SHOULD COMPLETE AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT AS SOON AS POSSIBLE IN THE ENCLOSED POSTAGE PAID ENVELOPE. THIS WILL ENSURE THAT YOUR SHARES ARE REPRESENTED AT THE SPECIAL MEETING. A FAILURE TO VOTE WILL COUNT AS A VOTE AGAINST THE MERGER. THIS WILL NOT PREVENT YOU FROM VOTING YOUR SHARES IN PERSON IF YOU SUBSEQUENTLY CHOSE TO ATTEND.

                                          Sincerely,

                                          /s/ CHARLES R. DAVIS
                                          --------------------------------------
                                          Charles R. Davis
                                          President and Chief Executive Officer

                           CASCO INTERNATIONAL, INC.

                             ---------------------

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                          TO BE HELD DECEMBER 28, 2001
                             ---------------------


                                                                December 5, 2001


To Our Stockholders:

     Notice is hereby given that a Special Meeting of Stockholders (the "Special Meeting") of Casco International, Inc., a Delaware corporation ("Casco"), will be held on December 28, 2001, at 10:00 a.m., local time, at 13900 Conlan Circle, Suite 150, Charlotte, North Carolina, for the following purposes:

          (1) To consider and vote on a proposal to adopt and approve the Agreement and Plan of Merger pursuant to which Davis Acquisition of North Carolina, Inc., a newly-formed company, wholly-owned by Davis Holdings of North Carolina, Inc. ("Davis Holdings") will be merged with and into Casco and each stockholder of Casco (other than stockholders who are entitled to and have perfected their appraisal rights and Davis Holdings) will become entitled to receive $2.10 in cash for each outstanding share of common stock, $.01 par value, of Casco owned immediately prior to the effective time of the merger. A copy of the Agreement and Plan of Merger dated as of May 8, 2001 is attached as Appendix A to and is described in the accompanying Proxy Statement.

          (2) To consider and act upon such other matters as may properly come before the Special Meeting or any adjournment or adjournments thereof.

     The board of directors has determined that only holders of Casco's common stock of record at the close of business on December 3, 2001, will be entitled to notice of, and to vote at, the Special Meeting or any adjournments or postponements thereof. A form of Proxy and a Proxy Statement containing more detailed information with respect to the matters to be considered at the Special Meeting accompany and form a part of this Notice.

     The merger has not been approved or disapproved by the Securities and Exchange Commission nor has the Commission passed upon the fairness or merits of the merger nor upon the accuracy or adequacy of the information contained in this document. Any representation to the contrary is unlawful.

     IF THE MERGER AGREEMENT IS ADOPTED AND APPROVED BY THE STOCKHOLDERS AT THE SPECIAL MEETING AND THE MERGER IS COMPLETED, ANY STOCKHOLDER (1) WHO FILES WITH CASCO BEFORE THE TAKING OF THE VOTE ON THE ADOPTION AND APPROVAL OF THE AGREEMENT AND PLAN OF MERGER A WRITTEN DEMAND STATING THAT HE OR SHE INTENDS TO SEEK APPRAISAL FOR HIS OR HER SHARES OF COMMON STOCK IF THE MERGER IS COMPLETED, AND (2) WHOSE SHARES ARE NOT VOTED IN FAVOR OF THE AGREEMENT AND PLAN OF MERGER WILL HAVE THE RIGHT TO SEEK APPRAISAL OF HIS OR HER SHARES OF COMMON STOCK WITHIN 120 DAYS AFTER THE DATE A CERTIFICATE OF MERGER IS FILED WITH THE SECRETARY OF STATE OF THE STATE OF DELAWARE. CASCO AND ANY STOCKHOLDER SEEKING AN APPRAISAL SHALL HAVE THE RIGHTS AND DUTIES AND SHALL FOLLOW THE PROCEDURES SET FORTH IN SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW, A COPY OF WHICH IS ATTACHED AS APPENDIX B TO THE ACCOMPANYING PROXY STATEMENT. SEE THE SECTION ENTITLED "APPRAISAL RIGHTS" IN THE PROXY STATEMENT FOR MORE INFORMATION.

     Your vote is important. Whether or not you are able to attend the meeting, please date, sign and return the accompanying proxy card promptly in the enclosed envelope which requires no postage if mailed in the United States. Your proxy may be revoked at any time before it is voted, by filing with the Secretary of Casco a written revocation, by submitting a proxy bearing a later date, or by attending and voting in person at the meeting. Please do not send in any certificates for your shares at this time.

                                          By Order of the board of directors,

                                          /s/ JEFFREY A. ROSS
                                          --------------------------------------
                                          Jeffrey A. Ross
                                          Secretary

                                PROXY STATEMENT

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
Summary.....................................................    1
Special Factors.............................................    8
  Background of the Merger..................................    8
  Determinations and Recommendations of the Special
     Committee and the Casco Board of Directors; Fairness of
     the Merger.............................................   11
  Summary of The Financial Advisor's Fairness Analyses......   14
  Purpose and Reasons of the Davises and Other Members of
     the Davis Group for the Merger.........................   21
  Position of the Davis Group and the Buyer as to Fairness
     of the Merger..........................................   22
  Purpose and Reasons of the Stockholder Group and R.L.
     Renck & Co., Inc. for the Merger; Position of R.L.
     Renck & Co., Inc. as to Fairness of the Merger.........   22
  Purpose and Reasons of Casco for the Merger and Structure
     of the Merger..........................................   23
Effects of the Merger.......................................   23
Historical Per Share Information............................   26
Certain Forward-Looking Information.........................   26
General Information About The Special Meeting...............   26
  Proxy Solicitation........................................   26
  Matters to be Considered at the Special Meeting...........   26
  Record Date and Voting Information........................   27
  Quorum....................................................   28
  Proxies; Revocation.......................................   28
  Expenses of Proxy Solicitation............................   28
  Appraisal Rights..........................................   28
The Participants............................................   28
  Casco International, Inc..................................   28
  Davis Holdings of North Carolina, Inc.....................   29
  Davis Acquisition of North Carolina, Inc..................   29
  The Continuing Stockholders...............................   29
Risks that the Merger Will Not Be Completed.................   29
Interests of the Directors, Executive Officers and
  Continuing Stockholders in the Merger.....................   30
  Directors of Casco........................................   30
  Executive Officers of Casco and Executive Officers and
     Directors of the Surviving Corporation.................   31
  Merger Consideration to be Received by the Continuing
     Stockholders...........................................   31
  Continuing Equity Interests of the Continuing
     Stockholders...........................................   31
Voting Agreement and Proxy..................................   32
Indemnification.............................................   32
Certain Risks in the Event of Bankruptcy....................   33
Merger Financing............................................   33
Estimated Fees and Expenses of the Merger...................   34
Federal Income Tax Considerations...........................   35
Anticipated Accounting Treatment of Merger..................   36
Certain Regulatory Matters..................................   36
Appraisal Rights............................................   36
The Merger Agreement........................................   39
  The Merger................................................   39
  Effective Time of Merger..................................   39
  Certificate of Incorporation, Bylaws and Directors and
     Officers of Casco as the Surviving Corporation.........   39
  Conversion of Common Stock................................   40
  Payment For Shares........................................   40
  Transfer of Shares........................................   41
  Treatment of Stock Options................................   41
  Casco Stockholder Approval................................   41

                                                              PAGE
                                                              ----
  Representations and Warranties............................   41
  Conduct of Business Pending the Merger....................   42
  Notices of Certain Events.................................   42
  Acquisition Proposals.....................................   42
  Conditions to the Merger..................................   43
  Termination of the Merger Agreement.......................   44
  Amendments; Waivers.......................................   45
Selected Financial Data.....................................   46
Market Prices of Common Stock and Dividends.................   47
  Market Prices.............................................   47
  Dividends.................................................   47
Recent Stock Purchases......................................   48
  Purchases by Casco, Davis Holdings and Davis
     Acquisition............................................   48
  Purchases by the Continuing Stockholders..................   48
  Recent Transactions.......................................   48
Security Ownership of Certain Beneficial Owners and
  Management................................................   49
Independent Auditors........................................   50
Future Stockholder Proposals................................   50
Where Stockholders Can Find More Information................   50
Incorporation of Certain Documents by Reference;
  Attachments...............................................   51
Appendix A  Agreement and Plan of Merger dated as of May 8,
            2001 among Casco, Davis Holdings and Davis
            Acquisition.....................................  A-1
Appendix B  Section 262 of Delaware General Corporation
            Law.............................................  B-1
Appendix C  Fairness Opinion of Ambient Advisors, dated May
            8, 2001.........................................  C-1
Appendix D  Information relating to the directors and
            executive officers of Casco, Davis Holdings,
            Davis Acquisition, and the Continuing
            Stockholders....................................  D-1

                           CASCO INTERNATIONAL, INC.
                         13900 CONLAN CIRCLE, SUITE 150
                        CHARLOTTE, NORTH CAROLINA 28277

                                PROXY STATEMENT

                             DATED DECEMBER 5, 2001



     We are providing this proxy statement and accompanying proxy card to our stockholders in connection with the solicitation by our board of directors of proxies to be used at the special meeting of stockholders to be held on December 28, 2001 at 10:00 a.m., local time, at 13900 Conlan Circle, Suite 150, Charlotte, North Carolina, including at any adjournment of the special meeting. We began mailing these materials and the accompanying letter to stockholders and the notice of meeting to our stockholders on or about December 5, 2001.


                                    SUMMARY

     THE FOLLOWING QUESTION-AND-ANSWER SUMMARY HIGHLIGHTS SELECTED INFORMATION FROM THIS PROXY STATEMENT. THIS SUMMARY DOES NOT CONTAIN ALL THE INFORMATION THAT IS IMPORTANT TO YOU. YOU SHOULD CAREFULLY READ THE ENTIRE PROXY STATEMENT AND ALL OF ITS APPENDICES BEFORE VOTING ON THE PROPOSED MERGER.

- WHAT AM I BEING ASKED TO VOTE UPON? (SEE PAGE 26)

     You are being asked to consider and vote upon a proposal to adopt and approve an Agreement and Plan of Merger, referred to as the "Merger Agreement", pursuant to which Davis Acquisition of North Carolina, Inc., a company controlled by S. Robert Davis, Casco's chairman, and Charles R. Davis, Casco's president, will be merged into Casco, with Casco as the surviving corporation.

- WHO ARE THE PARTIES TO THE MERGER AGREEMENT? (SEE PAGE 28)

     The Merger Agreement is between Davis Holdings of North Carolina, Inc., Davis Acquisition of North Carolina, Inc. (together referred to as the "Buyer") and Casco. Davis Acquisition is wholly owned by Davis Holdings. Davis Holdings is currently owned by American Home Building Corporation, a company owned by S. Robert Davis and Charles R. Davis. Charles R. Davis, Randall J. Asmo, a director of Casco, Daniel A. Splawn, the Vice President, Operations of Casco, Jeffrey A. Ross, the Chief Financial Officer and Secretary of Casco, and R.L. Renck & Co., Inc., an Illinois corporation (collectively, the "Davis Group"), and Melissa Davis, Robert Davis's wife, Dr. John Graver and Richard B. Fentin (collectively, the "Stockholder Group") will indirectly, through their ownership of Davis Holdings, own all of the equity of Casco after the merger. The Davis Group and the Stockholder Group are collectively referred to in this Proxy Statement as the "Continuing Stockholders."

- WHAT WILL HAPPEN TO MY COMMON STOCK IN THE MERGER? (SEE PAGE 23)

     Upon completion of the merger, each issued and outstanding share of Casco common stock, other than those shares held by Davis Holdings, will be converted into the right to receive $2.10 in cash, without interest, and Casco will no longer be a publicly held corporation.

- WHAT WILL HAPPEN TO MY WARRANTS? (SEE PAGE 23)

     Casco's warrants will remain outstanding after the merger, but the holders of the warrants, instead of receiving shares of Casco common stock, will only be entitled to receive $2.10 in cash for each share of Casco common stock they purchase upon exercise of the warrants.

- WHAT WILL HAPPEN TO MY STOCK OPTIONS? (SEE PAGE 23)

     Each vested and unvested option to purchase Casco common stock will be canceled and Casco will pay option holders an amount determined by multiplying the excess, if any, of $2.10 per share over the exercise price per share of such options.

- WHY WAS THE SPECIAL COMMITTEE FORMED? (SEE PAGE 8)

     The Continuing Stockholders will indirectly, through their ownership of Davis Holdings, own all of the outstanding shares of Casco common stock immediately following completion of the merger. Accordingly, our board of directors believed that a special committee of independent directors who are not officers or employees of Casco and who have no financial interest in the merger different from Casco stockholders generally, other than as Casco stock option holders, should be formed to eliminate any conflict of interest in evaluating, negotiating and recommending the merger and the terms of the merger agreement. The special committee independently selected and retained legal counsel and a financial advisor to assist it in its deliberations. It received an opinion from its financial advisor, Ambient Advisors, on which the special committee and the board of directors relied, that as of May 8, 2001, the $2.10 per share you will receive in the merger is fair to Casco's unaffiliated stockholders from a financial point of view.

- HAS THE SPECIAL COMMITTEE CONCLUDED THAT THE MERGER IS FAIR TO CASCO'S UNAFFILIATED STOCKHOLDERS? (SEE PAGE 11)

     Yes. The special committee has determined that the merger is fair to Casco's unaffiliated stockholders.

- HAS THE CASCO BOARD OF DIRECTORS DETERMINED THAT THE MERGER IS FAIR TO CASCO'S UNAFFILIATED STOCKHOLDERS? (SEE PAGE 11)

     Yes. The board of directors has determined that the merger is fair to Casco's unaffiliated stockholders.

- HAVE THE MEMBERS OF THE DAVIS GROUP AND THE BUYER DETERMINED THAT THE MERGER IS FAIR TO CASCO'S UNAFFILIATED STOCKHOLDERS? (SEE PAGE 22)

     Yes. The members of the Davis Group and the Buyer have determined that the merger is fair to Casco's unaffiliated stockholders.

- HOW WAS THE AMOUNT OF THE MERGER PRICE DETERMINED? (SEE PAGE 8)

     The per share merger consideration was determined based on the special committee's discussions with Ambient Advisors and negotiations between the special committee and Robert and Charles Davis. These discussions and negotiations resulted in the $1.87 per share acquisition price initially offered by Robert and Charles Davis being increased by approximately 12% to $2.10 per share.

- WHAT ARE THE SOURCES AND USES OF FUNDS FOR THE MERGER? (SEE PAGES 31 AND 32)

     The following table describes the sources and uses of funds for the merger:


Sources of Funds:
  Loan to Casco from Branch
     Banking & Trust Co. ...................................  $2,200,000
  Casco cash on hand........................................     303,127
                                                              ----------
          Total.............................................  $2,503,127
                                                              ==========
Uses of Funds:
  Payment for shares held by unaffiliated stockholders......  $1,953,672]
  David J. Richards -- special committee fees...............      15,000
  Rodney L. Taylor -- special committee fees................      10,000


     Payment to the following holders of options:

     Charles R. Davis.......................................  $   70,000
     S. Robert Davis........................................      35,000
     Jeffrey A. Ross........................................      15,750
     Daniel A. Splawn.......................................      15,650
     Randall J. Asmo........................................       7,000
     Michael P. Beauchamp...................................       7,000
     Rodney L. Taylor.......................................       7,000
     David J. Richards......................................       7,000
     Richard W. Terlau......................................       5,250
     Christopher G. Sotos...................................       1,400
     Jeffrey Scott Langkord.................................       1,400
     James E. Barr..........................................       1,400
     Maria Lania Kent.......................................       1,400
     Susan B. Campbell......................................       1,400
     Donald R. Costner......................................       1,400
     Paula G. Brackett......................................         350
     Thomas A. Hamrick......................................         700
     Karen A. Bolton........................................         700
     Roy Dean Kent..........................................         700
     Ginger D. Moss.........................................         175
     Sandra F. White........................................         175
     Melodi Hatcher Ross....................................         175
                                                              ----------

                                                                 181,025
  Payment to R.L. Renck & Co. after exercise of in-the-money
     warrant................................................      10,500
  SEC filing fees...........................................         430
  Payment of debt financing fees and expenses:..............      18,000
  Ambient Advisors, LLC -- compensation for financial
     advisory services......................................      50,000
  Payment of the following estimated legal fees and
     expenses:

     Moore & Van Allen PLLC, counsel to the Davis Group...  $   85,000
     Johnson, Blakely, et al, counsel to Casco............      95,000
     Porter Wright Morris & Arthur, LLP, counsel to the
       special committee..................................      25,000
                                                            ----------

                                                              $  205,000
Paying agent fees...........................................       3,500
Hausser & Taylor LLP -- accounting fees and expenses........       1,000
Bowne -- printing and mailing expenses......................      35,000
Miscellaneous Expenses......................................      20,000
                                                              ----------
          Total.............................................  $2,503,127
                                                              ==========


- HAS THE BOARD OF DIRECTORS RECOMMENDED THE MERGER? (SEE PAGE 11)

     Yes. The board of directors of Casco, on the recommendation of the special committee, has approved the merger and the Merger Agreement and voted to recommend that you vote "FOR" approval of the merger and the Merger Agreement.

- WHY IS THE BOARD OF DIRECTORS RECOMMENDING THAT I VOTE IN FAVOR OF THE MERGER AGREEMENT? (SEE PAGE 11)

     Casco's board of directors is recommending that you vote in favor of the Merger Agreement because it believes that the merger is a more desirable alternative for you than to have Casco continue to operate as a public company. In reaching this conclusion, Casco's board of directors, based on the recommendation of the special committee, considered, among other factors:

          - the special committee's and the board of directors' familiarity with, and presentations by Ambient Advisors with regard to, Casco's business and prospects and current economic and market conditions and the opinion of Ambient that $2.10 per share was fair to Casco's unaffiliated stockholders from a financial point of view;

          - the fact that $2.10 per share represents a premium of approximately 110% over the $1.00 closing sale price for Casco's common stock as traded on the Nasdaq SmallCap Market on December 8, 2000, the last trading day before Casco announced the initial offer to take Casco private by purchasing the shares of Casco's common stock held by unaffiliated stockholders at a price of $1.87 per share, and represents a premium of approximately 27% over the average closing sale price of the common stock on the last trading day prior to the May 8, 2001 board of directors meeting at which the merger was approved;

          - the possible loss of Charles Davis's services to Casco and the potential effect on Casco's stock price;

          - the special committee's and Casco's board's judgments in view of Casco's prospects, that it is unlikely that one or more strategic or financial acquirers would be willing pay a price for Casco that in present value terms would be as high as the $2.10 per share;

          - the fact that despite wide publication of the terms of the merger, Casco has not received any proposals or indications of interest from any other prospective buyer;

          - the alternatives available to Casco, and the possibility that if Casco remains a public corporation, because of a decline in the market price of Casco common stock or the stock market in general, the price received by the Casco stockholders in the open market or in a future transaction might be less than $2.10 per share.

- DID THE SPECIAL COMMITTEE RECEIVE ANY OFFERS FROM OTHERS TO ACQUIRE CASCO AT PRICES HIGHER THAN $2.10 PER SHARE? (SEE PAGE 11)

     No. Even though the proposed merger was well publicized Casco did not receive any offers or indications of interest from any other potential buyers following Casco's public announcement on December 11, 2000 of the Davises initial offer of $1.87 per share.

- WHAT ARE THE CONSEQUENCES OF THE MERGER TO PRESENT MEMBERS OF MANAGEMENT AND THE BOARD OF DIRECTORS? (SEE PAGE 30)

     It is expected that, in general, all members of Casco's current management will continue as management of Casco after the merger. Like all other Casco stockholders, members of management and the board of directors will be entitled to receive $2.10 per share in cash for each of their shares of Casco common stock, other than the shares owned by officers and directors who are continuing stockholders. Vested and unvested options held by management and the board of directors of Casco will be canceled and option holders will be paid an amount determined by multiplying the excess, if any, of $2.10 per share over the exercise price per share of these options whether or not these options are vested. Immediately after the merger, the Continuing Stockholders will own 100% of the common stock of Davis Holdings and Davis Holdings will own 100% of the outstanding common stock of Casco.

- IS THE MERGER SUBJECT TO THE SATISFACTION OF ANY CONDITIONS? (SEE PAGE 43)

     Yes. Before completion of the merger, certain closing conditions must be satisfied or waived. These conditions include, among others, obtaining required consents and approvals, adoption and approval of the Merger Agreement by a majority of the outstanding shares of Casco common stock, the accuracy of each party's representations and warranties, each party's compliance in all material respects with its respective obligations under the Merger Agreement, the absence of a material adverse change in Casco's business, and the absence of laws or governmental orders that would make the merger illegal or prohibit the consummation of the merger. If these conditions are not satisfied or waived, the merger will not be completed even if the stockholders vote to adopt and approve the Merger Agreement.

- WHEN DO YOU EXPECT THE MERGER TO BE COMPLETED? (SEE PAGE 39)

     Casco, Davis Holdings and Davis Acquisition intend to complete the merger as quickly as possible. If the Merger Agreement is adopted and approved at the special meeting, and the other conditions to the merger are satisfied or waived, the merger is expected to be completed promptly after the special meeting.

- CAN THE MERGER AGREEMENT BE TERMINATED PRIOR TO THE COMPLETION OF THE MERGER? (SEE PAGE 44)

     Yes. The parties may agree to terminate the Merger Agreement at any time before the merger is completed. In addition, the Merger Agreement may be terminated:

        - by either the Buyer or Casco if the merger has not been consummated on or before October 31, 2001. Both the Buyer and Casco have waived this condition;

        - by either the Buyer or Casco if the Casco board of directors or the special committee withdraws or modifies in a manner adverse to the Buyer its recommendation of the merger, or the Casco board of directors or the special committee recommends or resolves to recommend another acquisition proposal;

        - by the non-breaching party if the other party breaches any of its representations, warranties or covenants in the Merger Agreement;

        - by either Casco or the Buyer if there is any law that makes the consummation of the merger illegal or otherwise prohibited or if any order enjoining Casco and the Buyer from consummating the merger is entered and becomes final and nonappealable.

- WHAT HAPPENS IF THE MERGER AGREEMENT IS TERMINATED PRIOR TO THE COMPLETION OF THE MERGER? (SEE PAGE 44)

     Generally, if the Merger Agreement is terminated, there will be no liability on the part of Casco, or the Buyer or any of their affiliates, directors, officers, employers or stockholders. However, if the Merger Agreement is terminated because the special committee or the board of directors withdraws or modifies its approval or recommendation in a manner adverse to the Buyer, or recommends another acquisition proposal, Casco will pay to the Buyer an amount equal to the greater of 10% of the amount by which the fair market value of the consideration that would be received by the public stockholders under the acquisition proposal exceeds $2.10 per share, or $100,000 and Casco will reimburse the Buyer for its reasonable out-of-pocket expenses incurred with respect to the merger.

- WHAT WILL HAPPEN TO THE MARKET FOR CASCO'S COMMON STOCK AND WARRANTS AFTER THE MERGER? (SEE PAGE 23)

     At the effective time of the merger, trading in Casco's common stock and warrants on The Nasdaq SmallCap Market will cease and there will no longer be a public market for Casco's common stock and warrants. Price quotations for Casco's common stock and warrants will no longer be available and the registration of Casco's common stock and warrants under the Securities Exchange Act of 1934, as amended, will be terminated.

- WHAT ARE THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER? (SEE PAGE 35)

     The receipt of cash for shares of Casco common stock in the merger will be a taxable transaction for U.S. federal income tax purposes and also may be a taxable transaction under applicable state, local, foreign or other tax laws. You will recognize gain or loss equal to the difference between $2.10 per share and your tax basis for the shares of common stock that you owned immediately before completion of the merger. For U.S. federal income tax purposes, this gain or loss generally will be a capital gain or loss if you held the shares of common stock as a capital asset.

     TAX MATTERS ARE VERY COMPLICATED AND THE TAX CONSEQUENCES OF THE MERGER TO YOU WILL DEPEND ON THE FACTS OF YOUR OWN SITUATION. YOU SHOULD CONSULT YOUR OWN TAX ADVISOR FOR A FULL UNDERSTANDING OF THE TAX CONSEQUENCES OF THE MERGER TO YOU.

- WHEN AND WHERE IS THE SPECIAL MEETING? (SEE PAGE 26)

     The special meeting of Casco stockholders will be held at 10:00 a.m. local time on December 28, 2001, at 13900 Conlan Circle, Suite 150, Charlotte, North Carolina.

- WHO CAN VOTE ON THE MERGER AGREEMENT? (SEE PAGE 27)

     Holders of Casco common stock at the close of business on December 3, 2001, the record date for the special meeting, may vote in person or by proxy at the special meeting.

- WHAT VOTE IS REQUIRED TO ADOPT AND APPROVE THE MERGER AGREEMENT? (SEE PAGE 27)

     The Merger Agreement must be adopted and approved by the affirmative vote of at least a majority of the outstanding shares of Casco's common stock. As of the record date for voting at the special meeting, Casco had 1,774,186 shares of common stock outstanding. The merger is not subject to a vote of a majority of the unaffiliated stockholders. The Continuing Stockholders have agreed to vote their shares of Casco common stock in favor of the adoption and approval of the Merger Agreement. The Continuing Stockholders hold 842,930 shares of Casco common stock, constituting approximately 47.5% of the total number of issued and outstanding shares. In the event a majority of the shares held by stockholders do not adopt and approve the Merger Agreement, the merger will not be completed and the Merger Agreement will be terminated. The stockholders other than the Continuing Stockholders hold a total of 931,256 shares of Casco common stock.

- WHAT DO I NEED TO DO NOW? (SEE PAGE 26)

     You should read this proxy statement carefully, including the appendices accompanying this proxy statement and the documents incorporated by reference into this proxy statement, and consider how the merger affects you. Then, please mark your vote on your proxy card and date, sign and mail it in the enclosed, postage paid return envelope as soon as possible so that your shares can be voted at the special meeting.

- WHAT HAPPENS IF I DO NOT RETURN A PROXY CARD? (SEE PAGE 27)

     The failure to return your proxy card will have the same effect as voting against the Merger Agreement.

- MAY I VOTE IN PERSON? (SEE PAGE 28)

     Yes. You may attend the special meeting of Casco stockholders and vote your shares in person whether or not you sign and return your proxy card. If your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy from the broker, bank or other nominee.

- MAY I CHANGE MY VOTE AFTER I HAVE MAILED MY SIGNED PROXY CARD? (SEE PAGE 28)

     Yes. You may change your vote at any time before your proxy card is voted at the special meeting. You can do this in one of three ways. First, you can send a written notice to the Secretary of Casco at Casco's executive offices located at 13900 Conlan Circle, Suite 150, Charlotte, North Carolina 28277, stating that you would like to revoke your proxy. Second, you can complete and submit a new proxy card. Third, you can attend the meeting and vote in person. Your attendance alone will not revoke your proxy. If you have instructed a broker to vote your shares, you must follow the directions you receive from your broker to change those instructions.

- IF MY SHARES ARE HELD IN "STREET NAME" BY MY BROKER, WILL MY BROKER VOTE MY SHARES FOR ME? (SEE PAGE 28)

     No. Your broker will not be able to vote your shares without instructions from you. You should instruct your broker to vote your shares by following the procedures provided to you by your broker.

- SHOULD I SEND IN MY STOCK CERTIFICATES NOW? (SEE PAGE 28)

     No. After the merger is completed, you will receive written instructions for exchanging your shares of Casco common stock for a cash payment of $2.10 per share, without interest.

- WHAT RIGHTS DO I HAVE IF I OPPOSE THE PROPOSED MERGER? (SEE PAGE 36)

     If you do not vote in favor of the proposed merger and you fully comply with the applicable provisions of Section 262 of the Delaware General Corporation Law, you may have the right to require Casco as the surviving corporation of the merger to purchase your shares of Casco stock for cash at the fair value of those share as determined in accordance with Delaware law.

- WHO CAN HELP ANSWER MY QUESTIONS? (SEE PAGE 50)


     The information provided above in question and answer format is for your convenience only and is merely a summary of the information contained in this proxy statement. You should carefully read this entire proxy statement, including the appendices, the documents incorporated by reference and the documents which accompany this Proxy Statement. If you would like additional copies, without charge, of this proxy statement or if you have questions about the merger, including the procedures for voting your shares, you should contact:


     Casco International, Inc.
     13900 Conlan Circle, Suite 150
     Charlotte, North Carolina 28277
     Telephone: (704) 752-0119
     Attn: Jeffrey A. Ross, Secretary

                                   SPECIAL FACTORS

BACKGROUND OF THE MERGER

     During 1999 and the first several months of 2000, Charles Davis learned, based on informal conversations with several financial consultants, that Casco could not attract public or private equity capital to help finance the expansion of its business, principally because it did not have sufficient prospects for growth in revenues and profits. In addition, during this period, Charles Davis became increasingly aware of the competitive disadvantages facing Casco as a result of the financial information it was required to disclose as a public company. Charles Davis also knew that he had developed and/or managed several key customers of Casco who accounted for a significant portion of Casco's revenues and profitability. Despite his contributions to the financial success of Casco, Charles Davis owned a relatively small percentage of Casco's outstanding common stock and was earning substantially less than he believed he could earn as a sales representative for other companies.

     Based principally on these factors, in September 2000, Charles Davis informed S. Robert Davis, his father and the chairman of the board of Casco, that he was considering terminating his employment with Casco in order to pursue other opportunities. Upon learning of Charles' concerns about continuing his affiliation with Casco, Robert Davis discussed with Charles the possibility of joining together to make a proposal to convert Casco to a private company. Robert Davis proposed to structure the acquisition to significantly increase Charles' equity interest in Casco. Robert and Charles discussed, among other things, the advantages of operating a fulfillment company as a private entity and the disadvantages of continuing to operate as a public company, including Casco's inability to raise funds through the capital markets, the lack of liquidity in Casco's publicly traded common stock, Casco's depressed stock price and the likelihood that these conditions would not improve due to the short- and long-term economic outlook in the fulfillment industry.

     Based on these discussions, Charles decided that if he and his father could acquire control of Casco by purchasing the common stock held by unaffiliated stockholders, he would be willing to remain with Casco and commit his business time and effort to attempting to grow Casco's business as a private company. During the next two months, Charles Davis began to explore possible financing arrangements for a cash purchase of the stock of Casco held by unaffiliated stockholders. In early December 2000, the Davises retained counsel to advise them regarding their proposed transaction, the regulatory process that would be required for a "going private" transaction and possible structures for such a transaction. The Davises' discussions with their counsel led them to conclude that a cash merger was the most desirable structure because it involved a single transaction that required approval by only a majority of Casco's outstanding shares and it also afforded Casco's unaffiliated stockholders dissenters' rights under Delaware law if they believed the cash merger price did not represent fair value for their shares.

     On December 11, 2000, Robert Davis and Charles R. Davis sent a letter to the board of directors of Casco proposing to merge Casco with an acquisition entity owned by them. Under the terms of the proposal, each share of Casco's outstanding common stock, except for the shares owned by the Davises, would be converted into the right to receive $1.87 per share in cash. Also, under the terms of the December 11, 2000 offer, all optionholders would receive cash equal to the excess, if any, of $1.87 per share over the exercise price of their options and all options would be cancelled.

     The Davises initially proposed a cash price of $1.87 per share based on their understanding of industry conditions at that time, Casco's uncertain business prospects and their different views regarding the value of Casco. Each of them understood that they would have to offer a premium over recent trading prices for Casco's common stock in order to complete the proposed merger transaction. Charles Davis believed that the Davises should initially offer $1.75 per share. Robert Davis believed that the initial offer should be $2.00 per share. The Davises were unable to agree on either price and decided they would offer the average of $2.00 and $1.75 and initially propose a cash price of $1.87 per share which represented the median between the two prices they each considered proposing to Casco's board.

     On December 11, 2000, the board of directors of Casco met to consider the proposal. Because the Davises were members of the board of directors, the board resolved to appoint a special committee of the board, containing only independent directors, to consider the proposal. The board members other than the Davises are David J. Richards, Rodney L. Taylor, Michael Beauchamp, Randall J. Asmo, and Phillip M. Shasteen. Mr. Asmo was not considered for membership on the special committee because he is employed by a company controlled by the Davises. Mr. Shasteen was not considered for the special committee because he is a shareholder of the law firm that has represented Casco for several years. Although Messrs. Richards, Taylor and Beauchamp will all receive payment from Casco in the merger for options held by them, the board believed that a two-person committee was sufficient and most economical. Accordingly, the board appointed David J. Richards and Rodney L. Taylor to the special committee and appointed Mr. Richards Chairman of the special committee. The special committee retained Porter, Wright, Morris & Arthur LLP to serve as legal counsel to the committee.

     The special committee contacted Ambient Advisors, LLC ("Ambient") and two other investment banking firms regarding their interest in serving as a financial advisor to the special committee and ability to assess the fairness of the proposed transaction, from a financial point of view, to the unaffiliated stockholders of Casco. Representatives of the special committee reviewed the qualifications of the firms, and had numerous telephone interviews with them regarding the scope of their services and estimated fees. After reviewing and discussing this information, the special committee unanimously selected and engaged Ambient to provide financial advisory services to the special committee to assist it in evaluating the Davises' proposal. Ambient agreed to render its opinion with respect to the fairness, from a financial point of view, to the unaffiliated stockholders of the consideration to be received in the proposed transaction, if Ambient could satisfy itself as to the fairness of that consideration. The special committee selected Ambient as its financial advisor based on the experience of its principals in performing business valuation and other investment banking services, its willingness to commence and complete its work promptly, and its fee arrangement, which the special committee considered to be fair and reasonable based on the dollar value of the proposed transaction.

     The special committee met with its legal advisor and Ambient on February 14, 2001. At the meeting, Ambient orally advised the special committee that:

          - the $1.87 price per share offered for the proposed transaction represented a substantial discount from Casco's $2.41 tangible net book value per share at December 31, 2000;

          - it would be difficult to support a fairness opinion at $1.87 per share given a preliminary analysis of reasonable price/earnings ratios and EBITDA multiples (free cash flow) generated from Casco's operations, and estimated liquidation value; and

          - it would be difficult to conclude, based upon the preliminary review, that the $1.87 per share price was fair to the unaffiliated stockholders of Casco.

     At the meeting, Mr. Richards noted that although the proposed transaction had been well-publicized, there had been no inquiries from any other persons or entities expressing an interest in a possible acquisition transaction with Casco. The special committee agreed that, because of the depressed state of the stock market, it was unlikely that another buyer for Casco could be found even if a marketing effort were to be made. The special committee agreed that such a marketing effort would take several months to complete and would involve additional expense to Casco. Based on the members' knowledge of the industry and the stock market, the special committee believed that the absence of any indication of interest from prospective buyers inferred that a protracted market survey for a buyer was unlikely to produce any positive results. In addition, the special committee was concerned that a protracted market survey could jeopardize Charles Davis' continued employment with Casco and that the Davises might withdraw their offer to acquire Casco if the proposed transaction was delayed for an indefinite period of time. Because the special committee believed the unlikely benefits of a market survey were outweighed by the risks of losing Charles Davis and the Davises offer, the special committee decided not to actively solicit indications of interest from unrelated third parties and to focus their efforts on negotiating a higher price from the Davises. Moreover, since the proposed transaction was well publicized and the Company was free to consider and accept competing offers, the special committee believed that the Company's method of proceeding with the proposed transaction was procedurally fair to the Company's unaffiliated stockholders.

     The special committee agreed to attempt to negotiate a higher price with the Davises that would lead to the stockholders receiving a higher price per share than currently offered. Mr. Richards agreed to discuss the matter with the Davises.

     After the special committee on February 14, 2001, Mr. Richards had a telephonic conference with the Davises in which he stated that the special committee believed that the price per share being offered was too low. The Davises agreed to take the matter under advisement. Over the next few days the Davises discussed a possible increase in the price. On February 28, 2001, the Davises sent another letter to the special committee, amending their previous offer to increase the price per share to $2.10, provided that the special committee would recommend that the stockholders approve the transaction.

     The Davises were willing to increase their offer to $2.10 per share in order to propose a price that they believed could be financed without jeopardizing Casco's financial viability and that would be high enough to enable the special committee's financial advisor to conclude that it was fair to Casco's unaffiliated stockholders from a financial standpoint.

     On March 1, 2001, the special committee met with its legal and financial advisors to discuss the revised offer. Ambient reported that it had prepared a further valuation analysis of Casco since the last meeting. Ambient stated that it had found a number of public companies selling for less than their net tangible book value per share, and even some that were selling for a price less than their cash on hand per share. Ambient concluded by stating that based upon its analysis, Ambient was prepared to conclude that $2.10 per share would be a fair price to Casco's unaffiliated stockholders, and that it is questionable whether such a price could be achieved by them in the market at any time in the foreseeable future in the absence of the Davises' buyout proposal.

     Ambient then reviewed with the special committee a summary of observations, market trading comparable analysis, discounted cash flow valuation analysis, mergers and acquisitions comparables analysis, adjusted book value analysis, and theoretical leveraged buyout feasibility analysis. Ambient summarized his methodology and conclusions with respect to each of these analytic approaches.

     With respect to the selection of comparable companies, Ambient stated that it had classified Casco in the "management services" sector and had selected as comparables companies in this sector, including several with an Internet component. Ambient explained that this was relevant because of opportunities that have been identified for Casco in the e-commerce fulfillment business.

     With respect to its discounted cash flow analysis, Ambient observed that an investor in a business such as Casco's would expect returns in the range of 20%-22% and a terminal exit value of 4x free cash flow, leading to a per share value of $2.70 per share, $2.35 per share and $1.23 per share, based on high, middle and low revenue projections, respectively, depending upon the earnings multiple chosen.

     The special committee observed that increasing layoffs at Casco's larger customers could have a dramatic adverse effect on Casco's business, as well as the whole employee awards market, and that the loss by Casco of a single key account could turn Casco from profitable to unprofitable. Based upon current market conditions, the special committee believed and advised Ambient that it was unlikely that Casco's revenues would grow in the foreseeable future, and could very well decline, given conditions in the economy. Given this fact, Ambient advised the special committee that its analysis would suggest a value in the low to middle portion of the range.

     Ambient then explained a mergers and acquisitions analysis, an adjusted balance sheet analysis, and a leveraged buyout analysis. With respect to the adjusted balance sheet analysis, Ambient observed that the goodwill carried on Casco's balance sheet from prior acquisitions should be removed, and that the fair market value of its real estate in Shelby, North Carolina would not likely exceed its cost. Ambient stated that an appraisal was obtained several years ago at $3 million, but given the current market in Shelby, and the fact that the building is a special purpose building, it would question whether this appraisal is still valid.

     Ambient stated that the leveraged buyout analysis is intended to determine what a financial buyer would likely pay for Casco in a leveraged buyout, representing a practical floor on the possible range of values of Casco. Ambient observed that if Casco lost a key account, financing for a leveraged buyout would not be available. Moreover, Casco's current cash flow would not permit a financial buyer to obtain financing comparable to that being obtained by the Davises without personal guaranties and/or additional collateral and there would not be enough cash flow coverage in the early years to cover debt service on a comparable loan. Mr. Richards observed that Charles R. Davis had indicated that he would likely terminate his employment if another group were to control Casco and therefore a financial buyer in a leveraged buyout would have to replace Charles R. Davis with a sales staff, and that prior efforts to move Mr. Davis' sales functions to other sales personnel had proven to be unsuccessful. Consequently, he felt that there would be little prospect for growth in revenues if Charles R. Davis did not remain involved in sales.

     Ambient stated that it was questionable whether Casco's stock price would perform as well as the Nasdaq as a whole, and concluded that if the stockholders were to reinvest the $2.10 offered for their shares in a Nasdaq index, they would likely experience better returns than if they were to remain invested in Casco. Given Casco's thin margins, Ambient advised the special committee that it questioned whether, in the event of a near term reversal of the decline in Nasdaq, Casco's stock price would experience a similar reversal.

     Mr. Richards stated that he had received calls from several significant stockholders, and believed that most would consider $2.10 per share to be a fair price for their shares. The special committee did not conduct an active survey of the market, and believes that such a survey is not required. Mr. Richards stated that he had requested several large stockholders to advise him if they became aware of anyone potentially interested in offering more than the $1.87 originally offered, but no one had contacted him.

     Ambient was not asked to solicit offers to purchase Casco, but neither Ambient nor any of the members of the special committee were aware of any third party expressions of interest in discussing a possible transaction for control of Casco.

     Ambient concluded the presentation by stating that, based upon its analysis, Ambient was prepared to deliver an opinion to the special committee and Casco's board of directors that the $2.10 price per share offered in the proposed transaction is fair to the unaffiliated stockholders of Casco from a financial point of view.

     The special committee, with the advice of its independent legal advisor, reviewed the terms and conditions of the proposed merger agreement. Based upon the discussion, counsel was instructed to discuss several changes to the proposed agreement with counsel to Casco, including revisions to Casco's representations and warranties, limitations on Casco's ability to consider competing offers, and the payment of fees and expenses in the event of termination of the agreement by Casco. The special committee insisted that in order for the process to be procedurally fair, the Merger Agreement not preclude the special committee and the Casco board from considering and recommending competing proposals should they be presented as a result of the publicity of the Davis Group's proposal. Substantially all of the proposed revisions were accepted by Casco and the Davises and incorporated into the final Merger Agreement.

     On May 8, 2001, a special meeting of the board of directors was held. At the special meeting, Ambient reviewed the fairness opinion it had prepared for the transaction. The special committee unanimously approved and recommended to the board that the board approve the transaction. The directors were provided with a copy of the fairness opinion. Based upon the recommendation of the special committee, the board approved the transaction and Merger Agreement. S. Robert Davis, Charles R. Davis and Randall J. Asmo abstained from voting.

DETERMINATIONS AND RECOMMENDATIONS OF THE SPECIAL COMMITTEE AND THE CASCO BOARD OF DIRECTORS; FAIRNESS OF THE MERGER

     The special committee unanimously adopted Ambient's analysis and findings and determined that the terms of the merger, the Merger Agreement and the transactions contemplated thereby were fair to Casco's unaffiliated stockholders and unanimously recommended to the Casco board that the merger, the Merger Agreement and the transactions contemplated thereby be considered by the Casco board for its approval and adoption. Following its receipt of the special committee's determination, Ambient's analysis and findings were adopted by the Casco board, and the Casco board resolved that the terms of the merger, the Merger

Agreement and the transactions contemplated thereby are advisable and fair to Casco's unaffiliated stockholders and determined to approve and adopt the merger, the Merger Agreement and the transactions contemplated thereby. S. Robert Davis, Charles R. Davis and Randall J. Asmo abstained from voting. Accordingly, the board of directors recommends that the Casco stockholders vote FOR approval of the merger, the Merger Agreement and the transactions contemplated thereby at the special meeting.

     Reasons For The Special Committee's And The Boards' Recommendations. In reaching their decisions to approve and adopt the merger, the Merger Agreement and the transactions contemplated thereby, and in making their respective recommendations, the special committee and the Casco board considered a number of material factors, which each of them considered as positive, negative or neutral from a fairness standpoint.

  Positive Factors In The Determination

        - The increase in the price per share to $2.10, which represented an increase of approximately 12% from the $1.87 per share initially offered by the Davises.

        - The fact that the price of $2.10 per share represented a 110% premium over the closing sale price of Casco common stock on December 8, 2001, the last trading day prior to issuance of Casco's December 11, 2000 press release announcing the receipt of the Davis' initial offer of $1.87 per share and a 27% premium over the closing sale price of Casco common stock on the last trading day prior to the May 8 board of directors meeting at which the merger was approved.

        - The special committee's and the Casco board's capability to assess the fairness of the merger consideration and the merger transaction based on their familiarity with, and presentations by Ambient, regarding the business, operations, properties and assets, financial condition, competitive position, business strategy and prospects of Casco (as well as the risks involved in achieving those prospects), and the current environment in which Casco competes, and current industry, economic and market conditions, both on an historical and on an on-going basis.

        - The fact that the special committee retained and received advice from independent legal counsel and an independent financial advisor in negotiating the price of $2.10 per share and evaluating the terms of the Merger Agreement.

        - The financial presentations made by Ambient at the March 1, 2001 meeting of the special committee and at the board of directors' May 8, 2001 meeting;

        - The opinion of Ambient, delivered on May 8, 2001, that, as of such date, the merger consideration to be received by the Casco stockholders pursuant to the Merger Agreement was fair to Casco's unaffiliated stockholders from a financial point of view. The special committee and the Casco board relied on the financial analysis of Ambient, which included an overall outlook for Casco, an analysis of the stock market performance and market trading for comparable companies, a discounted cash flow analysis, a mergers and acquisitions comparable transactions analysis, and an adjusted book value/liquidation analysis, all of which, as a whole, led the special committee and the Casco board to conclude that the consideration offered to unaffiliated stockholders constitutes fair value.

        - The fact that the merger consideration is all cash, which provides certainty of value to the Casco stockholders.

        - The fact that a transaction could be structured with the Davises to enable Casco's unaffiliated stockholders to realize $2.10 per share without Casco losing the services of Charles Davis. The special committee and the board believed that the loss of his services would have adversely affected Casco's results of operations with the associated risk that Casco's stock price would fall below the low and high bid prices of $0.86 to $1.63 per share that prevailed in the fourth quarter of 2000.

        - The absence of any likelihood in the special committee's and Casco's board's judgments that one or more strategic or financial acquirers would be willing to pay a price for Casco stock or its assets that in present value terms would be as high as the merger consideration to be received by Casco's unaffiliated stockholders pursuant to the Merger Agreement due to Casco's limited prospects.

        - The special committee and the Casco board considered Casco's book value, and agreed with Ambient's conclusion that Casco's book value should be adjusted to reflect the single-use nature of its facility in Shelby, North Carolina and believe that Casco's liquidation value is likely to be substantially below $2.10 per share.

        - The special committee and the Casco board believed that, at the time of their respective meetings, Casco's going concern value exceeded the current trading price of the Casco common stock, and that the going concern value is fairly reflected in the merger consideration.

        - The absence of at least preliminary inquiries from any interested buyers during the 5 month period from the date of the initial announcement of the Davis' offer and the special committee and board meetings in May 2001. Despite wide publication of the terms of the merger, neither Casco nor any member of the board received any proposals or indications of interest from any other prospective purchaser. Notwithstanding Ambient's belief that strategic buyers would be reluctant to break up a management-led buyout, the special committee and the board believed that a buyer seriously interested in acquiring Casco would have contacted Casco or a member of the board and noted that the Merger Agreement permits the Company to consider competing offers and to negotiate with other interested parties and permits the special committee and the Casco board to recommend another acquisition proposal if the Company pays a termination fee considered by the special committee and the board to be reasonable in amount.

        - The limited alternatives available to Casco, and the possibility that if Casco remained a public corporation, because of a decline in the market price of Casco common stock or the stock market in general, the price received by the Casco stockholders in the open market or in a future transaction might be less than the merger consideration to be received by the Casco stockholders pursuant to the Merger Agreement.

  Negative Factors In The Determination

        - The fact that the unaffiliated stockholders would not have the opportunity to participate in the potential long-term success of Casco.

  Neutral Factors In The Determination

        - The historic prices of Casco's common stock because of the volatility of the bid prices during the 12 month period ended December 31, 2000. During that period, the bid prices for Casco's common stock ranged from a high of $5.84 to a low of $0.875. As Ambient noted in its analysis, the rise in Casco's stock price to its 52-week high of $5.84 was significantly influenced by the perception that Casco had a large market opportunity to provide fulfillment services to the growing e-commerce Internet market. Because Casco has abandoned its efforts to enter that market, the historic bid prices were not considered an accurate reflection of market value.

        - The average price paid by S. Robert Davis for Casco stock during the first and second quarters of 2000 was considered a neutral factor for the same reason set forth in the immediately preceding bullet point.

        - The lack of a market survey because of the special committee's and board's belief that a market survey was unlikely to reveal a potential buyer and the concern that a protracted market survey could jeopardize Charles Davis' continued employment with Casco and that the Davises might withdraw their offer to acquire Casco if the proposed transaction was delayed for an indefinite period of time. The circumstances surrounding the Davises' offer, including the uncertainty of Charles Davis' employment with Casco and the Davises guaranty of the acquisition debt, the Casco board and the special committee did not believe that a search for other strategic alternatives or an active solicitation of indications of interest from independent third parties to purchase Casco would contribute to the fairness of the transaction to Casco's unaffiliated stockholders.

     The foregoing discussion of the factors considered by the special committee and the Casco board is not intended to be exhaustive. In determining whether the terms of the merger, the Merger Agreement and the transactions contemplated thereby were fair to Casco's unaffiliated stockholders, the Casco board and the special committee determined that, because of the factors described above and because the Casco unaffiliated stockholders have appraisal rights under Delaware law, the transaction is procedurally fair without a requirement that it be approved by Casco's unaffiliated stockholders. In view of the variety of factors considered in connection with their evaluation of the merger, the Merger Agreement and the transactions contemplated thereby, the special committee and the Casco board did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching their respective determinations. The special committee and the Casco board considered all the factors as a whole in reaching their respective determinations. In addition, individual members of the special committee and the Casco board may have given different weights to different factors.

SUMMARY OF THE FINANCIAL ADVISOR'S FAIRNESS ANALYSES

     On May 8, 2001 Ambient rendered its oral and written opinion to the special committee and to the board, that as of such date the consideration to be received by the unaffiliated stockholders of Casco in the merger was fair from a financial point of view to the unaffiliated public stockholders of Casco. No limitations were imposed by the special committee on the scope of Ambient's investigation or the procedures to be followed by it in rendering its opinion. Ambient did not determine the form or amount of consideration to be offered to stockholders in the merger which was agreed to as a result of negotiations between the special committee and the Davises.

     THE FULL TEXT OF AMBIENT'S WRITTEN OPINION TO THE SPECIAL COMMITTEE AND TO THE BOARD OF DIRECTORS WHICH SETS FORTH ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN IN CONNECTION WITH THE OPINION IS ATTACHED HERETO AS APPENDIX C AND IS INCORPORATED HEREIN BY REFERENCE. THE FOLLOWING SUMMARY OF AMBIENT'S OPINION IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION. AMBIENT'S OPINION IS DIRECTED ONLY TO THE FAIRNESS OF THE CONSIDERATION TO BE RECEIVED BY THE UNAFFILIATED STOCKHOLDERS OF CASCO IN THE MERGER FROM A FINANCIAL POINT OF VIEW, AND HAS BEEN PROVIDED FOR THE USE OF THE SPECIAL COMMITTEE AND THE BOARD IN THEIR EVALUATION OF THE MERGER AND DOES NOT ADDRESS ANY OTHER ASPECT OF THE MERGER.

     In arriving at its determination of the fairness from a financial point of view of the cash price per share, Ambient completed a number of traditional valuation analyses and additional types of analyses and qualitative judgments that it deemed to be relevant. However, Ambient advised the special committee and the Casco board that certain traditional valuation analyses were not likely to be definitive or be directly relevant for a variety of reasons including the lack of clear comparability of Casco to other companies. Additionally, Ambient noted that the proposed merger transaction was being evaluated in the context of a period of high volatility for small capitalization companies and a significant drop in stock market price for many companies of Casco's size in a wide variety of industries. Finally, Ambient advised the special committee and the board that its determination of fairness was not based on the possibility of the unaffiliated stockholders gaining the maximum price theoretically or practically possible. Rather, its determination of fairness was based on consideration of the overall reasonableness of the price offered in the merger with reference to a variety of quantitative and qualitative factors and the time frame of the merger proposal and Ambient's analyses.

     The preparation of a fairness opinion and the related analysis is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analysis or of the summary set forth below, without consideration of the analysis as a whole, could create an incomplete view of the processes underlying the determination of fairness.

     Ambient characterized its areas of analysis as follows: overall company outlook, stock market price performance and market trading comparables analysis, mergers and acquisitions and comparable transactions analysis, discounted cash flow analysis, adjusted book value/liquidation analysis, and theoretical leveraged buyout analysis. The highlights of Ambient's analysis and observations with respect to each of these areas are presented below.

     Overall Company Outlook. Ambient began its assignment with a due diligence process focusing on Casco and its current industry setting. Ambient met with key management executives and discussed Casco and its prospects in detail, visited key Casco locations and reviewed a wide and detailed range of public and private/confidential Casco information. This information included historical and projected financial information, management presentations regarding alternative business strategies and prospects, key customer accounts by size and year, schedules of inventory and owned assets and substantial additional information regarding Casco's assets and liabilities and its business prospects. All of these business elements were discussed and clarified with management and in some cases with knowledgeable board members. Ambient observed and called to the special committee's and the Casco board's attention the following key points of its due diligence as they specifically related to Ambient's fairness analysis:

          - The overall market for the "awards program management" industry was likely not to grow significantly over the next 12 to 18 months and might actually decline in real size terms due to changes in the market and general slow growth to recession biased trends in the U.S. economy;

          - Management's estimate that the current market size of the industry is approximately $600 million in annual sales;

          - The awards program management industry is highly fragmented, but is relatively highly concentrated with respect to companies serving the relatively larger size customers (primarily accounts over $250,000). Casco focuses primarily on smaller accounts between $50,000 and $250,000. As a practical matter, however, Casco believes that it can profitably serve these larger companies given its commitment to the required infrastructure and sales efforts required to serve these companies. Major competitors in Casco's market segment include O. C. Tanner, Jostens, Robbins and Tharpe. Each of these competitors has established positions in the market place and has resources substantially greater than Casco. Management believes that it ranks 5th in its industry by sales volume and has almost the same sales as the 4th ranked competitor, but only 10% of the sales volume of the largest competitor. However, none of these competitors are publicly owned, and thus competitive financial and other information is very limited;

          - The business is largely a personal relationship business and loyalties are often tied to the salesperson in charge of account management, typically the company president in smaller companies in the industry. It was Ambient's view, confirmed by members of Casco's board very familiar with Casco, that Casco's profitability and prospects were meaningfully dependent on Casco's current president, Charles R. Davis, who has developed and/or manages many of Casco's key accounts. Many medium and smaller size customers expect to have their account relationship with the CEO or president of the awards management company. This factor limits the "scalability" of Casco and its ability to rapidly build an effective sales force and grow; and

          - Casco has over 3,500 customer accounts and this offers it some degree of diversification. However, two customers together account for over 10% of sales and the loss of these accounts could drive Casco into a loss position.

     Stock Market Performance And Market Trading Comparables Analyses. Ambient observed that the cash price of $2.10 per share was significantly (about 65%) below the 52 week high for Casco's stock. However, Ambient's analysis of similarly sized companies suggested that this fact was not unusual. Additionally, over the 12-month time period preceding March 1, 2001 the NASDAQ index had declined by over 50%. In addition, management and certain board members advised Ambient that they believed that the rise in Casco's stock price to its 52-week high of $5.84 was significantly influenced by the perception that Casco had a large market opportunity to provide fulfillment services to the growing e-commerce Internet business that lacked sufficient infrastructure, skills and scale of business to do its own fulfillment. The rapid decline in the perceived opportunity due to the "dot-com" crash of 2000 was believed by Casco management to have contributed to the decline in Casco's stock. Management and certain board members believe that the fulfillment business offered a more scalable business opportunity, which could significantly contribute to Casco's sales volume and profitability.

     Ambient compared the historical financial, operating and stock market performances of ten publicly traded companies that it considered relevant with the same data for Casco. As noted earlier, there are no public companies in Casco's business, so no direct comparable companies were available to Ambient in completing its analyses. Ambient selected the ten comparables from well over 100 companies with total market values of less than $50 million that were in the "management services" or "business services" sectors. No company conducted the same type of business as Casco. In fact, the comparable companies ranged widely in type of service offered. Nevertheless, they each represented comparable "investment opportunities" to investors. Five of the companies conduct business in a range of traditional "outsourcing" services while five companies offer outsourcing and consulting services related to "e-commerce" and "new economy" activities. These e-commerce and related companies were included since these types of services represent "new economy" business services related to certain Casco business opportunities and its core skills, and also represent small market value companies whose stock prices over the past year, like Casco's, were influenced by strongly positive perceptions, at that time, of their opportunities to serve the Internet and new economy businesses.

     The ten companies with their ticker symbols and summary business descriptions are presented below.

     Casco Comparable Company Descriptions. Set forth below are brief descriptions of the business of the companies comparable to Casco.

          Management Service Comparables:

           - ABLEST CORP. (AMEX: AIH) -- Provides temporary and contract staffing solutions to businesses in the clerical, light industrial and technology professional sectors.

           - BARRETT BUSINESS SERVICES (NASD: BBSI) -- A leading human resource management company that provides comprehensive outsourced solutions addressing a broad array of employment-related issues for businesses of all sizes.

           - ON SITE SOURCING (NASD: ONSS) -- Provides digital imaging, document management, litigation reprographics services and facilities management to law firms, corporations, non-profit organizations, accounting firms, financial institutions and other organizations throughout the East Coast.

           - AMERICAN PHYSICIANS GROUP (NASD: AMPH) -- Through its subsidiaries, it provides services that include management of malpractice insurance companies, and brokerage and investment services. Also the company provides environmental consulting and engineering services.

           - HEADWAY CORPORATE RESOURCES (AMEX: HEA) -- Leader in human resource management and advisory services. Offers a wide range of services, including temporary, permanent, contract and technology staffing, as well as executive search and management and strategic consulting. Offices in the United States, the United Kingdom & Asia.

          Business Services Comparables:

           - PFS WEB (NASD: PFSW) -- An eBusiness enabler providing advanced Internet, data, and voice connectivity, technical support and application hosting services to the mid-size business market.

           - STONEPATH GROUP (AMEX: STG) -- Actively engages in building a network of technology-driven businesses that leverage the Internet to increase operational efficiencies. The Group offers strategic consulting, finance, marketing and public relations, operations, recruiting and technology.

           - ASCENDENT SOLUTIONS (NASD: ASDS) -- Offers software and service solutions that enable Internet retailers and direct marketing businesses to outsource their order management and fulfillment operations.

           - ALLIN CORP. (NASD: ALLN) -- A provider of technology consulting and systems integration services oriented around practices meeting customer needs for infrastructure, business operations, and electronic business services.

           - TOWNE SERVICES (NASD: TWNE) -- A provider of services and products that process sales and payment information and related financing transactions for small businesses and banks in the United States.

     The stock market price performance and market trading comparables analysis resulted in the following salient points that were noted as reference points in the determination of fairness:

        - Casco had the smallest market value of equity of the comparables group and thus, in Ambient's opinion, was the least likely to ever attract meaningful institutional investor support.

        - All ten companies experienced drastic declines in their market values of equity from their 52-week highs. Stock market prices on March 1, 2001, the date that Ambient first informed the special committee of its determination of fairness were only 3% to 63% of their 52-week highs. The range for the outsourcing "management services" companies was 40% to 63% of their 52 week highs, while the "new economy" business services sector stocks declined even further with prices ranging from 3% to 31% of their 52-week highs. The cash merger price for Casco was 36% of its 52-week high.

        - Many of the key traditional "market trading multiples" comparisons yielded no conclusive indicators that could be applied to Casco. For example, results of the Enterprise Value/Earnings Before Interest, Taxes, Depreciation and Amortization ("EBITDA") multiples ranged widely and generally represented low multiples. (Enterprise Value is the market value of all equity plus net debt.) All of the "new economy"-related companies reported EBITDA losses, so no ratios of this type could be calculated for this group. The management services companies had Enterprise Value/EBITDA ratios ranging from 1.13 to
          4.38. These ratios represent depressed stock market values based on EBITDA ratios normally accorded such companies and, in Ambient's opinion, reflect a new market reality of a significant number of small capitalization stocks lacking meaningful stock trading volume and institutional ownership. For Casco, the cash merger price represented a ratio of 2.50.

        - A further measure of the depressed state of the comparable companies was revealed in the Stock Price to Tangible Book Value ratios for the comparison group. Only two of the ten companies sold for more than tangible book value. The range of the ten companies was a 73% discount to a 74% premium. The cash merger price of $2.10 per share represents a 13% discount from Casco's tangible book value as of December 31, 2000, placing it within the range for the management services companies and significantly higher than the same ratio for the new economy related companies which sold for less than 50% of tangible book value. Several companies sold at a discount from cash value per share.

     Ambient advised the special committee that the determination of fairness of the cash merger price should not be based on Casco's 52-week high stock price. Ambient observed that, in the current market environment, there were no assurances that Casco would regain its 52-week high in the near future. At the same time, a buyout offer at a significant reduction from its 52-week high could be considered fair given the market environment. The proposed merger also offered the unaffiliated stockholders full liquidity for their shares and an opportunity to reinvest in other equally attractive or more suitable stocks or other investments.

     Discounted Cash Flow Analyses. A traditional valuation approach that acts primarily independent of values in the stock market is the discounted cash flow analysis. This methodology is based on a projection of the subject company's free cash flow for some specified time in the future, typically three to five years, and its terminal value, which is typically a multiple of the free cash flow achieved at the end year of the projection period employed. The latter measure approximates the "exit value" of the ownership of the company.

     The discounted cash flow value approach is highly dependent on several key variables: the year by year projections of company free cash flow, the discount rate employed, and the multiple chosen for the terminal value. (For the purpose of this analysis, free cash flow is defined as net income after taxes plus depreciation and amortization, less required increases in working capital, required capital expenditures, and required principal payments on company debt.)

     In calculating Casco's value per share using the discounted cash flow approach, Ambient used three sets of yearly cash flows for 2001-2003, which represented a range of high, low and "expected" (medium) operating results. The basis for calculating value in each case was projected information provided by Casco, as previously presented to and reviewed by its board of directors. The key operational variable in these projections was the rate of sales growth while operating margins were held constant. Management and the board of directors advised Ambient that they believed (based on their view of the base business, historical results and trends in the industry) that flat sales for the projection period represented the medium or most likely case, while a 5% annual sales growth represented the upside case. A "downside scenario" was also employed based on projections previously presented and reviewed by Casco's board. This scenario was based on the loss of a key account(s) that resulted in a loss of approximately $2 million in annual sales.

     Ambient also constructed its discounted cash flow analyses to yield a matrix of possible values using a range of discount rates ranging from 16% to 22% and terminal multiple ratios of 3 to 6 times 2003 EBITDA. Ambient noted that the average annual return for the Standard and Poor's 500 Stock Index for the period of 1991-2000 was 14.8%. Ambient further noted in its discount rate analysis that Casco investors would demand and would be entitled to a rate of return substantially in excess of 14.8% due to the higher business risk, higher volatility and lower liquidity associated with an investment in Casco. Ambient believed therefore that 16% to 22% represented a reasonable range of appropriate discount rates for an investment in Casco, but advised the special committee that as a practical matter, a 20% to 22% discount rate would be most appropriate.

     Terminal value exit multiples of free cash flow employed in this analysis were 3 to 6 times 2003 free cash flow. Ambient advised the special committee and the board of directors that 4x cash flow represented the most appropriate multiple rate and noted that, since sales in this industry were often highly related to personal relationships, an even lower multiple could be justified. In Ambient's opinion, a potential acquirer of all of Casco's capital stock was likely to substantially discount income projections in its acquisition analysis since it would very likely expect to lose sales if any key sales/relationship person left the company or was not given the proper incentives.

     The most appropriate key variables were then selected by Ambient to be a 22% discount rate and a 4x free cash flow terminal multiple. Using these variables, Ambient's discounted cash flow analysis yielded the following valuation per share results for the high, low and most likely operating scenarios:

Most Likely Case:.........................................  $2.35 per share
High Case:................................................  $2.70 per share
Low Case:.................................................  $1.23 per share

     Mergers And Acquisitions Comparable Transactions Analysis. An additional valuation methodology used in situations similar to the merger is the analysis of comparable acquisitions. To employ this analysis Ambient searched a variety of sources to identify transactions that could be considered comparable. The key parameters for this search were acquired companies in the business services sector with total transaction values under $75 million. This search yielded a group of five transactions as presented below:

                                                                                      TRANSACTION
ACQUIRER                        ACQUIREE          BUSINESS DESCRIPTION       DATE    TYPE/APPROACH
--------                   -------------------  -------------------------  --------  -------------
American Employers Group   Novacare Employee    Provides a comprehensive   1/15/98   Private Stock
                             Services Inc       management system to
                                                medium sized businesses
Lason, Inc.                M-R Group            Document and Data          6/30/99   Public Stock
                                                Management Company
Isernhagen & Associates    Health Fitness       Consulting-prevention and   2/7/97   Private
                             Physical, Inc      management of work
                                                injuries
The Continuous Learning    Century Business     Management training
  Group                      Services           production and             3/31/98   Private Stock
                                                administrative support
Bitterman & Associates     Ambassadors          Corporate incentive        12/23/96  Private
                             International,     performance management
                             Inc

     Ambient then analyzed these transactions in terms of ratios of price paid to assets, book value, sales, earnings and cash flow. Several of the companies in this group were private companies and thus price to stock market ratios were not calculated.

     Ambient discussed the mergers and acquisitions comparable transactions results with the special committee and the board and advised the special committee and the board that this valuation methodology did not yield any results that would be meaningful in its evaluation of the fairness of the cash merger consideration. The key reasons for this conclusion were lack of sufficient meaningful comparable companies of similar size and business and varying time frames of the transactions. Additionally, several of the transactions involved privately owned acquired companies and Ambient questioned the reliability and comparability of accounting methods employed in these cases.

     Adjusted Book Value/Liquidation Analysis. In some cases of determining fairness of a particular transaction, a financial advisor may look at a company's net liquidation value. In the great majority of cases, the ongoing value of a business well exceeds its liquidation value. However, some companies with substantial excess assets (e.g., real estate) or large cash positions may have liquidation values exceeding their on-going concern value. Adjusted book value analyses are particularly useful and meaningful checks on other valuation methodologies in situations where a proposed acquisition or buyout price per share is less than the stated book value per share.

     Ambient analyzed the actual and book values of each of Casco's assets and liabilities to determine an adjusted or fair market book value per share. Ambient's analyses revealed that most all of Casco's assets and liabilities were fairly stated on the balance sheet. However, a few adjustments were made including eliminating good will and adding some depreciation back on certain key real estate. Ambient concluded that a reasonable adjusted book value per share would be $2.41 per share if all of the real estate depreciation was not restored and $2.81 if all of the depreciation was restored. Ambient visited the major Casco owned facility in Shelby, North Carolina and concluded that it was a single use facility and not likely to be quickly sold for full value even after adding back all depreciation. Ambient concluded that a reasonable adjusted book value could be approximately $2.40 to $2.60 per share. The cash merger price of $2.10 per share thus represented a 12.5% to 19% discount from the adjusted book value. However, Ambient advised the special committee and the board that Casco was highly unlikely to achieve $2.40 to 2.60 per share in any liquidation. Using normal discounts for the liquidation of such assets as inventory and specialized equipment, Ambient concluded that Casco's net liquidation value was likely to be substantially below $2.10 per share.

     Theoretical Leveraged Buyout Analysis. A theoretical buyout analysis is not normally considered a traditional valuation methodology. Ambient observed that Casco was not offered for sale and thus it was not clear, at least at the beginning of Ambient's analysis, whether or not a buyer could be found that would offer a price higher than $2.10 per share. This type of analysis, however, provides an additional check to the traditional valuation techniques and was an appropriate consideration in this transaction.

     Neither Ambient nor any member of the special committee or the board received any expressions of interest from strategic buyers in the industry. Ambient advised the special committee and the board that strategic buyers were often reluctant to attempt to break up buyout proposals led by significant management and shareholders. Additionally, as noted earlier, strategic buyers would likely be highly concerned with loss of accounts if the current president could not be attracted to stay with Casco. Ambient, the members of the special committee, and the other members of the board believed that the current president, Charles R. Davis, would not stay on with a new owner. This factor is believed to limit the interest of strategic buyers.

     However, Ambient believed that a financial buyer might have interest in Casco if the proper financing and returns could be achieved. Financial buyers (or leveraged buyout buyers, as they are often called) are not industry sensitive as long as the business meets financing and return criteria and they are able to either retain good management or install a new management team. Ambient believes that there is a virtually unlimited supply of equity capital available to lead leveraged buyouts of Casco's size. Ambient thus completed a sufficient amount of financial modeling to determine if Casco would qualify as a strictly financial acquisition. The analysis focused on the ability to serve sufficient debt to purchase the entire company assuming buyout financing consisting of 25% in equity and 75% in bank debt. For the purpose of this analysis, Ambient assumed that either current management would stay or that suitable new management could be hired and properly motivated.

     Ambient's analysis of a theoretical leveraged buyout concluded that Casco would be unlikely to appeal to a strictly financial buyer. The reasons for this conclusion included uneven recent historical cash flow results over the past five years and the likely inability to obtain sufficient capital without meaningful personal guarantees. Ambient was advised that the Davises were being required to provide personal guarantees and/or pledges of other assets to obtain sufficient financing to acquire the shares held by unaffiliated stockholders in the merger. And, on a going forward basis, it is Ambient's understanding that Charles Davis, Casco's current president, leading account relationship manager and leading new account sales executive, will have a substantial equity position in Casco if the merger is completed. The combination of personal guarantees/pledges of assets by the Davises and the commitment of Charles Davis to continue to manage the business are two critical assets that other buyers are unlikely to either have or be willing to commit to. Financial buyout firms do not normally secure their acquisition borrowings with personal guarantees or assets other than those of the target company. The downside scenario resulted in particularly unfavorable results for a financial buyer.

     Ambient thus concluded that given the foregoing analyses and other factors, that a price of $2.10 per share for the shares of the unaffiliated stockholders was fair from a financial point of view.

     The foregoing summary is only a summary of the material analyses performed by Ambient. The preparation of a fairness opinion is a complex process. Ambient believes that its analyses must be considered as a whole, and that selecting portions of such analyses, or portions of the factors considered by it, without considering all analyses and factors would create an incomplete view of the evaluation processes underlying its opinion. Ambient did not attempt to assign specific weights to particular analyses. Any estimates contained in Ambient's analyses were based on information provided by Casco and its management and are not necessarily indicative of actual values, which may be significantly more or less favorable than suggested by the analyses. In addition, estimates of the values of companies do not purport to be appraisals or necessarily to reflect the prices at which companies may actually be sold.

PURPOSE AND REASONS OF THE DAVISES AND OTHER MEMBERS OF THE DAVIS GROUP FOR THE MERGER

     The Davises, individually and through American Home Building Corporation, are engaging in the merger transaction to acquire control of Casco as a private company. The other members of the Davis Group are engaging in the merger transaction to acquire a minority ownership position in Casco as a private company that will be controlled by the Davises. The members of the Davis Group are participating in the merger for the following reasons:

     - The members of the Davis Group believe that Casco, as a private company, will have greater operating flexibility to incur expenses, hire personnel, incur debt and seek to expand Casco's business with a view toward enhancing value over the long term without the constraint of the public market's emphasis on short-term quarterly results. The members of the Davis Group also believe that Casco, as a private company, can avoid the potential disruptive effect on its results of operations that could occur if Casco remained a public company and it were to incur losses due to the loss of one or two key customers.

     - Because Casco often seeks customers through competitive bidding, the members of the Davis Group believe that Casco is disadvantaged as a public company in bidding for customers. As a public company, Casco is required to disclose financial information that enables competitors to estimate Casco's cost of goods sold and gross margins. This information allows Casco's competitors, all of which are private and many of which manufacture the goods they sell, to submit bids that are lower than Casco's. As a private company, the members of the Davis Group believe that Casco will not be subject to this competitive disadvantage when Casco bids for customer accounts.

     - The merger transaction will result in a substantial increase in Charles Davis's equity ownership of Casco as a private company. Because Casco's business depends, in large part, on Charles Davis's sales ability and his relationship with several key customers, the members of the Davis Group believe that, through his increased equity position, Charles Davis will have a greater incentive to grow Casco's business than he has had in the past as a relatively small equity owner of Casco. The members of the Davis Group believe that this increased incentive for Charles Davis may enable them to derive greater value from their investment in Casco as a private company than they could have derived from Casco's continued operation as a public company.

     - The members of the Davis Group also believe that the costs incurred by Casco to maintain itself as a public company, including filing reports under the Exchange Act, providing annual reports and proxy statements to Casco stockholders, listing its common stock and warrants with Nasdaq, directors and officers insurance premiums, investor relations expenses and outside board member fees (estimated, in the aggregate, at between $115,000 - $150,000 per year) are not justified given the size of Casco, the thin trading market for its common stock and warrants and the lack of any following of Casco by research analysts. The members of the Davis Group believe these resources can be deployed more effectively in the business operations of Casco as a private company.

     The Davises did not consider other alternatives to the merger, such as retaining an investment banker to sell Casco to a third party, as a means to enhance stockholder value. The Davises were interested in a transaction that enabled them to obtain control of Casco as a private company. The other individual members of the Davis Group were offered the opportunity by the Davises to participate in the merger transaction and agreed to participate to retain a minority equity interest in Casco. However, the Davises and the other members of the Davis Group were aware that the proposed merger transaction and the cash price per share offered by the Davises would be publicly announced, giving any interested third party an opportunity to discuss with the Davises or Casco a business combination transaction that might yield more than $2.10 per share for Casco's unaffiliated stockholders. The Davises, as well as the other members of the Davis Group, were willing to consider any third-party proposals made to Casco, or the Davises, that would enable the unaffiliated stockholders to realize more than $2.10 for their shares of Casco common stock. Despite publication of the Davises initial offer and the subsequent increase in their offer, neither Casco nor any member of the Davis Group received any indications of interest from a third party to acquire Casco.

     The Davises structured the transaction as a merger to enable the Continuing Stockholders to acquire all of the outstanding common stock of Casco in a single transaction. This structure also allows any unaffiliated stockholder who does not believe that a cash price of $2.10 per share is fair to exercise dissenters rights under Delaware law. The primary reason for the timing of the transaction was Charles Davis's frustration with the competitive disadvantages that Casco confronted as a public company, the costs incurred by Casco as a public company, the lack of liquidity in Casco's stock, the depressed price of Casco's common stock and Casco's inability to access the capital markets.

POSITION OF THE DAVIS GROUP AND THE BUYER AS TO FAIRNESS OF THE MERGER

     Each member of the Davis Group and the Buyer have considered the analyses and findings of the special committee and the board with respect to the fairness of the merger to the unaffiliated stockholders. As of the date of this proxy statement, each member of the Davis Group and the Buyer adopt the analyses and findings of the special committee and the board with respect to the merger and believe that the merger is both procedurally and substantively fair to the unaffiliated stockholders. Neither the members of the Davis Group nor the Buyer are making any recommendation as to how Casco's stockholders should vote on the Merger Agreement. The members of the Davis Group and the Buyer have financial interests in the merger that are different from the interests of the unaffiliated stockholders. See "Interests of the Continuing Stockholders in the Merger."

PURPOSE AND REASONS OF THE STOCKHOLDER GROUP AND R.L. RENCK & CO., INC. FOR THE MERGER; POSITION OF R.L. RENCK & CO., INC. AS TO FAIRNESS OF THE MERGER

     The Stockholder Group consists of Melissa Davis, Robert Davis's wife, Dr. Graver and Mr. Fentin. In early December 2000, Robert Davis discussed with Melissa the proposed merger transaction and recommended that she participate which she agreed to do. Dr. Graver, Mr. Fentin and R.L. Renck & Co., Inc. ("Renck") first became aware of the proposed transaction when Casco publicly announced in December 2000 that the Davises had proposed a cash merger transaction to Casco's board of directors at a price of $1.87 per share. Subsequently, Charles Davis talked with each of them about the proposed transaction, explained to them Davis Holding's proposed capital structure and asked them if they would be interested in retaining an equity position in Casco through the ownership of a minority interest in Davis Holdings. They each indicated they would be interested which led the Davises to invite them to become minority stockholders in Davis Holdings upon the consummation of the merger.

     Each member of the Stockholder Group and Renck are participating in the merger transaction because each of them was offered the opportunity to participate by the Davises and will own a minority interest in Casco as a private company if the merger is consummated. Each member of the Stockholder Group and Renck elected to accept the Davises offer to participate with the Davis Group in the ownership of Casco because of their belief that Casco, as a private company controlled by the Davises, may enable them in the future to realize a return on their investment in Casco higher than the $2.10 per share in cash they would receive by not participating in the merger. None of the members of the Stockholder Group or Renck have been involved in the negotiation of the Merger Agreement or the determination of the cash merger consideration of $2.10 per share. No member of the Stockholder Group expresses an opinion as to the fairness of the merger transaction or the cash merger consideration that will be paid to unaffiliated stockholders if the merger is consummated. Neither Renck nor any member of the Stockholder Group is making any recommendation as to how Casco's stockholders should vote on the Merger Agreement. See "Interests of Continuing Stockholders in the Merger." Renck is a member of the Davis Group and, as such, believes that the proposed transaction is procedurally and substantively fair to Casco's unaffiliated stockholders. See "Position of the Davis Group and the Buyer as to the Fairness of the Merger."

     The Davises know Dr. Graver and Mr. Fentin, but neither Dr. Graver nor Mr. Fentin have had any prior business relationships with Casco. In February 1998, Casco entered into a consulting agreement with Renck pursuant to which Renck consulted with Casco about possible capital raising transactions, the possible acquisition of other companies and the development of investor relations strategies. Pursuant to this agreement, Renck, among its other services, introduced Casco to a company in August 1999 with a business segment similar to Casco's business to enable Casco to discuss a possible acquisition of that business segment. Renck also introduced Casco to a regional investment banking firm to provide Casco with a potential source of financing for the proposed acquisition. After several discussions with the management of the target company, Casco's management decided not to pursue the acquisition. For its consulting services, Casco issued a warrant to Renck on February 28, 1998 to purchase 30,000 shares of Casco's common stock at an exercise price of $3.00 per share and another warrant on June 27, 1999 to purchase 30,000 shares of Casco's common stock at an exercise price of $1.75 per share. Casco also agreed to reimburse Renck for pre-approved expenses. The consulting agreement terminated in February 2000.

PURPOSE AND REASONS OF CASCO FOR THE MERGER AND STRUCTURE OF THE MERGER

     For Casco, the purpose of the merger is to allow Casco stockholders to realize the value of their investment in Casco in cash at a price that represents a premium over the market price of Casco common stock before the public announcement of the initial offer by the Davises to take Casco private by purchasing the outstanding shares of common stock held by unaffiliated stockholders at a price of $1.87 per share. The board of directors believes that, because of the limited liquidity of the shares of Casco common stock and the undervaluation of the common stock in the public market, Casco has not been able to realize fully the benefits of public company status. At the same time, the public company status has imposed a number of limitations on Casco and its management in conducting Casco's operations. Accordingly, one of the purposes of the merger is to afford greater operating flexibility, allowing management to concentrate on long-term growth and to reduce its attention to the quarter-to-quarter performance often emphasized by the public markets. Further, the merger is intended to enable Casco to use in its operations those funds that would otherwise be expended in complying with requirements applicable to public companies.

     The transaction has been structured as a cash merger in which Davis Holdings, Davis Acquisition and Casco as the surviving corporation will incur indebtedness to acquire all shares of Casco common stock for cash, other than shares held by Davis Holdings. Casco's purpose in submitting the merger to the vote of its stockholders with a favorable recommendation at this time is to allow the stockholders other than Davis Holdings an opportunity to receive a cash payment at a fair price to provide a prompt and orderly transfer of ownership of Casco to Davis Holdings, and to provide the stockholders (other than Davis Holdings) with cash for all of their shares of Casco common stock.

                             EFFECTS OF THE MERGER

     Upon completion of the merger, Casco will be a privately held corporation, wholly owned by Davis Holdings. The Continuing Stockholders will indirectly, through their ownership of Davis Holdings, own 100% of the outstanding shares of common stock in Casco as the surviving corporation. Each warrant to purchase Casco common stock outstanding immediately prior to the merger will be converted into the right to receive $2.10 in cash for each share of Casco common stock purchased upon exercise of such warrant. Since all publicly traded warrants are exercisable at a price above $2.10 per share, it is not anticipated that any of those warrants will be exercised.

     Each option to purchase Casco common stock outstanding immediately prior to the merger, whether vested or unvested, will be canceled and Casco will pay to each option holder an amount equal to the excess, if any, of $2.10 per share over the exercise price per share of such options held by such holder multiplied by the number of shares such holder could have purchased had such holder exercised such options in full immediately prior to the merger.

     As a result of the merger, there will be no public market for Casco's common stock and the shares will cease to be traded on The Nasdaq SmallCap Market, and price quotations of sales of shares of common stock in the public market will no longer be available. In addition, registration of the common stock under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), will be terminated. This termination will make most provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b) and the requirement of furnishing a proxy or information statement in connection with stockholders' meetings, no longer applicable to Casco. After the effective time of the merger, Casco will no longer be required to file periodic reports with the Securities and Exchange Commission.

     At the effective time of the merger, Robert and Charles Davis will become the directors of Casco and the officers of Casco will be the officers of Casco as the surviving corporation. At the effective time of the merger, Davis Acquisition's certificate of incorporation and bylaws will become Casco's articles of incorporation and bylaws.

     It is expected that, following completion of the merger, the operations of Casco will be conducted substantially as they are currently being conducted. Casco, Davis Holdings, Davis Acquisition, and the Davises do not have any present plans or proposals that relate to or would result in an extraordinary corporate transaction following completion of the merger involving Casco's corporate structure, business or management, such as a merger, reorganization, liquidation, relocation of any operations or sale or transfer of a material amount of assets. However, Casco, Davis Holdings, Davis Acquisition, and the Davises will continue to evaluate Casco's business and operations after the merger and may develop new plans and proposals that Casco, Davis Holdings, Davis Acquisition, and the Davises consider to be in the best interests of Casco and its then current stockholders.

     Among the benefits to Casco and its affiliates is the elimination of the expenses related to Casco being a publicly-traded company and filing periodic reports under the Exchange Act. Those expenses aggregate, on an annual basis, between about $115,000 and $150,000. A benefit to the Continuing Stockholders is that future earnings and growth of Casco will be solely for their benefit and not for the benefit of the current public stockholders of Casco who are not Continuing Stockholders. The detriments to Casco and the Continuing Stockholders are the lack of liquidity for the common stock of Casco following the merger and the payment of about $2.2 million to fund the merger. An additional detriment to the Davises is the risk created by the requirement that they personally guarantee the $2.2 million debt to fund the merger.

     The only benefit to unaffiliated holders of Casco common stock is the right to receive $2.10 per share for their shares of Casco common stock. The detriments are that such shareholders will cease to participate in future earnings and growth, if any, of Casco and that the receipt of the payment for their shares will be a taxable transaction for federal income tax purposes. Each stockholder's gain or loss per share will be equal to the difference between $2.10 and the stockholder's stock basis per share in the Casco common stock. If a stockholder holds Casco common stock as a capital asset, the gain or loss from the exchange will be a capital gain or loss. The gain or loss will be long term if the stockholder's holding period is more than one year. See "Federal Income Tax Considerations."

     As a result of the merger, certain of the Continuing Stockholders who hold Casco options will receive an amount equal to the excess, if any, of $2.10 per share over the exercise price per share of such options. See "Merger Consideration to be Received by the Continuing Stockholders."

     The following table sets forth for each Continuing Stockholder his or her interest in the net book value and net income of Casco, based upon the percentage of his or her ownership of Casco's outstanding common stock as of December 3, 2001:


                                               OWNERSHIP    NET BOOK       NET         NET
                                                PERCENT     VALUE(1)    INCOME(2)   INCOME(3)
                                               ---------   ----------   ---------   ---------
American Home Building Corporation...........       0%     $      -0-    $  -0-      $   -0-
S. Robert Davis..............................    14.8%      1,006,057     3,169       50,468
Charles R. Davis.............................     6.4%        435,052     1,370       21,824
R. L. Renck & Co., Inc.......................    19.1%      1,298,357     4,089       65,131
Dr. John Graver..............................     3.1%        210,728       663       10,571
Randall J. Asmo..............................     2.2%        149,549       471        7,502
Richard B. Fentin............................     1.1%         74,774       235        3,751
Melissa Davis................................       *          18,353        58          920
Jeffrey A. Ross..............................       *          12,235        38          614
Daniel A. Splawn.............................       *          30,589        96        1,535

---------------

  * Less than one percent.
(1) Based on Casco's stockholders' equity as of September 30, 2001 (unaudited).
(2) Based on Casco's net income for the quarter ended September 30, 2001 (unaudited).
(3) Based on Casco's net income for the year ended December 31, 2000.

     The following table sets forth for each Continuing Stockholder, his or her interest in the net book value and net income of Casco after the merger, based upon the percentage of his or her expected ownership of capital stock of Casco as the surviving corporation:

                                               OWNERSHIP    NET BOOK       NET         NET
                                                PERCENT     VALUE(1)    INCOME(2)   INCOME(3)
                                               ---------   ----------   ---------   ---------
American Home Building Corporation...........    50.0%     $3,398,841    $10,705    $170,500
R. L. Renck & Co., Inc.......................    20.0%      1,351,536      4,282      68,200
S. Robert Davis..............................    15.5%      1,053,640      3,319      52,855
Charles R. Davis.............................     6.8%        462,242      1,456      23,188
Dr. John Graver..............................     3.3%        224,323        707      11,253
Randall J. Asmo..............................     2.3%        156,347        492       7,843
Richard B. Fentin............................     1.2%         81,572        257       4,092
David A. Splawn..............................     0.5%         33,988        107       1,705
Melissa Davis................................     0.3%         20,393         64       1,023
Jeffrey A. Ross..............................     0.2%         13,595         43         682

---------------

  * Less than one percent.
(1) Based on Casco's stockholders' equity as of September 30, 2001 (unaudited).
(2) Based on Casco's net income for the quarter ended September 30, 2001 (unaudited).
(3) Based on Casco's net income for the year ended December 31, 2000.

                        HISTORICAL PER SHARE INFORMATION

     The cash merger consideration the unaffiliated shareholders will receive in the merger is $2.10 per share. The following table sets forth certain per share information about Casco for the five-year period ending December 31, 2000:

PER SHARE INFORMATION                                         2000   1999   1998   1997    1996
---------------------                                         ----   ----   ----   -----   ----
Book value..................................................  3.68   3.50   3.30    4.23   3.32
Tangible book value.........................................  2.41   2.15   1.87    3.34   2.19
Cash dividends..............................................  0.00   0.00   0.00    0.00   0.00
Income (loss)...............................................  0.19   0.20   0.39   (0.34)  0.20

                      CERTAIN FORWARD-LOOKING INFORMATION

     The following cautionary statement identifies important factors that could cause Casco's actual results to differ materially from those projected in forward-looking statements included in this proxy statement, including statements incorporated by reference into this proxy statement. Except for the historical information, the matters discussed in this proxy statement may be deemed forward-looking statements. Forward-looking statements are statements that include projections, predictions, expectations or beliefs about future events or results or otherwise are not statements of historical fact. Such statements are often characterized by the use of qualifying words (and their derivatives) such as "expect," "believe," "plan," "project," or other statements concerning our opinions or judgment about future events. Factors which could cause actual results to differ from expectations include, among other things, a loss of one or more of Casco's substantial clients, Casco's inability to grow through acquisition and strategic alliances and through expanding its current market share, Casco's inability to enter new markets, inadequate cash resources to fund Casco's current operations, the effect of seasonality on Casco, and ability of Casco to renew its credit facility, and other facts described in reports filed by Casco with the Securities and Exchange Commission.

                 GENERAL INFORMATION ABOUT THE SPECIAL MEETING

PROXY SOLICITATION

     This proxy statement is being furnished to Casco stockholders as part of the solicitation of proxies by the Casco board of directors for use at the special meeting of stockholders to be held at 13900 Conlan Circle, Suite 150, Charlotte, North Carolina, on December 28, 2001, beginning at 10:00 a.m. local time, and at any adjournments or postponements thereof. This proxy statement is accompanied by a form of proxy for use at the special meeting.

MATTERS TO BE CONSIDERED AT THE SPECIAL MEETING

     At the special meeting, the stockholders will be asked to consider and vote upon a proposal to adopt and approve the Agreement and Plan of Merger, dated as of May 8, 2001, among Casco, Davis Holdings and Davis Acquisition, pursuant to which Davis Acquisition will be merged with and into Casco, with Casco being the surviving corporation. At the effective time of the merger, each share of common stock of Casco issued and outstanding immediately prior to the filing of a certificate of merger with the Secretary of State of the State of Delaware will be converted into the right to receive $2.10 in cash, without interest, except for:

          - shares of Casco common stock held by Davis Holdings, which will be canceled without payment;

          - shares for which appraisal rights have been perfected properly under
            Section 262 of the Delaware General Corporation Law, which will be entitled to receive the consideration provided for by the Delaware General Corporation Law; and

          - shares held by Casco in treasury, which will be canceled without payment.

     Like all other Casco stockholders, members of management (other than the Management Group) and the board of directors will be entitled to receive $2.10 per share in cash for each of their shares of Casco common stock held by them at the time of the merger. Each Casco warrant outstanding immediately prior to the merger will be converted into the right to receive $2.10 per share upon exercise of such warrant. Vested and unvested options to purchase shares of Casco common stock will be canceled and Casco will pay the holders an amount determined by multiplying the excess, if any, of $2.10 per share over the applicable exercise price per share of such options by the number of shares such holder could have purchased had such holder exercised such options in full immediately prior to the merger.

     Immediately prior to the merger, the Management Group and the Stockholder Group will contribute substantially all of their shares of Casco common stock to Davis Holdings in exchange for shares of common stock of Davis Holdings.

     Casco does not expect a vote to be taken at the special meeting on any matter other than the proposal to adopt and approve the Merger Agreement. However, if any other matters are properly presented at the special meeting for consideration, the holders of the proxies will have discretion to vote on these matters in accordance with their best judgment.

RECORD DATE AND VOTING INFORMATION

     Only holders of record of common stock at the close of business on December 3, 2001 will be entitled to notice of and to vote at the special meeting. At the close of business on December 3, 2001, there were outstanding and entitled to vote 1,774,186 shares of Casco common stock.

     A list of the Casco stockholders will be available for review at Casco's executive offices during regular business hours for a period of 10 days before the special meeting. Each holder of record of common stock on the record date will be entitled to one vote for each share held.

     All votes will be tabulated by the inspector of elections appointed for the special meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Brokers who hold shares in street name for clients typically have the authority to vote on "routine" proposals when they have not received instructions from beneficial owners. However, absent specific instructions from the beneficial owner of the shares, brokers are not allowed to exercise their voting discretion with respect to the adoption and approval of non-routine matters, such as the Merger Agreement. Proxies submitted without a vote by the brokers on these matters are referred to as "broker non-votes." Abstentions and broker non-votes are counted for purposes of determining whether a quorum exists at the special meeting.

     The affirmative vote of a majority of the outstanding shares of common stock entitled to vote at the special meeting is required to adopt and approve the Merger Agreement. The Continuing Stockholders have agreed to vote all of the shares of Casco common stock held by them, aggregating 842,930 shares, for adoption and approval of the Merger Agreement. The shares of Casco common stock held by the Continuing Stockholders constituted approximately 47.5% of the total number of shares outstanding on the record date. The stockholders other than the Continuing Stockholders held 931,256 shares of Casco common stock as of the record date.

     Because the affirmative vote of a majority of all outstanding shares of Casco common stock is required in order to approve the Merger Agreement, abstentions and broker non-votes will have the same effect as votes against adoption and approval of the Merger Agreement.

     With the exception of broker non-votes, the treatment of which is discussed above, each share of Casco common stock represented by a proxy properly executed and received by Casco in time to be voted at the special meeting and not revoked will be voted in accordance with the instructions indicated on such proxy and, if no instructions are indicated, will be voted "FOR" the proposal to adopt and approve the Merger Agreement and in such manner as the persons named on the enclosed proxy card in their discretion determine upon such other business as may properly come before the meeting or any adjournments thereof.

QUORUM

     The presence, in person or by proxy, of the holders of a majority of the outstanding shares of Casco common stock entitled to vote at the special meeting is necessary to constitute a quorum for the transaction of business at the special meeting.

PROXIES; REVOCATION

     Any person giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is voted. It may be revoked by filing with the Secretary of Casco at Casco's executive offices located at 13900 Conlan Circle, Suite 150, Charlotte, North Carolina 28277, a written notice of revocation or a duly executed proxy bearing a later date, or it may be revoked by attending the special meeting and voting in person. Attendance at the special meeting will not, by itself, revoke a proxy. Furthermore, if a stockholder's shares are held of record by a broker, bank or other nominee and the stockholder wishes to vote at the meeting, the stockholder must obtain a proxy from the record holder.

EXPENSES OF PROXY SOLICITATION

     Casco will bear the entire cost of solicitation of proxies, including preparation, assembly, printing and mailing of this proxy statement, the proxy and any additional information furnished to stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of common stock beneficially owned by others for forwarding to these beneficial owners. Casco may reimburse persons representing beneficial owners of common stock for their costs of forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegram or personal solicitation by directors, officers or other regular employees of Casco. No additional compensation will be paid to directors, officers or other regular employees for their services.

APPRAISAL RIGHTS

     Stockholders who do not vote in favor of adoption and approval of the merger agreement, and who otherwise comply with the applicable statutory procedures of the Delaware General Corporation Law summarized elsewhere in this proxy statement, will be entitled to seek appraisal of the value of their Casco common stock as set forth in Section 262 of the Delaware General Corporation Law. See "Appraisal Rights."

     PLEASE DO NOT SEND IN STOCK CERTIFICATES AT THIS TIME. IN THE EVENT THE MERGER IS COMPLETED, CASCO WILL DISTRIBUTE INSTRUCTIONS REGARDING THE PROCEDURES FOR EXCHANGING CASCO STOCK CERTIFICATES FOR THE $2.10 PER SHARE CASH PAYMENT.

                                THE PARTICIPANTS

CASCO INTERNATIONAL, INC.

     Casco was formed as a North Carolina corporation in 1950. Pages, Inc., a Delaware Corporation ("Pages"), acquired all of the issued and outstanding common stock of Casco in February, 1990. In November, 1996 Casco reincorporated in the State of Delaware by merging into Clyde A. Short Incorporated, a Delaware corporation, which was the surviving corporation in the merger and which, in conjunction with the merger, changed its name to CA Short Company. Effective at the close of business on December 31, 1996, Pages distributed all of Casco's common stock to its stockholders. In 1997, Casco changed its name from CA Short Company to Casco International, Inc., but does business under the CA Short Company name.

     Casco designs, administers, and fulfills innovative and effective associate recognition programs. Programs offered by Casco include safety, service recognition, and other programs that feature merchandise and jewelry. Casco's programs fall into two broad categories: service recognition and safety incentive and recognition. The programs include safety, sales incentive, quality control, production, service recognition, attendance, birthday, and corporate holiday gift programs.

     A more detailed description of Casco's business is contained in Casco's most recent annual report on Form 10-K, which is incorporated by reference into and accompanies this proxy statement. See also "Where stockholders can find more information." Information about the directors and executive officers of Casco is set forth in Appendix D to this proxy statement. Casco's address and telephone number are 13900 Conlan Circle, Suite 150, Charlotte, North Carolina 28277,
(704) 752-0119.

DAVIS HOLDINGS OF NORTH CAROLINA, INC.

     Davis Holdings is a newly organized North Carolina corporation formed and currently owned by American Home Building Corporation, a company owned 50% by S. Robert Davis, the chairman of the board and a stockholder of Casco, and 50% by Charles R. Davis, the president and a director and stockholder of Casco. Davis Holdings does not currently have any operations. The Continuing Stockholders will own 100% of the equity of Davis Holdings immediately following the merger. Information about the directors and executive officers of Davis Holdings is set forth in Appendix D to this proxy statement. Davis Holdings' address and telephone number are 13900 Conlan Circle, Suite 150, Charlotte, North Carolina 28277, (704) 752-0119.

DAVIS ACQUISITION OF NORTH CAROLINA, INC.

     Davis Acquisition is a newly organized North Carolina corporation formed and wholly owned by Davis Holdings. Davis Acquisition was formed solely for the purpose of engaging in the transactions contemplated by the merger agreement. It has no current operations. Information about the directors and executive officers of Davis Acquisition is set forth in Appendix D to this proxy statement. Davis Acquisition's address and telephone number are 13900 Conlan Circle, Suite 150, Charlotte, North Carolina 28277, (704) 752-0119.

THE CONTINUING STOCKHOLDERS

     Immediately prior to the merger, S. Robert Davis and Melissa Davis, his wife, Charles R. Davis, Randall J. Asmo, a director of Casco, Daniel A. Splawn, the Vice President-Operations of Casco, Jeffery A. Ross, the Chief Financial Officer and Secretary of Casco, Dr. John Graver, Richard B. Fentin and R. L. Renck & Co., Inc. will contribute their shares of Casco common stock to Davis Holdings in exchange for shares of common stock of Davis Holdings. Immediately following the merger, the Continuing Stockholders will hold, indirectly through their ownership of Davis Holdings, 100% of the outstanding shares of common stock of Casco as the surviving corporation. The Continuing Stockholders have interests that are different from, or in addition to, your interests as a Casco stockholder generally. See "Special Factors -- Interests of the Continuing Stockholders in the Merger." Information about the Continuing Stockholders is set forth in Appendix D to this proxy statement.

                  RISKS THAT THE MERGER WILL NOT BE COMPLETED

     Completion of the merger is subject to various risks, including, but not limited to, the following:

          - that the merger agreement will not be adopted and approved by the holders of a majority of the outstanding shares of Casco common stock;

          - that Davis Holdings and Davis Acquisition will not secure the financing necessary to complete the merger on the terms and conditions set forth in the financing commitment, as further described in "-- Merger Financing";

          - that Casco, Davis Holdings or Davis Acquisition will not have performed in all material respects their respective obligations contained in the merger agreement before the effective time of the merger;

          - that the representations and warranties made by Casco, Davis Holdings or Davis Acquisition in the merger agreement will not be true and correct at the closing date of the merger; and

          - that there may be litigation that could prevent the merger, cause the merger to be rescinded following completion of the merger or that could have a material adverse effect on Casco.

     As a result of various risks to the completion of the merger, there can be no assurance that the merger will be completed even if the requisite stockholder approval is obtained. It is expected that, if Casco stockholders do not adopt and approve the merger agreement or if the merger is not completed for any other reason, the current management of Casco, under the direction of the board of directors, will continue to manage Casco as an ongoing business.

         INTERESTS OF THE DIRECTORS, EXECUTIVE OFFICERS AND CONTINUING
                           STOCKHOLDERS IN THE MERGER

     In considering the recommendation of the board of directors, Casco stockholders should be aware that:

     - all but one of the Casco directors will receive payment for Casco options held by them;

     - immediately following the merger, current executive officers of Casco, including the Davises, Mr. Splawn and Mr. Ross, will continue to serve in their respective roles as employees of Casco;

     - the Continuing Stockholders have interests different from Casco stockholders generally since Davis Holdings will own all of the outstanding shares of Casco following the merger; and

     - The Davises also own and control American Home Building Corporation, which will own 50% of Casco after the merger.

     As a result of the potential conflicts of interest, the board of directors appointed the special committee, consisting of two independent directors who are not officers or employees of Casco and who have no financial interest in the merger different from Casco stockholders generally (other than as holders of options to purchase shares of common stock of Casco). The special committee was appointed to evaluate, negotiate and recommend the merger agreement and to evaluate whether the merger is in the best interests of Casco's unaffiliated stockholders. The special committee was aware of these differing interests and considered them, among other matters, in evaluating and negotiating the merger agreement and the merger and in recommending to the board of directors that the merger agreement and the merger be adopted and approved.

     The board of directors determined that each member of the special committee would receive $10,000, regardless of whether any proposed transaction was entered into or completed. The board of directors also determined that David J. Richards, chairman of the special committee, would receive an additional $5,000 fee for his time spent in connection with the performance of his responsibilities and duties as chairman of the special committee. See also, "Merger Consideration to be Received by the Continuing Stockholders."

DIRECTORS OF CASCO

     Each of the Casco directors holds options to purchase Casco common stock. Under the terms of the merger, each option to purchases Casco common stock outstanding immediately prior to the merger, whether vested or unvested, will be canceled and Casco will pay each option holder an amount equal to the excess, if any, of $2.10 per share over the exercise price per share of such options held by such holder multiplied by the number of shares such holder could have purchased had such holder exercised such options in full prior to the merger.

     All of the Casco directors except for Mr. Shasteen held options with an exercise price less than $2.10 per share and will receive payment for those options. The amount of the payments to directors Charles Davis, Robert Davis and Randall J. Asmo are described below under "Merger Consideration to Be Received By The Continuing Stockholders".

     The following table sets forth information with regard to option payments to Messrs. Richards, Taylor and Beauchamp, each of whom are Casco directors:

                                                               NUMBER OF
                                                                SHARES
NAME                                                       SUBJECT TO OPTION   TOTAL PAYMENT
----                                                       -----------------   -------------
David J. Richards........................................       20,000            $7,000
Rodney L. Taylor.........................................       20,000            $7,000
Michael P. Beauchamp.....................................       20,000            $7,000

EXECUTIVE OFFICERS OF CASCO AND EXECUTIVE OFFICERS AND DIRECTORS OF THE SURVIVING CORPORATION

     Under the terms of the Merger Agreement, it is expected that, in general, the current management of Casco will remain the management of Casco as the surviving corporation. The executive officers of Casco that are expected to remain officers of Casco following completion of the merger are Charles R. Davis and Jeffrey A. Ross, each of whom are current executive officers of Casco. Messrs. Davis and Ross will receive payment in the merger for the Casco options held by them as described under "Merger Consideration To Be Received By The Continuing Stockholders", below. In addition, it is expected that only Robert Davis and Charles Davis will be directors of Casco after the merger.

MERGER CONSIDERATION TO BE RECEIVED BY THE CONTINUING STOCKHOLDERS

     The Continuing Stockholders other than American Home Building Corporation will be contributing to Davis Holdings all of their shares of Casco common stock. Accordingly, they will not receive $2.10 per share for those shares. American Home Building Corporation does not own any shares of Casco common stock.

     Each option to purchase Casco common stock outstanding immediately prior to the merger and held by a Continuing Stockholder, whether vested or unvested, will be canceled and Casco will pay to each option holder an amount equal to the excess, if any, of $2.10 per share over the exercise price per share of such options held by such holder multiplied by the number of shares such holder could have purchased had such holder exercised such options in full immediately prior to the merger.

     The following table sets forth information with respect to each Continuing Stockholder who will receive payment for his options:

                                                  NUMBER OF
                                                   SHARES         OPTION EXERCISE
NAME                                          SUBJECT TO OPTION        PRICE        TOTAL PAYMENT
----                                          -----------------   ---------------   -------------
Charles R. Davis............................       200,000             $1.75           $70,000
S. Robert Davis.............................       100,000             $1.75           $35,000
Jeffrey A. Ross.............................        45,000             $1.75           $15,750
David A. Splawn.............................        45,000             $1.75           $15,750
Randall J. Asmo.............................        20,000             $1.75           $ 7,000

     R.L. Renck & Co., Inc., a Continuing Stockholder, will receive $10,500 upon exercise of its warrant to purchase 30,000 shares of Casco common stock at $1.75 per share.

CONTINUING EQUITY INTERESTS OF THE CONTINUING STOCKHOLDERS

     American Home Building Corporation, of which Robert Davis and Charles Davis each are 50% owners, owns 1,000 shares of Davis Holdings common stock, representing 100% of the issued and outstanding shares of Davis Holdings common stock as of the date of this proxy statement, for which it paid $1.

     Immediately prior to the effective time of the merger, each share of Casco common stock held by the Continuing Stockholders (other than American Home Building Corporation) will be contributed to Davis Holdings in exchange for one share of common stock of Davis Holdings and American Home Building Corporation will be issued additional shares of Davis Holdings common stock for cash so that it will own 50% of the issued and outstanding common stock of Davis Holdings.

     The ownership of common stock of Davis Holdings immediately following the merger will be as follows:

NAME                                                          COMMON STOCK
----                                                          ------------
American Home Building Corporation..........................    842,930
S. Robert Davis.............................................    261,754
R. L. Renck & Co., Inc......................................    338,200
Charles R. Davis............................................    113,330
Dr. John Graver.............................................     55,000
Richard Fentin..............................................     20,000
Randall J. Asmo.............................................     38,825
Daniel A. Splawn............................................      7,900
Melissa Davis...............................................      4,714
Jeffrey A. Ross.............................................      3,207

                           VOTING AGREEMENT AND PROXY

     The Continuing Stockholders have agreed to vote all of their shares of Casco common stock in favor of the adoption and approval of the Merger Agreement. In addition, except as otherwise agreed to by Davis Holdings, against the following actions (other than the merger and the transactions contemplated by the Merger Agreement): (i) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving Casco; (ii) a sale, lease or transfer of a material amount of assets of Casco, or a reorganization, recapitalization, dissolution or liquidation of Casco; (iii) any change in a majority of the persons who constitute the board of directors of Casco; (iv) any material amendment to Casco's certificate of incorporation or bylaws, or any other action involving Casco which has the effect of impeding, interfering with, delaying, postponing or impairing the ability of Casco to consummate the merger or the transactions contemplated by the Merger Agreement. Each of the Continuing Stockholders have also agreed not to enter into any agreement or understanding with any person or entity prior to the termination of a contribution agreement among them. The Continuing Stockholders hold 842,930 shares of common stock or approximately 47.5% of the total number of issued and outstanding shares of Casco common stock.

     Each of the Continuing Stockholders has granted the Davises a proxy to vote their shares of Casco common stock in favor of the proposed merger. To Casco's knowledge, after reasonable inquiry, all of the other directors and executive officers of Casco who own shares of common stock of Casco currently intend to vote their shares FOR the proposal to adopt and approve the Merger Agreement. Those directors and officers own 26,902 shares, or approximately 1.5%, of Casco's outstanding common stock.

     Robert Davis holds exercisable options to purchase 110,000 shares of Casco common stock and Charles Davis holds exercisable options to purchase 287,800 shares of Casco common stock. If these options were exercised prior to the record date for the special meeting, the Davises would have the power to vote 1,240,730 shares of Casco's outstanding common stock, or approximately 57%, of the outstanding shares assuming no other options or warrants were exercised prior to the record date. This would give the Davises voting control over a sufficient number of Casco's outstanding shares of common stock to assure approval of the Merger Agreement at the special meeting. The Davises do not have any present intention to exercise the options they hold prior to the record date for the special meeting.

                                INDEMNIFICATION

     Article VI of Casco's certificate of incorporation, as amended (the "Certificate"), eliminates the personal liability of Casco's directors to Casco or its stockholders for monetary damages for breaches of their fiduciary duty (subject to certain exceptions, such as breaches of the duty of loyalty to Casco or its stockholders). The certificate also provides that Casco shall indemnify its officers and directors to the full extent authorized by the General Corporation Law of the State of Delaware.

     Article X of Casco's bylaws includes provisions for indemnification of Casco's officers and directors to the extent permitted by the General Corporation Law of the State of Delaware. Section 145 of the General Corporation Law of the State of Delaware authorizes a corporation to indemnify its directors, officers, employees or agents in non-derivative suits if such party acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, as determined in accordance with the Delaware General Corporation Law. Section 145 further provides that indemnification shall be provided if the party in question is successful on the merits or otherwise.

     Casco has entered into indemnification agreements with all of its directors and executive officers. The indemnification agreements contain provisions which are in some respects broader than the specific indemnification provisions contained in Casco's Certificate and Bylaws. The indemnification agreements may require Casco, among other things, to indemnify such directors and officers against certain liabilities that may arise by reason of their status as directors and officers (other than liabilities arising from willful misconduct of a culpable nature) and to advance their expenses as a result of any proceeding against them as to which they could be indemnified. Insofar as indemnification for liabilities under the Securities Act may be provided to officers, directors or persons controlling Casco, Casco has been informed that in the opinion of the Commission, such indemnification is against public policy and is therefore unenforceable.

                    CERTAIN RISKS IN THE EVENT OF BANKRUPTCY

     If Casco is insolvent at the effective time of the merger or becomes insolvent as a result of the merger, the transfer of funds representing the $2.10 per share price payable to stockholders upon completion of the merger may be deemed to be a "fraudulent conveyance" under applicable law, and therefore may be subject to claims of creditors of Casco. If such a claim is asserted by the creditors of Casco after the merger, there is a risk that persons who were stockholders at the effective time of the merger will be ordered by a court to return to Casco's trustee in bankruptcy all or a portion of the $2.10 per share in cash they received upon the completion of the merger. Management of Casco has no reason to believe that Casco and its subsidiaries, on a consolidated basis, will be insolvent immediately after giving effect to the merger.

                                MERGER FINANCING

     It is estimated that approximately $2.5 million will be required to complete the merger and pay related fees and expenses. See "--Estimated Fees and Expenses of the Merger." This sum will be provided by a new $2.2 million loan (the "New Loan") which will be used to finance the merger and by Casco cash on hand. Casco's existing asset-based line of credit (the "Existing Line") will be modified as described below. The lender under both the Existing Line and the New Loan is Branch Banking & Trust Co.

     The New Loan will be cross-collateralized with the collateral securing the Existing Line plus a second deed of trust on Casco's office and warehouse building in Shelby, North Carolina and either additional real estate with a minimum equity of $1,250,000 or a letter of credit in the amount of $750,000 with a minimum term of 18 months. S. Robert Davis and Charles R. Davis will post or guaranty the required letter of credit. After the closing, Casco is also required to pay down about $700,000 of the New Loan by drawing on the cash value of a life insurance policy owned by Casco.

     The interest rate on the New Loan will be at the lender's prime rate plus .25%, adjusted daily. The New Loan is payable interest only for three months, after which it is payable in equal monthly payments of principal and interest over a period of 56 months.

     The Existing Line will be modified by reducing the face amount from $5 million to $3 million. No alternative financing arrangements have been made in the event that the merger financing described herein falls through. In addition, the loan reporting and audits required under the Existing Line will be increased from moderate to standard reporting and servicing and the borrowing availability will change from 85% of eligible accounts receivable and 50% of eligible inventory to 85% of eligible accounts receivable and 50% of eligible inventory, with a $1.5 million limit on inventory.

     Casco received a commitment for the New Loan and the modification of the Existing Loan on March 22, 2001. The commitment letter was amended by letter dated February 6, 2001. The following is a summary of the material conditions which must be satisfied for Branch Banking & Trust Co. to fund the amount contemplated by the commitment letter:

          - satisfactory review by the lender of Casco's final 2000 audit;

          - lender review and approval of final ownership structure;

          - favorable opinion from lender's counsel;

          - a pledge of stock of American to the lender; and

          - receipt by the lender of an updated personal financial statement of Charles R. Davis.

     If the merger is completed, as the surviving corporation, Casco expects to repay the debt incurred in connection with the merger primarily through cash flow generated from operations in the ordinary course of business and/or through refinancing. No alternative financing arrangements or alternative financing plans have been made in the event that these financing arrangements are not completed.

     The documentation governing the Existing Line and the New Loan has not yet been finalized and, accordingly, remains subject to change.

     The New Loan documentation and the documentation for the modification of the Existing Loan is expected to contain customary representations and warranties by Casco, including representations and warranties relating to organization, authority, enforceability, financial statements, compliance with law and other instruments, absence of material adverse changes, absence of material litigation, absence of defaults, absence of conflicts with material agreements, payment of taxes and certain business specific matters.

     The documentation also is expected to contain numerous restrictive covenants, including usual and customary financial covenants and covenants related to capital expenditures, mergers and asset sales or purchases, incurrence of debt obligations, liens and contingent obligations, transactions with affiliates, distributions and dividends and use of proceeds.

     The documentation also is expected to contain standard events of default, including, among other events, defaults based on failure to pay interest, principal or other amounts when due, failure to comply with covenants, inaccurate or false representations or warranties, cross defaults, change of control, judgment defaults, ERISA, bankruptcy and insolvency.

     Casco has agreed to pay the fees and expenses payable to Branch Banking & Trust Co. for the New Loan and the modification of the Existing Loan, including a commitment fee of $5,500.

                   ESTIMATED FEES AND EXPENSES OF THE MERGER

     The Merger Agreement provides that all expenses incurred in connection with the Merger Agreement and the transaction contemplated thereby will be paid by the party incurring such expense, except if the Merger Agreement is terminated in certain circumstances as described below. However, if the merger is consummated, Casco as the surviving corporation will pay or reimburse all expenses in connection with the merger. These expenses will not reduce the merger consideration to be received by Casco stockholders.

     If the Merger Agreement is terminated by either party or if the board of directors or the special committee withdraws or modifies in a manner adverse to the Buyer its approval or recommendation of the merger or recommend another acquisition proposal, and the Buyer is not in material breach of the Merger Agreement, Casco will pay termination fee to the Buyer in an amount equal to the greater of (i) 10% of the amount by which the fair market value of the consideration that would be received by the public stockholders under the acquisition proposal exceeds $2.10 per share, or (ii) $100,000; and Casco will reimburse to the Buyer the amount of its expenses.

     Casco has agreed to pay the fees and expenses payable to Branch Banking & Trust Co. for the New Loan and for the modification of the Existing Loan.

     Fees and expenses of the merger are estimated to be as follows:


DESCRIPTION                                                    CASCO
-----------                                                   --------
Special committee compensation..............................  $ 25,000
SEC filing fees.............................................       430
Debt financing fees and expenses............................    18,000
Financial advisory fees and expenses to Ambient.............    50,000
Legal fees and expenses.....................................   205,000(1)
Paying agent fees...........................................     3,500
Accounting fees and expenses................................     1,000
Printing and mailing expenses...............................    35,000
Miscellaneous...............................................    20,000
                                                              --------
          Total.............................................  $357,930
                                                              ========


---------------

(1) Includes approximately $85,000 for legal counsel to the Buyer and the Continuing Stockholders, $95,000 for legal counsel to Casco, and $25,000 for legal counsel to the special committee.

                       FEDERAL INCOME TAX CONSIDERATIONS

     Upon completion of the merger, each outstanding share of Casco common stock (other than shares held by Davis Holdings and other than shares as to which appraisal rights are properly exercised) will be converted into the right to receive the $2.10 in cash, without interest.

     The following discussion is a summary of the material United States federal income tax consequences of the merger to stockholders whose shares are surrendered pursuant to the merger (including any cash amounts received by dissenting stockholders pursuant to the exercise of appraisal rights). The discussion applies only to stockholders who hold shares of Casco common stock as capital assets, and may not apply to shares of Casco common stock received pursuant to the exercise of employee stock options or otherwise as compensation, or to stockholders who are not citizens or residents of the United States.

     The United States federal income tax consequences set forth below are based upon present law. Because individual circumstances may differ, each stockholder is urged to consult his or her own tax advisor to determine the applicability of the rules discussed below to him or her and the particular tax effects of the merger, including the application and effect of state, local and other tax laws.

     The receipt of cash pursuant to the merger (including any cash amounts received by dissenting stockholders pursuant to the exercise of appraisal rights) will be a taxable transaction for federal income tax purposes under the Internal Revenue Code of 1986, as amended, and also may be a taxable transaction under applicable state, local and other income tax laws. In general, for federal income tax purposes, a stockholder will recognize gain or loss equal to the difference between the cash received by the stockholder pursuant to the merger and the stockholder's adjusted tax basis in the shares of Casco common stock surrendered in the merger. The gain or loss will be capital gain or loss and will be long term gain or loss if, on the effective date of the merger, the shares of Casco common stock were held for more than one year. There are limitations on the deductibility of capital losses.

     Payments in connection with the merger may be subject to "backup withholding" at a 31% rate. Backup withholding generally applies if the stockholder fails to furnish his or her stockholder's social security number or other taxpayer identification number, or furnishes an incorrect taxpayer identification number. Backup withholding is not an additional tax but merely an advance payment, which may be refunded to the extent it results in an overpayment of tax. Certain persons generally are exempt from backup withholding, including corporations and financial institutions. Certain penalties apply for failure to furnish correct information and for failure to include the reportable payments in income. Stockholders should consult with their own tax advisors as to the qualifications for exemption from withholding and procedures for obtaining such exemption.

     Neither Davis Holdings nor Davis Acquisition will recognize gain or loss for United States federal tax purposes as a result of the merger. The Continuing Stockholders will not recognize gain or loss for federal income tax purposes as a result of their exchange of Casco common stock for Davis Holdings capital stock. The aggregate tax basis of Davis Holdings capital stock received in exchange for Casco common stock will the same as the aggregate tax basis of the Casco common stock surrendered in exchange. The holding period of Davis Holdings stock received as a result of the exchange will include the holding period of the Casco common stock surrendered.

                   ANTICIPATED ACCOUNTING TREATMENT OF MERGER

     The merger will be treated as a purchase business combination for accounting purposes.

                           CERTAIN REGULATORY MATTERS

     Casco, Davis Holdings, Davis Acquisition and the Continuing Stockholders do not believe that any governmental filings are required with respect to the merger other than the filing of the certificate of merger with the Secretary of State of the State of Delaware and filings with the Securities and Exchange Commission and The Nasdaq SmallCap Market. Casco, Davis Holdings, Davis Acquisition and the Continuing Stockholders do not believe that they are required to make a filing with the Department of Justice and the Federal Trade Commission pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, although each agency has the authority to challenge the merger on antitrust grounds before or after the merger is completed.

                                APPRAISAL RIGHTS

     Under Section 262 of the Delaware General Corporation Law, referred to as the "DGCL," any holder of common stock who does not wish to accept $2.10 per share in cash for the holder's shares of common stock may exercise appraisal rights under the DGCL and elect to have the fair value of the holder's shares of common stock on the date of the merger (exclusive of any element of value arising from the accomplishment or expectation of the merger) judicially determined and paid to the holder in cash, together with a fair rate of interest, if any, provided that the holder complies with the provisions of
Section 262 of the DGCL.

     The following discussion is not a complete statement of the law pertaining to appraisal rights under the DGCL, and is qualified in its entirety by the full text of Section 262, which is provided in its entirety as Appendix B to this proxy statement. All references in Section 262 and in this summary to a "stockholder" are to the record holder of the shares of common stock as to which appraisal rights are asserted. A PERSON HAVING A BENEFICIAL INTEREST IN SHARES OF COMMON STOCK HELD OF RECORD IN THE NAME OF ANOTHER PERSON, SUCH AS A BROKER OR NOMINEE, MUST ACT PROMPTLY TO CAUSE THE RECORD HOLDER TO FOLLOW THE STEPS SUMMARIZED BELOW PROPERLY AND IN A TIMELY MANNER TO PERFECT APPRAISAL RIGHTS.

     Under Section 262, where a proposed merger is to be submitted for adoption and approval at a meeting of stockholders, as in the case of the special meeting, the corporation, not less than 20 days before the meeting, must notify each of its stockholders entitled to appraisal rights that appraisal rights are available and include in that notice a copy of Section 262. This proxy statement constitutes that notice to the holders of common stock, and the applicable statutory provisions of the DGCL are attached to this proxy statement as Appendix B. Any stockholder who wishes to exercise appraisal rights or who wishes to preserve that right should review carefully the following discussion and Appendix B to this proxy statement. Moreover, because of the complexity of the procedures for exercising the right to seek appraisal of the common stock, Casco believes that stockholders who consider exercising such appraisal rights should seek the advice of counsel, which counsel or other appraisal services will not be paid for by Casco. FAILURE TO TIMELY AND PROPERLY COMPLY WITH THE PROCEDURES SPECIFIED IN SECTION 262 WILL RESULT IN THE LOSS OF APPRAISAL RIGHTS.

     Filing Written Objection. Any holder of common stock wishing to exercise the right to demand appraisal under Section 262 of the DGCL must satisfy each of the following conditions:

          - as more fully described below, the holder must deliver to Casco a written demand for appraisal of the holder's shares before the vote on the merger agreement at the special meeting, which demand must reasonably inform Casco of the identity of the holder and that the holder intends to demand the appraisal of the holder's shares;

          - the holder must not vote the holder's shares of common stock in favor of the merger agreement at the special meeting or consent thereto in writing pursuant to Section 228 of the DGCL; and

          - the holder must continuously hold the shares from the date of making the demand through the effective time of the merger; a stockholder who is the record holder of shares of common stock on the date the written demand for appraisal is made, but who thereafter transfers those shares before the effective time of the merger, will lose any right to appraisal in respect of those shares.

     The written demand for appraisal must be in addition to and separate from any proxy or vote. Neither voting (in person or by proxy) against, abstaining from voting or failing to vote on the merger agreement and the merger will constitute a written demand for appraisal within the meaning of Section 262.

     Only a holder of record of shares of common stock issued and outstanding immediately before the effective time of the merger is entitled to assert appraisal rights for the shares of common stock registered in that holder's name. A demand for appraisal should be executed by or on behalf of the stockholder of record, fully and correctly, as the stockholder's name appears on the applicable stock certificates, and should specify the stockholder's name and mailing address, the number of shares of common stock owned and that the stockholder intends to demand appraisal of the stockholder's common stock. If the shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand should be made in that capacity. If the shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or on behalf of all owners. An authorized agent, including one or more joint owners, may execute a demand for appraisal on behalf of a stockholder; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, the agent is acting as agent for such owner or owners. A record holder such as a broker who holds shares as nominee for several beneficial owners may exercise appraisal rights with respect to the shares held for one or more other beneficial owners while not exercising appraisal rights with respect to the shares held for one or more beneficial owners; in such case, the written demand should set forth the number of shares as to which appraisal is sought, and where no number of shares is expressly mentioned, the demand will be presumed to cover all shares held in the name of the record owner. STOCKHOLDERS WHO HOLD THEIR SHARES IN BROKERAGE ACCOUNTS OR OTHER NOMINEE FORMS AND WHO WISH TO EXERCISE APPRAISAL RIGHTS ARE URGED TO CONSULT WITH THEIR BROKERS TO DETERMINE APPROPRIATE PROCEDURES FOR THE MAKING OF A DEMAND FOR APPRAISAL BY THE NOMINEE.

     Any stockholder who has duly demanded an appraisal in compliance with
Section 262 will not, after the effective time of the merger, be entitled to vote the shares subject to that demand for any purpose or be entitled to the payment of dividends or other distributions on those shares (except dividends or other distributions payable to holders of record of shares as of a record date before the effective time of the merger).

     Any stockholder may withdraw its demand for appraisal and accept $2.10 per share by delivering to Casco a written withdrawal of the stockholder's demand for appraisal. However, any such attempt to withdraw made more than 60 days after the effective date of the merger will require written approval of Casco as the surviving corporation. No appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just. If Casco as the surviving corporation does not approve a stockholder's request to withdraw a demand for appraisal when that approval is required, or if the Delaware Court of Chancery does not approve the dismissal of an appraisal proceeding, the stockholder will be entitled to receive only the appraised value determined in any such appraisal proceeding, which value could be more than, the same as or less than $2.10 per share.

     A stockholder who elects to exercise appraisal rights under Section 262 should mail or deliver a written demand to Casco International, Inc., 13900 Conlan Circle, Suite 150, Charlotte, North Carolina 28277, Attn.: Jeffrey A. Ross, Secretary.

     Notice By Casco. Within 10 days after the effective time of the merger, Casco, the surviving corporation, must send a notice as to the effectiveness of the merger to each former stockholder of Casco who (1) has made a written demand for appraisal in accordance with Section 262 and (2) has not voted to approve and adopt, nor consented to, the Merger Agreement.

     Under the Merger Agreement, Casco has agreed to give Davis Holdings prompt notice of any demands for appraisal received by Casco. In addition, a condition to the completion of the merger requires the holders of no more than 5% of the total number of outstanding shares of Casco common stock request to exercise their appraisal rights. Davis Holdings has the right to participate in all negotiations and proceedings with respect to demands for appraisal under the DGCL. Casco will not, except with the prior written consent of Davis Holdings, make any payment with respect to any demands for appraisal, or offer to settle, or settle, any such demands.

     Within 120 days after the effective time of the merger, any former stockholder of Casco who has complied with the provisions of Section 262 to that point in time will be entitled to receive from Casco as the surviving corporation, upon written request, a statement setting forth the aggregate number of shares not voted in favor of the Merger Agreement and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Casco as the surviving corporation must mail that statement to the stockholder within 10 days of receipt of the request or within 10 days after expiration of the period for delivery of demands for appraisals under Section 262, whichever is later.

     Filing A Petition For Appraisal. Within 120 days after the effective date of the merger, either Casco as the surviving corporation or any stockholder who has complied with the requirements of Section 262 may file a petition in the Delaware Court of Chancery demanding a determination of the value of the shares of common stock held by all such stockholders. Casco is under no obligation, and has no present intent, to file a petition for appraisal, and stockholders seeking to exercise appraisal rights should not assume that Casco as the surviving corporation will file such a petition or that it will initiate any negotiations with respect to the fair value of the shares. Accordingly, stockholders who desire to have their shares appraised should initiate any petitions necessary for the perfection of their appraisal rights within the time and the manner prescribed in Section 262. Inasmuch as Casco has no obligation to file such a petition, the failure of a stockholder to do so within the time specified could nullify the stockholder's previous written demand for appraisal.

     A stockholder timely filing a petition for appraisal with the Delaware Court of Chancery must deliver a copy to Casco as the surviving corporation, which will then be obligated within 20 days to provide the Register in Chancery with a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by Casco as the surviving corporation. After notice to those stockholders, the Delaware Court of Chancery may conduct a hearing on the petition to determine which stockholders have become entitled to appraisal rights. The Delaware Court of Chancery may require stockholders who have demanded an appraisal of their shares and who hold stock represented by certificates to submit their certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings. If any stockholder fails to comply with the requirement, the Delaware Court of Chancery may dismiss the proceedings as to that stockholder.

     Determination Of Fair Value. After determining the stockholders entitled to an appraisal, the Delaware Court of Chancery will appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value.

     STOCKHOLDERS CONSIDERING SEEKING APPRAISAL SHOULD BE AWARE THAT THE FAIR VALUE OF THEIR SHARES AS DETERMINED UNDER SECTION 262 COULD BE MORE THAN, THE SAME AS OR LESS THAN THE $2.10 PER SHARE THEY WOULD RECEIVE UNDER THE MERGER AGREEMENT IF THEY DID NOT SEEK APPRAISAL OF THEIR SHARES. STOCKHOLDERS SHOULD ALSO BE AWARE THAT INVESTMENT BANKING OPINIONS ARE NOT OPINIONS AS TO FAIR VALUE UNDER SECTION 262.

     In determining fair value and, if applicable, a fair rate of interest, the Delaware Court of Chancery is to take into account all relevant factors. In WEINBERGER V. UOP, INC., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered and that "fair price obviously requires consideration of all relevant factors involving the value of a company." The Delaware Supreme Court stated that, in making this determination of fair value, the court must consider "market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts which were known or which could be ascertained as of the date of the merger and which throw any light on future prospects of the merged corporation." Furthermore, the court may consider "elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation."

     The costs of the action may be determined by the Delaware Court of Chancery and taxed upon the parties as the Delaware Court of Chancery deems equitable. Upon application of a dissenting stockholder, the Delaware Court of Chancery may also order that all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys' fees and the fees and expenses of experts, be charged pro rata against the value of all of the shares entitled to appraisal.

     Examination Of Corporate Records. Stockholder's right to examine corporate records is described in "Where Stockholders can find more information".

     ANY STOCKHOLDER WISHING TO EXERCISE APPRAISAL RIGHTS IS URGED TO CONSULT LEGAL COUNSEL BEFORE ATTEMPTING TO EXERCISE APPRAISAL RIGHTS. FAILURE TO COMPLY STRICTLY WITH ALL OF THE PROCEDURES SET FORTH IN SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW MAY RESULT IN THE LOSS OF A STOCKHOLDER'S STATUTORY APPRAISAL RIGHTS.

                              THE MERGER AGREEMENT

     The description of the Merger Agreement contained in this proxy statement describes the material terms of the Merger Agreement. A complete copy of the Merger Agreement appears in Appendix A to this proxy statement and is incorporated by reference. You are urged to read the entire Merger Agreement as it is the legal document that governs the merger.

THE MERGER

     The Merger Agreement provides that, subject to the conditions summarized below, Davis Acquisition will merge with and into Casco. Upon completion of the merger, Davis Acquisition will cease to exist and Casco will continue as the surviving corporation.

EFFECTIVE TIME OF MERGER

     The merger will become effective upon the filing of a certificate of merger with the Secretary of State of the State of Delaware and articles of merger with the Secretary of State of the State of North Carolina or at such later time as is specified in the certificate or articles of merger. This time is referred to as the "effective time." The filing is expected to occur as soon as practicable after adoption and approval of the Merger Agreement by Casco stockholders at the special meeting and satisfaction or waiver of the other conditions to the merger set forth in the merger agreement.

CERTIFICATE OF INCORPORATION, BYLAWS AND DIRECTORS AND OFFICERS OF CASCO AS THE SURVIVING CORPORATION

     When the merger is completed:

          - the articles of incorporation of Davis Acquisition as in effect immediately prior to the effective time will be the certificate of incorporation of Casco as the surviving corporation;

          - the bylaws of Davis Acquisition in effect immediately prior to the effective time will be the bylaws of Casco as the surviving corporation;

          - the directors of Davis Acquisition immediately prior to the effective time will become the directors of Casco as the surviving corporation; and

          - the officers of Casco immediately prior to the effective time will become officers of Casco as the surviving corporation.

CONVERSION OF COMMON STOCK

     At the effective time, each outstanding share of Casco common stock will automatically be converted into and represent the right to receive $2.10 in cash, without interest, referred to as the merger consideration, except for:

          - each share of common stock of Davis Acquisition outstanding immediately prior to the effective time will be converted into and become one share of common stock of Casco, as the surviving corporation in the merger;

          - each Casco warrant which is outstanding immediately prior to the effective time will be converted into the right to receive $2.10 per share of Casco common stock, upon exercise of such Casco warrant;

          - shares held by stockholders seeking appraisal rights in accordance with Delaware law; and

          - shares held by Casco in treasury that will be canceled without any payment thereon.

     At the effective time, each outstanding share of capital stock of Davis Acquisition will be converted into and exchanged for that number of shares of common stock of Casco as the surviving corporation, equal to that number of shares of Casco common stock outstanding immediately before the effective time, less the number of shares of Casco common stock held by Davis Holdings at the effective time.

PAYMENT FOR SHARES

     When and as needed, but in any event prior to or simultaneous with the effective time, Davis Holdings or Davis Acquisition will deposit with the paying agent appointed by Davis Holdings sufficient funds to pay the merger consideration. Promptly after the effective time, Casco as the surviving corporation will cause to be mailed to each record holder of shares of Casco common stock immediately prior to the effective time a letter of transmittal and instructions to effect the surrender of their certificate(s) in exchange for payment of the merger consideration.

     STOCKHOLDERS OF CASCO SHOULD NOT FORWARD STOCK CERTIFICATES TO THE PAYING AGENT UNTIL THEY HAVE RECEIVED THE LETTER OF TRANSMITTAL.

     The holder will be entitled to receive $2.10 per share only upon surrender to the paying agent of a share certificate, together with such letter of transmittal, duly completed in accordance with the instructions thereto. If payment of the merger consideration is to be made to a person whose name is other than that of the person in whose name the share certificate is registered, it will be a condition of payment that (1) the share certificate so surrendered be properly endorsed or otherwise in proper form for transfer and (2) the person requesting such exchange pay any transfer or other taxes that may be required to the satisfaction of the paying agent. No interest will be paid or accrued upon the surrender of the share certificates for the benefit of holders of the share certificates on any merger consideration.

     One year following the effective time, Davis Holdings will cause the paying agent to deliver to Casco as the surviving corporation all cash and documents in its possession, which have been deposited with the paying agent and which have not been disbursed to holders of share certificates. Thereafter, holders of certificates representing shares of Casco common stock outstanding before the effective time will surrender their certificates to Casco as the surviving corporation and will be entitled to look only to Casco as the surviving corporation for payment of any claims for merger consideration to which they may be entitled. Casco, Davis Holdings, Davis Acquisition and the paying agent will not be liable to any person in respect of any merger consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

TRANSFER OF SHARES

     At the effective time, the stock transfer books of Casco will be closed and there will be no further transfers on the records of Casco as the surviving corporation, or its transfer agent of certificates representing shares of Casco common stock outstanding before the effective time and any such certificates presented to Casco as the surviving corporation for transfer, other than shares held by stockholders seeking appraisal rights, will be canceled. From and after the effective time, the holders of share certificates representing shares of Casco common stock before the effective time will cease to have any rights with respect to these shares except as otherwise provided for in the merger agreement or by applicable law. All merger consideration paid upon the surrender for exchange of those share certificates in accordance with the terms of the merger agreement will be deemed to have been issued and paid in full satisfaction of all rights pertaining to the share certificates.

TREATMENT OF STOCK OPTIONS

     Prior to the effective time, Casco will take all steps necessary to give written notice to each holder of options granted under the Casco Incentive Stock Option Plan, as amended and the Casco Non-Employee Director Stock Option Plan, as amended collectively, the "Option Plans." All such options outstanding as of the effective time, whether vested or unvested, will be canceled effective as of the effective time and upon the execution and delivery to the Company by such holder of an instrument acknowledging cancellation of all such options held by such holder, Casco shall pay such holder promptly following the effective time, an amount determined by multiplying (i) the excess, if any, of $2.10 per share over the applicable exercise price per share of such options held by such holder by (ii) the number of shares such holder could have purchased had such holder exercised such options in full immediately prior to the effective time.

CASCO STOCKHOLDER APPROVAL

     The approval and adoption by a majority of all shares of Casco common stock entitled to vote thereon, in accordance with Section 251 of the Delaware General Corporation Law is a condition to the obligations of the parties under the Merger Agreement.

REPRESENTATIONS AND WARRANTIES

     The Merger Agreement contains various customary representations and warranties of Casco relating to, among other things:

          - Casco's due organization, valid existence, good standing and necessary corporate power and authority of Casco and its subsidiaries to carry on their business;

          - the capitalization of Casco;

          - authorization, execution, delivery and enforceability of the Merger Agreement;

          - the absence of any violations of or conflicts between the Merger Agreement and applicable laws or agreements or Casco's certificate of incorporation, as amended, and amended and bylaws, and any applicable laws;

          - the absence of consents, approvals, authorizations or permits of governmental authorities, except those specified in the Merger Agreement, required for Casco to complete the merger;

          - the absence liabilities that individually or in the aggregate would have a material adverse effect other than (i) liabilities incurred in the ordinary course of business consistent with past practice since December 31, 2000; (ii) liabilities that have been repaid or otherwise extinguished; and (iii) liabilities under or contemplated by the Merger Agreement;

          - the adequacy and accuracy of filings made by Casco with the Securities and Exchange Commission;

          - the conduct of Casco's business and operations in the ordinary course of business since December 31, 2000, except as disclosed in Casco's reports filed with the Securities and Exchange Commission and the absence of any material adverse effect;

          - the absence of any action, claim, suit, investigation or proceeding actually pending or threatened against Casco that if adversely determined, would, individually or in the aggregate, have a material adverse effect on Casco's business or operations, except for those disclosed in Casco's reports filed with the Securities and Exchange Commission; and

          - brokers', finders' and investment bankers' fees.

     The merger agreement contains various customary representations and warranties of Davis Holdings and Davis Acquisition relating to, among other things:

          - the due organization, valid existence, good standing and necessary corporate power and authority of Davis Holdings and Davis Acquisition to carry on their business;

          - the capitalization of Davis Holdings and Davis Acquisition;

          - the authorization, execution, delivery and enforceability of the Merger Agreement;

          - the absence of consents, approvals, authorization or permits of governmental authorities, except those specified in the merger agreement, required for Davis Holdings or Davis Acquisition to complete the merger;

          - the absence of any conflicts between the Merger Agreement and Davis Holdings' or Davis Acquisition's certificate of incorporation or bylaws, any applicable law or other contracts or documents;

          - brokers', finders' and investment bankers' fees; and

          - the absence of any intent to sell Casco's business following the consummation of the merger.

     All representations and warranties are subject to various qualifications and limitations.

CONDUCT OF BUSINESS PENDING THE MERGER

     Casco is subject to restrictions on its conduct and operations until the merger is completed. In the Merger Agreement, Casco has agreed that, prior to the effective time, it will operate its business only in the ordinary course consistent with past practice and will use its best efforts to preserve in tact its business relationships with third parties and to keep available the services of its present officers and employees.

NOTICES OF CERTAIN EVENTS

     Casco has agreed to notify the Buyer promptly of any notice or other communication received by Casco from any person alleging that the consent of such person may be required in connection with the merger, and any notice or other communication received by Casco in connection with the merger.

ACQUISITION PROPOSALS

     Casco has agreed not to directly or indirectly (i) take any action to solicit, initiate or encourage any acquisition proposal, (ii) participate in any discussions or negotiations with, encourage any effort or attempt by, any other person to facilitate an acquisition proposal or (iii) take any other action to produce an acquisition proposal. For these purposes, an acquisition proposal includes any offer or proposal concerning (i) any tender or exchange offer, (ii) proposal for a merger, share exchange, recapitalization, consolidation or other business combination involving Casco or (iii) any proposal or offer to acquire in any manner, directly or indirectly, any significant equity interest in, or a substantial portion of the assets of, Casco, other than pursuant to the transactions contemplated by the Merger Agreement.

     Notwithstanding the foregoing, Casco may, subject to a confidentiality agreement, furnish to any party information and access in response to a request for information or access made into an acquisition proposal after the date of the Merger Agreement and participate in discussions and negotiate with such party concerning any written acquisition proposal made after the date of the Merger Agreement. However, Casco may not initiate or encourage such acquisition proposal and the special committee must have determined in good faith based upon advice of counsel to the special committee that the taking of such action is necessary to discharge the board of directors' fiduciary duties under applicable law.

     The board of directors of Casco must immediately notify the Buyer if any acquisition proposal is made and thereafter keep the Buyer promptly advised of all material developments that could culminate in the board of directors withdrawing, modifying or amending its recommendation of the merger.

CONDITIONS TO THE MERGER

     Conditions To Each Party's Obligations. The obligations of Casco, Davis Holdings and Davis Acquisition to complete the merger are subject to the satisfaction or waiver on or prior to the effective time of the following conditions:

          - the merger and the Merger Agreement shall have been adopted and approved by the holders of a majority of the outstanding shares of Casco common stock;

          - the parties shall have received a certified copy of consent resolutions duly adopted by the board of directors and sole stockholder of Davis Acquisition, by the terms of which resolutions such board of directors shall have adopted and approved the Merger Agreement and the merger and recommended that the merger to Davis Holdings, as the sole stockholder of Davis Acquisition, and Davis Holdings shall have adopted and approved the Merger Agreement and the merger;

          - the absence of any law, order or injunction that prohibits the completion of the merger; and

          - the completion of all actions by or in respect of or filings with governmental authorities required to permit the consummation of the merger, other than the filing of the requisite articles of merger with the Secretary of State of the State of Delaware.

     Conditions To Davis Holdings' And Davis Acquisition's Obligations. The obligations of each of Davis Holdings and Davis Acquisition to complete the merger are subject to the satisfaction, or waiver by Davis Holdings and Davis Acquisition, on or prior to the effective time, of the following conditions:

          - Casco must have performed in all material respects all obligations under the Merger Agreement required to be performed at or prior to the effective time, the representations and warranties made by Casco in the Merger Agreement must be true and correct in all material respects as of the date of the Merger Agreement and as of the effective date, and Davis Holdings must have received a certificate signed by the chief executive officer and the principal financial officer of Casco to such effect;

          - no matter shall have occurred that would reasonably be expected to affect materially or adversely the business, condition (financial or otherwise), properties, assets, prospects or results of operations of Casco considered as a whole;

          - Casco must have obtained all consents and approvals from third parties with respect to the transactions contemplated by the Merger Agreement except for consents and approvals that would, individually or in the aggregate, not have a material adverse effect on Casco following completion of the merger;

          - Casco shall have delivered cancellation instruments executed by all holders of options with respect to all outstanding options as of the effective time;

          - The Buyer shall have received all documents it may reasonably request relating to the authority of Casco to enter into the Merger Agreement; and

          - The Buyer shall have received an opinion of counsel to the Company covering such matters as are reasonably requested by Davis Holdings.

     Conditions To Casco's Obligations. The obligation of Casco to effect the merger is subject to the satisfaction, or waiver by Casco, on or prior to the effective time, of the following conditions:

          - each of Davis Holdings and Davis Acquisition must have performed in all material respects all obligations under the Merger Agreement required to be performed at or prior to the effective time, the representations and warranties of each of Davis Holdings and Davis Acquisition must be true and correct in all material respects as of the effective time, and Casco must have received a certificate signed by the chief executive officer and chief financial officer of Davis Holdings and Davis Acquisition to such effect;

          - Casco shall have received all documents it may reasonably request relating to the authority of Davis Holdings and Davis Acquisition to enter into the merger agreement; and

          - Casco shall have received from counsel to Davis Holdings and Davis Acquisition an opinion covering such matters as Casco reasonably requests.

     It is not anticipated that any of the parties to the Merger Agreement will waive any of the foregoing conditions.

TERMINATION OF THE MERGER AGREEMENT

     The merger agreement may be terminated and the merger may be abandoned at any time prior to the effective time (notwithstanding any approval of the Merger Agreement by the stockholders of Casco):

          - by mutual consent of Casco and the Buyer;

          - by either Casco or the Buyer if the merger has not been consummated by October 31, 2001;

          - by either Casco or the Buyer, if there shall be any law that makes consummation of the merger illegal or otherwise prohibited or if any order enjoining the Buyer or Casco from consummating the merger is entered and such order shall become final non-appealable; or

          - by either Casco or the Buyer if the Merger Agreement and the merger shall fail to be approved and adopted by the stockholders of Casco;

          - by either Casco or the Buyer if the board of directors or special committee of Casco shall (i) withdraw or modify in a manner adverse to the Buyer its approval or recommendation of the Merger Agreement and the merger, (ii) recommend another acquisition proposal, or
            (iii) resolve to do any of the foregoing;

          - by either Casco or the Buyer if the other party has breached any representation, warranty, or covenant contained in the Merger Agreement in any material respect, the breaching party has been notified of such breach and the breach cannot be or has not been cured within 15 days after the giving of such notice.

     Generally, if the Merger Agreement is terminated, there will be no liability on the part of any party except for the payment of fees and expenses as described below. However, no party will be relieved from liability for breaches of the merger agreement.

     If the merger agreement is terminated by either Casco or the Buyer if the board of directors or special committee of Casco shall have (i) withdrawn or modified in a manner adverse to the Buyer its approval or recommendation of the Merger Agreement and the merger, (ii) recommended another acquisition proposal, or (iii) resolved to do any of the foregoing, and the Buyer is not in material breach of its covenants, representations and warranties contained in the Merger Agreement, Casco will pay a termination fee to the

Buyer in an amount equal to the greater of (i) 10% of the amount by which the fair market value of the consideration that would be received by the public stockholders under the acquisition proposal exceeds $2.10 per share of Casco common stock, or (ii) $100,000; and Casco will reimburse to the Buyer the amount of its reasonable out-of-pocket expenses (including fees and expenses of counsel, investment bankers, experts, etc.) incurred in connection with the merger.

AMENDMENTS; WAIVERS

     Any provision of the Merger Agreement may be amended or waived prior to the effective time if, and only if, such amendment or waiver is in writing and signed by all parties, or in the case of a waiver, by the party against whom the waiver is to be effective. After the adoption of the Merger Agreement by the stockholders of the Company, no such amendment or waiver may, without the further approval of such stockholders, alter or change (i) the merger consideration or (ii) any of the terms or conditions of the Merger Agreement if such alteration or change would adversely affect the public stockholders.

                            SELECTED FINANCIAL DATA

     Casco's selected historical financial data presented below as of and for the five fiscal years ended December 31, 2000 are derived from Casco's audited consolidated financial statements. Data as of and for the nine-month periods ended September 30, 2001 and September 30, 2000 have been derived from unaudited financial statements of Casco. Interim operating results are not necessarily indicative of the results that may be achieved for the entire year. The following selected historical financial data should be read in conjunction with Casco's most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q, which are incorporated by reference in, and accompany, this proxy statement. Casco has never paid a cash dividend.

                                                                                                              NINE MONTHS
                                                          YEAR ENDED DECEMBER 31,                         ENDED SEPTEMBER 30,
                                       --------------------------------------------------------------   -----------------------
                                          2000         1999         1998         1997         1996         2001         2000
                                       ----------   ----------   ----------   ----------   ----------   ----------   ----------
                                                                 (IN THOUSANDS EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Revenues.............................  $   23,545   $   24,199   $   21,718   $   19,333   $   21,959   $   15,429   $   15,149
Costs and expenses...................  $   22,952   $   23,549   $   22,102   $   20,007   $   22,542   $   15,111   $   15,540
                                       ----------   ----------   ----------   ----------   ----------   ----------   ----------
Income (loss) before income taxes and
  cumulative effect of change in
  accounting principle...............         593          650         (384)        (674)        (583)         318         (391)
Benefit (Provision) for income
  taxes..............................        (252)        (293)         146          256          195         (134)         158
                                       ----------   ----------   ----------   ----------   ----------   ----------   ----------
Income (loss) before extraordinary
  gain and cumulative effect of
  change in accounting principle.....         341          357         (238)        (418)        (388)         184         (234)
Cumulative effect of change in
  accounting principle*..............          --           --           --           --          597           --           --
Extraordinary gain on retirement of
  debt...............................          --           --          930           --           --           --           --
                                       ----------   ----------   ----------   ----------   ----------   ----------   ----------
Net Income (loss)....................         341          357          692         (418)         209          184         (234)
                                       ==========   ==========   ==========   ==========   ==========   ==========   ==========
PER SHARE DATA:
Income (loss) before cumulative
  effect of change in accounting
  principle..........................  $     0.19   $     0.20   $    (0.13)  $    (0.34)  $    (0.39)  $     0.10   $    (0.13)
Cumulative effect of change in
  accounting principle...............          --           --           --           --         0.59           --           --
Extraordinary gain on retirement of
  debt...............................          --           --         0.52           --           --           --           --
                                       ----------   ----------   ----------   ----------   ----------   ----------   ----------
Income (loss) per common share.......        0.19         0.20         0.39        (0.34)        0.20         0.10        (0.13)
                                       ==========   ==========   ==========   ==========   ==========   ==========   ==========
Weighted average common and common
  equivalent shares..................   1,782,237    1,783,200    1,783,200    1,255,447    1,003,431    1,774,186    1,783,200
                                       ==========   ==========   ==========   ==========   ==========   ==========   ==========

---------------

* In 1996, the Company changed its method of accounting for the recognition of revenues relating to advanced deposits. Effective with the change, revenues are recognized over the course of the programs based on the Company's historical and expected redemption percentages. The effect of the accounting change in 1996 was to increase income before income taxes and cumulative effect of change in accounting principle by $209,190.

BALANCE SHEET DATA:
Working capital......................  $    4,920   $    4,787   $    4,606   $    7,202   $    5,025   $    5,433   $    4,535
        Total assets.................      16,544       17,344       18,843       16,148       18,249       15,185       15,032
Long-term debt.......................       2,054        2,190        2,413        4,900        4,125        1,949        2,093
Stockholders' equity.................       6,560        6,237        5,880        5,188        3,328        6,798        6,019

     Casco has not provided any pro forma data giving effect to the proposed merger. Casco does not believe such information is material to its unaffiliated stockholders in evaluating the merger agreement and the merger since the merger consideration is all cash; and if the merger is completed, Casco stock would cease to be publicly traded and the unaffiliated stockholders of Casco would not retain or receive a continuing interest in Casco's business.

                  MARKET PRICES OF COMMON STOCK AND DIVIDENDS

MARKET PRICES


     Casco's common stock and warrants trade on The Nasdaq SmallCap Market under the symbols "CASC" and "CASCW". As of December 3, 2001, there were approximately 501 record holders of Casco common stock. The following table sets forth, for the periods indicated, the high and the low bid prices for shares of the Company's common stock and warrants. These quotations represent prices between dealers, do not include markups, markdowns or commissions and may not necessarily represent actual transactions.



                                                                 BID PRICE
                                                              ---------------
                                                               HIGH     LOW
                                                              ------   ------
FISCAL YEAR ENDED DECEMBER 31, 1999
First Quarter...............................................  $1.750   $0.875
Second Quarter..............................................  $2.125   $1.625
Third Quarter...............................................  $4.500   $1.750
Fourth Quarter..............................................  $3.500   $2.000
FISCAL YEAR ENDED DECEMBER 31, 2000
First Quarter...............................................  $5.843   $1.781
Second Quarter..............................................  $4.500   $2.625
Third Quarter...............................................  $3.687   $1.187
Fourth Quarter..............................................  $1.625   $0.875
FISCAL YEAR ENDED DECEMBER 31, 2001
First Quarter...............................................  $1.843   $1.156
Second Quarter..............................................  $1.940   $1.480
Third Quarter...............................................  $1.961   $1.916
Fourth Quarter (through November 30, 2001)..................  $1.880   $1.852



     Both the high and the low bid price of Casco's common stock on The Nasdaq SmallCap Market on December 8, 2000, the last trading day before Casco announced the Davis' initial offer to take Casco private by purchasing all of the outstanding shares of common stock at a price of $1.87 per share, was $1.00 per share. The average high and low bid price per share of Casco common stock was $1.59 and $0.875, respectively, during the four week period preceding the initial announcement to take Casco private. On May 10, 2001, the last full trading day before the public announcement of the signing of the merger agreement, the high and low bid prices of Casco common stock as reported on The Nasdaq SmallCap Market were $1.93 and $1.91 per share, respectively, and the closing sale price on that date was $1.91 per share. On November 30, 2001, the last practicable trading day for which information was available prior to the date of the first mailing of this proxy statement, the closing price per share of Casco common stock as reported on The Nasdaq SmallCap Market was $1.95. Stockholders should obtain a current market quotation for Casco common stock before making any decision with respect to the merger.


DIVIDENDS

     Casco has not declared or paid any cash dividends on the Common Stock since it was acquired by Pages, Inc. in 1990. Casco's management anticipates that for the foreseeable future it will retain earnings in order to finance the expansion and development of its business, and no cash dividends will be paid on its common stock. Casco may reconsider this policy from time to time in light of conditions then existing, including earnings performance, financial condition and capital requirements. The Loan Agreement between Casco and Branch Banking & Trust (the "Loan Agreement") does not allow Casco to pay cash dividends which total in excess of $100,000 on its common stock and only then when Casco is not in default under the Loan Agreement.

     Casco will be subject to financial and operating covenants, including limitations on the payment of cash dividends, under the proposed $2.2 million loan anticipated to provide the financing for the merger. See "Merger Financing."

                             RECENT STOCK PURCHASES

PURCHASES BY CASCO, DAVIS HOLDINGS AND DAVIS ACQUISITION

     Neither Casco, Davis Holdings nor Davis Acquisition have purchased any Casco common stock during the past two years. Except as disclosed under "Purchased by the Continuing Stockholders," none of the directors or executive officers of Davis Holdings or Davis Acquisition purchased any Casco common stock in the past two years.

PURCHASES BY THE CONTINUING STOCKHOLDERS

     The table below sets forth information regarding purchases by each of the Continuing Stockholders of shares of Casco's common stock during the past two years, including the number of shares purchased, the range of prices paid and the average purchase price:

                                                                               AVERAGE PURCHASE
NAME                             DATE          NO. OF SHARES    PRICE RANGE         PRICE
----                      -------------------  -------------   -------------   ----------------
S. Robert Davis.........  First Quarter 2000       1,000        4.3125              4.3125
                          Second Quarter 2000      1,000        3.6875              3.6875
Melissa Davis...........  Fourth Quarter 2000        648        1.68                1.68
Jeffrey A. Ross.........  Third Quarter 2001       1,112        2.10                2.10

RECENT TRANSACTIONS

     There have been no transactions in the common stock of Casco effected during the last 60 days by Casco, any of its directors or executive officers, Davis Holdings, Davis Acquisition, or any Continuing Stockholder.

                    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                             OWNERS AND MANAGEMENT


     The following table sets forth certain information regarding the beneficial ownership of Casco as of December 3, 2001 by (1) all those known to Casco to be beneficial owners of more than 5% of its common stock; (2) each director; (3) Casco's chief executive officer; (4) all executive officers and directors of Casco as a group, and (5) all other Continuing Stockholders. Unless otherwise indicated, the address for each of the stockholders listed below is c/o Casco International, Inc., 13900 Conlan Circle, Suite 150, Charlotte, North Carolina 28277. Except as otherwise specified, each of the stockholders named in the table has indicated to Casco that such stockholder has sole voting and investment power with respect to all shares of Casco common stock beneficially owned by that stockholder.


                                                                           AMOUNT AND NATURE OF
                                                                           BENEFICIAL OWNERSHIP
                                                                       ----------------------------
NAME                                          POSITION WITH CASCO      SHARES(1)      PERCENTAGE(1)
----                                       --------------------------  ---------      -------------
S. Robert Davis..........................    Chairman of the Board       981,341(3)       52.1%
Charles R. Davis.........................          President           1,159,141(4)       56.2%
R. L. Renck & Co., Inc.(2)...............             None               398,200(5)       21.7%
Daniel A. Splawn.........................  Vice President, Operations     58,300(6)        3.2%
Dr. John Graver..........................             None                55,000           3.1%
David J. Richards(2).....................           Director              41,609(7)        2.3%
Michael P. Beauchamp(2)..................           Director              46,480(7)        2.6%
Randall J. Asmo(2).......................           Director              61,525(8)        3.4%
Rodney L. Taylor(2)......................           Director              23,000(9)        1.3%
Richard R. Fentin(2).....................             None                20,000           1.1%
Philip M. Shasteen(2)....................           Director              11,713(10)       0.7%
Jeffrey A. Ross..........................   Chief Financial Officer       54,687(11)       3.0%
Melissa Davis(2).........................             None                 4,714           0.3%
Media Source, Inc.(2)....................             None                28,411           1.6%
All directors and executive officers as a
  group (8 persons)......................              --              1,641,103          69.9%

---------------


 (1) Beneficial ownership is determined in accordance with the rules and regulations of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock issuable upon the exercise of options currently exercisable or convertible or exercisable or convertible within 60 days, are deemed outstanding for computing the percentage ownership of the person holding such options, but are not deemed outstanding for computing the percentage ownership of any other person. Percentage ownership is based on 1,774,186 shares outstanding on December 3, 2001.


 (2) The address of S. Robert Davis, Randall J. Asmo, Media Source, Inc. ("Media Source") and Melissa Davis is 5695 Avery Road, Dublin, OH 43016. The address of R. L. Renck & Co., Inc. is 2 Rector Street, 25th Floor, New York, NY 10006. The address of Dr. John Graver is 1535 Old Henderson Road, Columbus, OH 43220. The address of Richard R. Fentin is 82 Devonshire Street, Boston, MA 02109. The address of David J. Richards is 5900 Cromdale Drive, Suite 300, Dublin, OH 43017. The address of Michael P. Beauchamp is 7422 Carmel Executive Park, Suite 107, Charlotte, North Carolina 28226. The address of Rodney L. Taylor is SR 7 Newport Pike, Marietta, OH 45750. The address of Mr. Shasteen is 100 North Tampa Street, Suite 1800, Tampa, FL 33602.

 (3) Includes 110,000 shares issuable upon exercise of stock options within 60 days, 28,411 shares held by Media Source (as to which Mr. Davis has beneficial ownership as Chairman of the Board and President), and 581,176 shares for which Mr. Davis and Charles R. Davis have the power to vote pursuant to a proxy granted by each of the Continuing Stockholders to them to vote in favor of the proposed merger (the "Proxy").

 (4) Includes 287,800 shares issuable upon exercise of stock options within 60 days, 28,411 shares held by Media Source (as to which Mr. Davis has beneficial ownership as a director of Media Source), and 729,600 shares for which Mr. Davis and S. Robert Davis have the power to vote pursuant to the Proxy.
 (5) Includes 60,000 shares issuable upon the exercise of warrants within 60 days.
 (6) Includes 50,400 shares issuable upon the exercise of options within the next 60 days.
 (7) Includes 35,400 shares issuable upon the exercise of options within the next 60 days.
 (8) Includes 22,700 shares issuable upon the exercise of options within the next 60 days.
 (9) Includes 20,000 shares issuable upon the exercise of options within the next 60 days.
(10) Includes 10,000 shares issuable upon the exercise of options within the next 60 days.
(11) Includes 51,480 shares issuable upon the exercise of options within the next 60 days.

                              INDEPENDENT AUDITORS

     Casco's financial statements as of December 31, 2000 and 1999, and for each of the years in the three-year period ended December 31, 2000, incorporated by reference in this proxy statement, have been audited by Hausser + Taylor, independent auditors, as stated in their report.

                          FUTURE STOCKHOLDER PROPOSALS

     Casco's annual meeting of stockholders is normally held in May or June of each year. When Casco received the proposal of S. Robert Davis and Charles R. Davis in December, 2000 for a proposed merger, management postponed the annual meeting of shareholders. If the merger is completed, there will be no public participation in any future meetings of stockholders of Casco. However, if the merger is not completed, Casco stockholders will continue to be entitled to attend and participate in Casco stockholders' meetings. If the merger is not completed, Casco will inform its stockholders, by press release or other means determined reasonable by Casco, of the date by which stockholder proposals must be received by Casco for inclusion in the proxy materials relating to the annual meeting, which proposals must comply with the rules and regulations of the Commission then in effect.

                  WHERE STOCKHOLDERS CAN FIND MORE INFORMATION

     Casco files annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. In addition, because the merger is a "going private" transaction, Casco has filed a Rule 13e-3 Transaction Statement on Schedule 13E-3 with respect to the merger. The
Schedule 13E-3, the exhibits to the Schedule 13E-3 and such reports, proxy statements and other information contain additional information about Casco. Each exhibit to the Schedule 13E-3 will be made available for inspection and copying at Casco's executive offices during regular business hours by any Casco stockholder or a representative of a stockholder as so designated in writing.

     Casco stockholders may read and copy the Schedule 13E-3 and any reports, statements or other information filed by Casco at the Commission's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following regional offices of the Commission: 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, Suite 1300, New York, New York 10048. Please call the Commission at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Casco's filings with the Commission are also available to the public from commercial document retrieval services and at the website maintained by the Commission located at: http://www.sec.gov.

     This proxy statement is being furnished to stockholders together with a copy of Casco's Annual Report on Form 10-K for the year ended December 31, 2000, as amended on Form 10-K/A, its Quarterly Report on Form 10-Q for the quarter ended March 31, 2000, its amended Quarterly Report on Form 10-Q for the quarter ended June 30, 2001 and its Quarterly Report on Form 10-Q for the quarter ended September 30, 2001.

          INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE; ATTACHMENTS



     The Commission allows Casco to "incorporate by reference" information into this proxy statement. This means that Casco can disclose important information by referring to another document filed separately with the Commission. The information incorporated by reference is considered to be part of this proxy statement. This proxy statement and the information that Casco files later with the Commission may update and supersede the information incorporated by reference. Casco incorporates by reference each document it files under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement and before the special meeting. The following documents filed by the Company with the Commission under the Exchange Act accompany this Proxy
Statement:


        - Casco's Annual Report on Form 10-K for the year ended December 31,
          2000;

        - Amendment No. 1 to Casco's Annual Report on Form 10-K for the year ended December 31, 2000;

        - Amendment No. 2 to Casco's Annual Report on Form 10-K for the year ended December 31, 2000;

        - Casco's Quarterly Report on Form 10-Q for the quarter ended March 31, 2001;

        - Casco's Quarterly Report on Form 10-Q for the quarter ended June 30, 2001;

        - An Amendment to Casco's Quarterly Report on Form 10-Q for the quarter ended June 30, 2001; and


        - Casco's Quarterly Report on Form 10-Q for the quarter ended September 30, 2001.


     Casco undertakes to provide without charge to each person to whom a copy of this proxy statement has been delivered, upon request, by first class mail or other equally prompt means, within one business day of receipt of such request, a copy of any or all of the documents incorporated by reference herein, other than the exhibits to such documents, unless such exhibits are specifically incorporated by reference into the information that this proxy statement incorporates. Requests for copies should be directed to Casco International, Inc., 13900 Conlan Circle, Suite 150, Charlotte, North Carolina 28277,
Attention: Jeffrey A. Ross, Secretary (telephone number: (704) 482-9581). Document requests from Casco should be made by December 23, 2001 in order to receive them before the special meeting.

     The proxy statement does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is not lawful to make any offer or solicitation in such jurisdiction. The delivery of this proxy statement should not create an implication that there has been no change in the affairs of Casco since the date of this proxy statement or that the information herein is correct as of any later date.

     Stockholders should not rely on information other than that contained or incorporated by reference in this proxy statement. Casco has not authorized anyone to provide information that is different from that contained in this proxy statement.

                                                                      APPENDIX A

                          AGREEMENT AND PLAN OF MERGER
                                  BY AND AMONG

                     DAVIS HOLDINGS OF NORTH CAROLINA, INC.

                            DAVIS ACQUISITION CORP.

                                      AND

                           CASCO INTERNATIONAL, INC.

                            DATED AS OF MAY 8, 2001

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
ARTICLE I THE MERGER........................................   A-4
     Section 1.1 Company Action.............................   A-4
     Section 1.2 The Merger.................................   A-5
     Section 1.3 Conversion of Shares and Warrants..........   A-5
     Section 1.4 Surrender and Payment......................   A-5
     Section 1.5 Dissenting Shares..........................   A-6
     Section 1.6 Stock Options..............................   A-6
     Section 1.7 Closing....................................   A-7
ARTICLE II THE SURVIVING CORPORATION........................   A-7
     Section 2.1 Certificate of Incorporation...............   A-7
     Section 2.2 Bylaws.....................................   A-7
     Section 2.3 Directors and Officers.....................   A-7
ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE COMPANY...   A-7
     Section 3.1 Corporate Organization.....................   A-7
     Section 3.2 Capitalization.............................   A-8
     Section 3.3 Authority Relative to this Agreement.......   A-8
     Section 3.4 No Violation...............................   A-8
     Section 3.5 Compliance with Laws.......................   A-9
     Section 3.6 Litigation.................................   A-9
     Section 3.7 Financial Statements and Reports...........   A-9
     Section 3.8 Absence of Certain Changes or Events.......  A-10
     Section 3.9 No Undisclosed Material Liabilities........  A-10
     Section 3.10 No Default................................  A-10
     Section 3.11 Finders' and Brokers' Fees................  A-10
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF BUYER..........  A-11
     Section 4.1 Corporate Organization.....................  A-11
     Section 4.2 Capitalization.............................  A-11
     Section 4.3 Corporate Authorization....................  A-11
     Section 4.4 Governmental Authorization.................  A-11
     Section 4.5 Non-Contravention..........................  A-11
     Section 4.6 Finders' and Brokers' Fees.................  A-11
     Section 4.7 No Current Intent to Sell Business.........  A-12
ARTICLE V COVENANTS OF THE COMPANY..........................  A-12
     Section 5.1 Conduct of the Company.....................  A-12
     Section 5.2 Shareholder Meeting; Proxy Material........  A-12
     Section 5.3 Disclosure Documents.......................  A-12
     Section 5.4 Access to Information......................  A-13
     Section 5.5 Notices of Certain Events..................  A-13
     Section 5.6 Acquisition Proposals......................  A-13
ARTICLE VI COVENANTS OF BUYER...............................  A-14
     Section 6.1 Director and Officer Liability.............  A-14
     Section 6.2 Disclosure Documents.......................  A-14
     Section 6.3 Notices of Certain Events..................  A-14
ARTICLE VII COVENANTS OF BUYER AND THE COMPANY..............  A-14
     Section 7.1 Best Efforts...............................  A-14
     Section 7.2 Certain Filings............................  A-14
     Section 7.3 Public Announcements.......................  A-15
     Section 7.4 Further Assurances.........................  A-15

                                                              PAGE
                                                              ----
ARTICLE VIII CONDITIONS TO THE MERGER.......................  A-15
     Section 8.1 Conditions to the Obligations of Each
      Party.................................................  A-15
     Section 8.2 Additional Conditions to the Obligations of
      Buyer and Merger Subsidiary...........................  A-16
     Section 8.3 Additional Conditions to the Obligations of
      the Company...........................................  A-16
ARTICLE IX TERMINATION......................................  A-17
     Section 9.1 Termination................................  A-17
     Section 9.2 Effect of Termination......................  A-17
     Section 9.3 Fees and Expenses..........................  A-17
ARTICLE X MISCELLANEOUS.....................................  A-18
     Section 10.1 Definitions...............................  A-18
     Section 10.2 Notices...................................  A-19
     Section 10.3 No Survival of Representations and
      Warranties............................................  A-20
     Section 10.4 Amendments; No Waivers....................  A-20
     Section 10.5 Successors and Assigns....................  A-20
     Section 10.6 Governing Law.............................  A-20
     Section 10.7 Severability..............................  A-20
     Section 10.8 Headings and Captions.....................  A-21
     Section 10.9 Interpretations...........................  A-21
     Section 10.10 Counterparts; Effectiveness..............  A-21

                          AGREEMENT AND PLAN OF MERGER

     THIS AGREEMENT AND PLAN OF MERGER is made as of May 8, 2001, by and among Davis Holdings of North Carolina, Inc., a North Carolina corporation ("Davis"), Davis Acquisition of North Carolina, Inc. a North Carolina corporation and wholly-owned subsidiary of Davis ("Merger Subsidiary" or "Merger Sub") (Davis and Merger Subsidiary are sometimes referred to collectively as "Buyer"), and Casco International, Inc., a Delaware corporation (the "Company").

     WHEREAS:

     A. The authorized capital stock of the Company consists of (i) 5,000,000 shares of common stock, $.01 par value (the "Company Common Stock"), of which 1,783,200 shares were issued and outstanding as of close of business on May 8, 2001, and (ii) 300,000 shares of preferred stock, $.01 par value (the "Preferred Stock"), of which no shares were issued and outstanding as of the close of business on May 8, 2001.

     B. The Company has outstanding warrants to purchase 1,620,000 shares of Company Common Stock ("Company Warrants"), consisting of warrants to purchase 1,560,000 shares at an exercise price of $5.50 per share, warrants to purchase 30,000 shares at an exercise price of $3.00 per share and warrants to purchase 30,000 shares at an exercise price of $2.75 per share.

     C. Davis will own immediately prior to the Effective Time, 845,800 shares of Company Common Stock representing approximately 47% of the total issued and outstanding Company Common Stock.

     D. A special committee of the Board of Directors of the Company appointed on December 11, 2000 and comprised entirely of directors who are neither members of management of the Company nor affiliated with Buyer or any Affiliate of Buyer (other than the Company) (the "Special Committee") has unanimously determined that the Merger is fair to the shareholders of the Company other than Buyer (the "Public Shareholders") and has unanimously recommended its approval by the Board of Directors (the "Board").

     E. The Board, based on the recommendation of the Special Committee and the written opinion of Ambient Advisors, LLC, the financial advisor to the Special Committee (the "Financial Advisor") that the consideration to be received by the Public Shareholders in the Merger is fair from a financial point of view, has determined that the Merger is fair to the Public Stockholders and has approved and adopted this Agreement and its contemplated transactions and, subject to the following terms and conditions, resolved to recommend the approval and adoption of this Agreement by the shareholders of the Company.

     F. The Board, Davis, and Merger Sub each have approved the merger of Merger Subsidiary with and into the Company (the "Merger") in accordance with the Delaware General Corporation Law ("DGCL"), the North Carolina Business Corporation Act ("NCBCA"), as applicable, and the terms and conditions provided below, pursuant to which each share (other than shares of Company Common Stock held by the Company as treasury stock, shares of Company Common Stock owned by Davis immediately prior to the Effective Time and shares of Company Common Stock as to which appraisal rights have been perfected in accordance with the DGCL) will be converted into the right to receive the Merger Consideration.

     G. Certain capitalized terms are defined in Section 10.1 hereof.

     NOW, THEREFORE, in consideration of these premises and the mutual covenants, representations, warranties, and agreements herein, the parties agree as follows:

                                   ARTICLE I

                                   THE MERGER

SECTION 1.1  COMPANY ACTION.

     The Company represents that the Board, at a meeting called and held, and relying in part on the unanimous recommendation of the Special Committee, has
(i) unanimously determined that this Agreement and its contemplated transactions, including the Merger, are fair to, and in the best interests of, the Public

Shareholders, (ii) unanimously approved and adopted this Agreement and its contemplated transactions, including the Merger, and (iii) unanimously resolved to recommend the approval and adoption of this Agreement and the Merger by the Company's shareholders, provided that such recommendation may be withdrawn, modified, or amended by the Board if the Board deems such withdrawal, modification, or amendment necessary in light of its fiduciary obligations to the Company's shareholders after consultation with counsel.

SECTION 1.2  THE MERGER.

     (a) At the Effective Time, Merger Subsidiary will be merged with and into the Company in accordance with the DGCL and the NCBCA, the separate existence of Merger Subsidiary shall cease, and the Company shall be the Surviving Corporation.

     (b) As soon as practicable after satisfaction of all conditions to the Merger, or waiver of conditions to the extent permitted herein, the Company and Merger Subsidiary will file a certificate of merger (the "Certificate of Merger") with the Secretary of State of the State of Delaware and articles of merger (together with the Certificate of Merger, "Articles of Merger") with the Secretary of State of the State of North Carolina and make all other filings or recordings required by the DGCL and the NCBCA in connection with the Merger. The Merger shall become effective when the Articles of Merger are filed with the Secretary of State of the States of Delaware and North Carolina or at such later time as is specified in the Articles of Merger (the "Effective Time").

     (c) After the Effective Time, the Surviving Corporation shall possess all the rights, privileges, and powers, and be subject to all of the restrictions, disabilities, and duties of the Company and Merger Subsidiary, all as provided under the DGCL.

SECTION 1.3  CONVERSION OF SHARES AND WARRANTS.  At the Effective Time:

     (a) Each share of Company Common Stock (a "Share") which is outstanding immediately prior to the Effective Time, except as otherwise provided in Section 1.3(b) or as provided in Section 1.5 with respect to Shares for which appraisal rights have been perfected, shall be converted into the right to receive $2.10 in cash, without interest (the "Merger Consideration").

     (b) Each Share held by the Company as treasury stock immediately prior to the Effective Time and each share held by Davis immediately prior to the Effective Time shall be canceled and no payment shall be made for it.

     (c) Each share of common stock of Merger Subsidiary outstanding immediately prior to the Effective Time shall be converted into and become one share of common stock of the Surviving Corporation with the same rights, powers, and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

     (d) Each Company Warrant which is outstanding immediately prior to the Effective Time shall be converted into the right to receive the Merger Consideration, upon exercise of such Company Warrant.

SECTION 1.4  SURRENDER AND PAYMENT.

     (a) At or before the Effective Time, the Company shall appoint First Union National Bank, as agent (the "Exchange Agent"), for the purpose of exchanging certificates representing Shares for the Merger Consideration. At or immediately prior to the Effective Time, Davis shall make a capital contribution to the Company in an amount that, together with funds available to the Company, is sufficient to permit the Company to make the aggregate Merger Consideration available to the Exchange Agent in accordance herewith. At the Effective Time, the Company shall make the aggregate Merger Consideration available to the Exchange Agent for all applicable outstanding Shares to be converted in accordance with Section 1.3(a) hereof. At or promptly following the Effective Time, the Company or Surviving Corporation will send or cause the Exchange Agent to send to each holder of Shares at the Effective Time a letter of transmittal for use in such exchange. This letter of transmittal shall specify that the delivery shall be effected and risk of loss and title shall pass only upon proper delivery of the certificates representing Shares to the Exchange Agent.

     (b) Each holder of Shares that have been converted into a right to receive Merger Consideration will be entitled to receive the Merger Consideration payable for such holder's Shares upon surrender to the Exchange Agent of a certificate or certificates representing such Shares, together with a properly completed letter of transmittal covering such Shares. After the Effective Time and until surrendered with the letter of transmittal, each such certificate shall only represent the right to receive Merger Consideration.

     (c) If any portion of the Merger Consideration is to be paid to a Person other than the registered holder of the Shares represented by the certificate(s) surrendered in exchange, it will be a condition to payment that the certificate(s) surrendered be properly endorsed or otherwise be in proper form for transfer. Additionally, the Person requesting such payment must pay to the Exchange Agent any transfer or other taxes required as a result of payment to a Person other than the registered holder of such Shares, or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

     (d) After the Effective Time, no further transfers of Shares will be registered. After the Effective Time, if certificates representing Shares are presented to the Surviving Corporation, they will be canceled and exchanged for the Merger Consideration in accordance with the procedures set forth in this
Article I.

     (e) Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Section 1.4(a) that remains unclaimed by the holders of Shares six (6) months after the Effective Time shall be returned within one week after the end of the six (6) month period, without further action or request, to the Surviving Corporation, and any such holder who has not exchanged such Shares for the Merger Consideration in accordance with this Section prior to that time shall thereafter look only to the Surviving Corporation for payment of the Merger Consideration in respect of such Shares. However, neither Buyer nor the Surviving Corporation shall be liable to any holder of Shares for any amount paid to a public official pursuant to applicable abandoned property Laws. Any amounts remaining unclaimed by holders of Shares two years after the Effective Time (or an earlier date immediately prior to such time as the amounts would otherwise escheat to or become property of any governmental entity) shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation free and clear of any claims or interest of any Person previously entitled to them. Nothing in this section limits the obligations of the Buyer under Section 1.4(a).

SECTION 1.5  DISSENTING SHARES.

     Notwithstanding Section 1.3, Shares outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of this Agreement or consented in writing and who has demanded payment of the fair value of such Shares in accordance with the DGCL shall not be converted into a right to receive the Merger Consideration, but shall be converted into the right to receive such consideration as may be determined to be due in respect of such dissenting Shares pursuant to Section 262 of the DGCL; provided, however, that if the holder of such dissenting Shares shall have failed to perfect or shall have waived, rescinded or otherwise lost (in each such instance, to the reasonable satisfaction of the Surviving Corporation) its status as a "dissenter" pursuant to Section 262 of the DGCL, then such holder shall forfeit the right to dissent from the Merger and such Shares shall be deemed to have been converted into the right to receive the Merger Consideration as of the Effective Time. The Company shall give Buyer prompt notice of any demands received by the Company for appraisal of Shares, and Buyer shall have the right to participate in all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Buyer, make any payment with respect to, or settle, or offer to settle, any such demands.

SECTION 1.6  STOCK OPTIONS.

     Prior to the Effective Time, the Company shall take all steps necessary to give written notice to each holder of options granted under the Casco International, Inc. Incentive Stock Option Plan, as amended, and the Casco International, Inc. Non-Employee Director Stock Option Plan, as amended (collectively, the "Option Plans"), specifying that: (i) all such options outstanding as of the Effective Time, whether vested or unvested (collectively the "Options"), shall be cancelled effective as of the Effective Time and (ii) upon the execution and delivery to the Company by such holder of an instrument acknowledging cancellation of all such Options held by such holder effective as the Effective Time ("Cancellation Instrument"), the Company shall pay such holder, promptly following the Effective Time, an amount determined by multiplying (a) the excess, if any, of the Merger Consideration over the applicable exercise price per share of such Options held by such holder by (b) the number of shares such holder could have purchased had such holder exercised such Options in full immediately prior to the Effective Time (assuming all such Options are fully vested). The Board or any committee thereof responsible for the administration of the Option Plans shall take any and all action necessary to effectuate matters described in this Section 1.6(a) on or before the Effective Time.

SECTION 1.7  CLOSING.

     Subject to the terms and conditions of this Agreement, the Closing of the Merger (the "Closing") shall take place at the offices of Moore & Van Allen at 100 North Tryon Street, Suite 4700, Charlotte, North Carolina, as promptly as practicable after satisfaction or waiver, if permissible, of the conditions set forth in Article VIII hereof, or at such other location, time, or date as may be agreed to in writing by the parties hereto. The date on which the Closing occurs is hereinafter referred to as the "Closing Date."

                                   ARTICLE II

                           THE SURVIVING CORPORATION

SECTION 2.1  CERTIFICATE OF INCORPORATION.

     The articles of incorporation of the Merger Subsidiary in effect at the Effective Time shall be the certificate of incorporation of the Surviving Corporation until amended in accordance with applicable Law.

SECTION 2.2  BYLAWS.

     The bylaws of the Merger Subsidiary in effect at the Effective Time shall be the bylaws of the Surviving Corporation until amended in accordance with applicable Law.

SECTION 2.3  DIRECTORS AND OFFICERS.

     From and after the Effective Time, until successors are elected or appointed and qualified in accordance with applicable Law, (i) the directors of Merger Subsidiary at the Effective Time shall be the directors of the Surviving Corporation, and (ii) the officers of the Company at the Effective Time shall be the officers of the Surviving Corporation.

                                  ARTICLE III

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company represents and warrants to Davis and Merger Sub that:

SECTION 3.1  CORPORATE ORGANIZATION.

     The Company has been duly organized and is validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to own, operate and lease its properties and to carry on its business as it is now being conducted, and is qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the ownership or leasing of its properties makes such qualification necessary, other than where failure to be so qualified or licensed, individually or in the aggregate, would not have a Material Adverse Effect. The Company is not in violation of any provision of its charter or bylaws or other organizational documents, as the case may be.

SECTION 3.2  CAPITALIZATION.

     As of the date of this Agreement, the authorized capital stock of the Company consists in its entirety of (i) 5,000,000 shares of common stock, $.01 par value per share, and (ii) 300,000 shares of preferred stock, none of which are issued and outstanding. As of the date of the Agreement, (i) 1,783,200 shares of Company Common Stock were issued and outstanding, (ii) options to acquire 821,940 shares of Company Common Stock were outstanding under the Company Option Plans and (iii) warrants to acquire 1,620,000 shares of Company Common Stock were outstanding under the Company Warrant Agreements. All of the outstanding shares of capital stock of the Company have been duly authorized, validly issued and are fully paid and nonassessable and are not subject to preemptive rights created by statute, their respective charter or bylaws or any agreement to which any such entity is a party or by which any such entity is bound. Except as set forth in Section 1.6(b) and this Section 3.2, there are no options, warrants or other rights (including registration rights), agreements, arrangements or commitments of any character to which the Company is a party relating to the issued or unissued capital stock, or other interest in, of the Company or obligating the Company to grant, issue or sell any shares of capital stock of, or other equity interests in, the Company , by sale, lease, license or otherwise.

SECTION 3.3  AUTHORITY RELATIVE TO THIS AGREEMENT.

     The Company has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated on its part hereby to be consummated by the Company. The execution and delivery of this Agreement by the Company and the consummation of the transactions contemplated on its part hereby have been duly authorized by all necessary corporate action, and, other than the approval of the Company's shareholders as provided in Section 8.1(a) hereof, no other corporate proceedings on the part of the Company are necessary to authorize the consummation of the transactions contemplated on its part hereby. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery hereof by Davis and Merger Sub, constitutes the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with its terms, except to the extent that such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other laws affecting the enforcement of creditors' rights generally or by general equity principles.

SECTION 3.4  NO VIOLATION.

     The execution and delivery of this Agreement by the Company do not, the performance by the Company of its obligations hereunder will not, and the consummation by the Company of the transactions contemplated to be performed by it hereby will not (i) violate or conflict with any provision of any Laws in effect on the date of this Agreement and applicable to the Company or by which any of their respective properties or assets is bound or subject, (ii) require the Company to obtain any consent, waiver, approval, license or authorization or permit of, or make any filing with, or notification to, any Governmental Entities, based on Laws, rules, regulations and other requirements of Governmental Entities in effect as of the date of this Agreement (other than (a) filings or authorizations required in connection or in compliance with the provisions of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and the DGCL and (b) any other filings and approvals expressly contemplated by this Agreement, (iii) require the consent, waiver, approval, license or authorization of any person (other than Governmental Entities), (iv) violate, conflict with or result in a breach of or the acceleration of any obligation under, or constitute a default (or an event which with notice or the lapse of time or both would become a default) under, or give to others any rights of, or result in any, termination, amendment, acceleration or cancellation of, or loss of any benefit or creation of a right of first refusal, or require any payment under, or result in the creation of a lien or other encumbrance on any of the properties or assets of the Company pursuant to or under any provision of any indenture, mortgage, note, bond, lien, lease, license, agreement, contract, order, judgment, ordinance, Company Permit (as defined below) or other instrument or obligation to which the Company is a party or by which the Company or any of their respective properties is bound or subject to, or (v) conflict with or violate the articles of incorporation or bylaws, or the equivalent organizational documents, in each case as amended or restated, of the Company, except for any such conflicts or violations described in clause (i) or breaches, defaults, events, rights of termination, amendment, acceleration or cancellation, payment obligations or liens or encumbrances described in clause
(iv) that would not have a Material Adverse Effect and except where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications would not, either individually or in the aggregate, prevent the Company from performing any of its obligations under this Agreement and would not have a Material Adverse Effect.

SECTION 3.5  COMPLIANCE WITH LAWS.

     (a) As of the date of this Agreement, each of the Company holds all licenses, franchises, grants, permits, easements, variances, exemptions, consents, certificates, identification numbers, approvals, orders, and other authorizations (collectively, "Company Permits") necessary to own, lease and operate its properties and to carry on its business as it is now being conducted and are in compliance with all Company Permits and all Laws governing their respective businesses, except where the failure to hold such Company Permits or to so comply, individually or in the aggregate, would not have a Material Adverse Effect.

     (b) No action or proceeding is pending or, to the Company's knowledge, threatened that may result in the suspension, revocation or termination of any the Company Permit, the issuance of any cease-and-desist order, or the imposition of any administrative or judicial sanction, and the Company has received any notice from any governmental authority in respect of the suspension, revocation or termination of any Company Permit, or any notice of any intention to conduct any investigation or institute any proceeding, in any such case where such suspension, revocation, termination, order, sanction, investigation or proceeding would result, individually or in the aggregate, in a Material Adverse Effect.

SECTION 3.6  LITIGATION.

     As of the date of this Agreement, except as may be disclosed in the Company 10-K (as defined below), reports filed on Forms 10-Q or 8-K for periods subsequent to the period covered by the Company 10-K, in each case filed prior to the date hereof (such reports and filings, including the Company 10-K, collectively, the "the Company Current Reports"), there is no claim, litigation, suit, arbitration, mediation, action, proceeding, unfair labor practice complaint or grievance pending or, to the Company's knowledge, investigation of any kind, at law or in equity (including actions or proceedings seeking injunctive relief), pending or, to the Company's knowledge, threatened in writing against the Company or with respect to any property or asset of any of them, except for claims, litigations, suits, arbitrations, mediations, actions, proceedings, complaints, grievances or investigations which, individually or in the aggregate, would not have a Material Adverse Effect. Neither the Company nor any of its property or assets is subject to any continuing order, judgment, settlement agreement, injunction, consent decree or other similar written agreement with or, to the Company's knowledge, continuing investigation by, any Governmental Entity, or any judgment, order, writ, injunction, consent decree or award of any Governmental Entity or arbitrator, including, without limitation, cease-and-desist or other orders, except for such matters which would not reasonably be expected to have a Material Adverse Effect.

SECTION 3.7  FINANCIAL STATEMENTS AND REPORTS.

     The Company has made available to Davis true and complete copies (in each case, as amended) of (i) its Annual Report on Form 10-K for the year ended December 31, 2000 (the "Company 10-K"), as filed with the Securities and Exchange Commission (the "Commission") and (ii) all other reports (including Quarterly Reports on Form 10-Q and Current Reports on Form 8-K) filed by it with the Commission subsequent to December 31, 2000. The reports referred to in the two immediately preceding sentences (including, without limitation, any financial statements or schedules or other information included or incorporated by reference therein) are referred to in this Agreement as the "the Company SEC Filings." As of the respective times such documents were or are filed, the Company SEC Filings complied or will comply in all material respects with the requirements of the Securities Act of 1933, as amended, or the Exchange Act, as the case may be, and the rules and regulations promulgated thereunder, except for such noncompliance which, individually or in the aggregate, would not have a Material Adverse Effect, and did not and will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the Company SEC Filings comply or will comply as to form in all material respect with applicable accounting requirements and with the published rules and regulations of the Commission with respect thereto, were or will be prepared in accordance with generally accepted accounting principles (as in effect from time to time) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto or, in the case of the unaudited interim financial statements, as permitted by Form 10-Q of the Commission) and present fairly the consolidated financial position, consolidated results of operations and consolidated cash flows of the Company as of the dates and for the periods indicated, except (i) in the case of unaudited interim consolidated financial statements, to normal recurring year-end adjustments and any other adjustments described therein and
(ii) any pro forma financial information contained therein is not or will not be necessarily indicative of the consolidated financial position of the Company as of the respective dates thereof and the consolidated results of operations and cash flows for the periods indicated.

SECTION 3.8  ABSENCE OF CERTAIN CHANGES OR EVENTS.

     Other than as disclosed in the Company Current Reports, and the financing the Company plans to incur to finance the transactions contemplated by this Agreement, since December 31, 2000 and through the date hereof, the business of the Company has been conducted in the ordinary course, and there has not been any event that would have a Material Adverse Effect.

SECTION 3.9  NO UNDISCLOSED MATERIAL LIABILITIES.

     Except as disclosed in the Company Current Reports, the Company has not incurred any liabilities of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, that, individually or in the aggregate, would have a Material Adverse Effect other than (i) liabilities incurred in the ordinary course of business consistent with past practice since December 31, 2000, (ii) liabilities that have been repaid, discharged or otherwise extinguished and (iii) liabilities under or contemplated by this Agreement.

SECTION 3.10  NO DEFAULT.

     The Company is not in default or violation (and no event has occurred which with notice or the lapse of time or both would constitute a default or violation) of any term, condition or provision of (a) its certificate of incorporation or bylaws or other organizational document, (b) indenture, mortgage, note, bond, lien, lease, license, agreement, contract, order, judgment, ordinance, the Company Permit or other instrument or obligation to which the Company is a party or by which the Company or any of its properties is bound or subject to, or (c) any order, writ, injunction, decree or Law applicable to the Company, except in the case of clauses (b) and (c) above for defaults or violations which would not have a Material Adverse Effect.

SECTION 3.11  FINDERS' AND BROKERS' FEES.

     Except for the Financial Advisor, a copy of whose engagement agreement has been provided to Buyer, there is no investment banker, broker, finder, or other intermediary which has been retained by or is authorized to act on behalf of the Company or the Special Committee who might be entitled to any fee or commission from the Company, Buyer or any of their respective Affiliates upon consummation of the transactions contemplated by this Agreement.

                                   ARTICLE IV

                    REPRESENTATIONS AND WARRANTIES OF BUYER

     Buyer represents and warrants to the Company that:

SECTION 4.1  CORPORATE ORGANIZATION.

     Davis is a validly existing corporation in good standing under the laws of Delaware. Merger Subsidiary has been duly incorporated and is validly existing and in good standing under the laws of Delaware. Each has all corporate powers and all material governmental licenses, authorizations, consents, and approvals required to consummate the transactions contemplated by this Agreement. Since the date of its incorporation, Merger Subsidiary has not engaged in any material activities other than in connection with or as contemplated by this Agreement.

SECTION 4.2  CAPITALIZATION.

     As of the date of this Agreement, (i) the authorized capital stock of Davis consists in its entirety of 4,500,000 shares of common stock, $0.001 par value per share, 1,776,186 shares of which are issued and outstanding and 500,000 shares of preferred stock, $0.001 par value per share, no shares of which are issued and outstanding and (ii) the authorized capital stock of Merger Subsidiary consists of one share of common stock, all of which have been issued to Davis.

SECTION 4.3  CORPORATE AUTHORIZATION.

     The execution, delivery, and performance by Davis and Merger Subsidiary of this Agreement and the consummation of the contemplated transactions contemplated are within the corporate powers of Davis and Merger Subsidiary and are duly authorized by all necessary corporate action. This Agreement constitutes a valid and binding agreement of Davis and Merger Subsidiary enforceable against them in accordance with its terms, except to the extent that such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other laws affecting the enforcement of creditors' rights generally or by general equity principles.

SECTION 4.4  GOVERNMENTAL AUTHORIZATION.

     The execution, delivery and performance by Davis and Merger Subsidiary of this Agreement and the consummation by Davis and Merger Subsidiary of the transactions contemplated by this Agreement require no action by or in respect of, or filing with, any Governmental Authority other than (i) the filing of Articles of Merger in accordance with the DGCL and (ii) compliance with any applicable requirements of the Exchange Act.

SECTION 4.5  NON-CONTRAVENTION.

     The execution, delivery and performance by Davis and Merger Subsidiary of this Agreement and the consummation by Davis and Merger Subsidiary of the contemplated transactions contemplated do not and will not (i) contravene or conflict with organizational documents of Davis or the articles of incorporation or bylaws of Merger Subsidiary, or (ii) assuming compliance with the matters referred to in Section 4.3, contravene or conflict with any material provision of Law or Order binding upon or applicable to Davis or Merger Subsidiary.

SECTION 4.6  FINDERS' AND BROKERS' FEES.

     There is no investment banker, broker, finder, or other intermediary which has been retained by or is authorized to act on behalf of Buyer who is entitled to any fee or commission from the Company if the transactions contemplated by this Agreement are not consummated.

SECTION 4.7  NO CURRENT INTENT TO SELL BUSINESS.

     Buyer has no intention to sell, transfer or otherwise dispose of the business of the Company or any material part thereof following the consummation of the Merger, but there can be no assurance that the Surviving Corporation will not determine to cause such a transfer in the future.

                                   ARTICLE V

                            COVENANTS OF THE COMPANY

SECTION 5.1  CONDUCT OF THE COMPANY.

     From the date of this Agreement until the Effective Time, the Company shall conduct its business in the ordinary course consistent with past practice and (except for acts in connection with the Merger) shall use its best efforts to preserve intact its business relationships with third parties and to keep available the services of its present officers and employees.

SECTION 5.2  SHAREHOLDER MEETING; PROXY MATERIAL.

     The Company shall cause a meeting of its shareholders (the "Company Shareholder Meeting") to be called and held as soon as reasonably practicable for the purpose of voting on the approval and adoption of this Agreement and the Merger. The directors of the Company, acting in part in reliance upon the unanimous recommendation of the Special Committee, shall, subject to their fiduciary duties after consultation with counsel, recommend approval and adoption of this Agreement and the Merger by the Company's shareholders. In connection with this meeting, but subject to the terms hereof, the Company (i) will promptly prepare and file with the Commission, will use its best efforts to have cleared by the Commission and will then mail to its shareholders as promptly as practicable the Company Proxy Statement and all other proxy materials for such meeting, and will cooperate with Davis to prepare and file the Schedule 13E-3 Transaction Statement required to be filed by the Company and Davis pursuant to Section 13(e) of the Exchange Act (the "Schedule 13E-3"), (ii) will use its best efforts to obtain the necessary approvals by its shareholders of this Agreement and the transactions contemplated hereby and (iii) will otherwise comply with all legal requirements applicable to such meeting.

SECTION 5.3  DISCLOSURE DOCUMENTS.

     (a) Each document required to be filed by the Company with the Commission in connection with the transactions contemplated by this Agreement (the "Company Disclosure Documents"), including without limitation the proxy statement of the Company (the "Company Proxy Statement") to be filed with the Commission in connection with the Merger, and any amendments or supplements will, when filed, comply as to form in all material respects with the applicable requirements of the Exchange Act.

     (b) At the time the Company Proxy Statement or any amendment or supplement is first mailed to shareholders of the Company, at the time such shareholders vote on adoption of this Agreement, and at the Effective Time, the Company Proxy Statement, as supplemented or amended if applicable will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements not misleading in the light of the circumstances under which they were made. At the time of the filing of any Company Disclosure Document other than the Company Proxy Statement and at the time of any distribution, such Company Disclosure Document will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements not misleading in the light of the circumstances under which they were made. The representations and warranties contained in this
Section 5.3(b) will not apply to statements or omissions included in any Company Disclosure Documents (including without limitation the Company Proxy Statement) based upon information furnished to the Company in writing by Buyer specifically for use therein.

SECTION 5.4  ACCESS TO INFORMATION.

     From the date of this Agreement until the Effective Time, the Company will give Buyer, its counsel, financial advisors, auditors, and other authorized representatives full access to the offices, properties, books and records of the Company, will furnish to Buyer, its counsel, financial advisors, auditors, and other authorized representatives such financial and operating data and other information as such Persons may reasonably request and will instruct the Company's employees, counsel, financial advisors, and auditors to cooperate with Buyer in its investigation of the business of the Company; provided that no investigation pursuant to this Section shall affect any representation or warranty given by the Company to Buyer hereunder.

SECTION 5.5  NOTICES OF CERTAIN EVENTS.

     The Company shall promptly notify Buyer of:

     (a) any notice or other communication received by the Company from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement; and

     (b) any notice or other communication received by the Company from any Governmental Authority in connection with the transactions contemplated by this Agreement.

SECTION 5.6  ACQUISITION PROPOSALS.

     (a) Any offer or proposal by any Person or group concerning (i) any tender or exchange offer, (ii) proposal for a merger, share exchange, recapitalization, consolidation or other business combination involving the Company or (iii) any proposal or offer to acquire in any manner, directly or indirectly, a significant equity interest in, or a substantial portion of the assets of, the Company, other than pursuant to the transactions contemplated by this Agreement, is hereby defined as an "Acquisition Proposal."

     (b) Except as permitted under Section 5.6(c) below, the Company shall not, nor shall it permit any of its officers, directors, affiliates, representatives or agents to, directly or indirectly, (i) take any action to solicit, initiate or encourage any Acquisition Proposal, (ii) participate in any discussions or negotiations with, or encourage any effort or attempt by, any other Person to facilitate an Acquisition Proposal or (iii) take any other action to produce an Acquisition Proposal. From and after the date hereof, the Company and all of its officers, directors, employees, attorneys, advisors and other representatives shall cease doing any of the foregoing.

     (c) Notwithstanding the foregoing, the Company may, directly or indirectly, subject to a confidentiality agreement containing customary terms, (i) furnish to any party information and access in response to a request for information or access made incident to an Acquisition Proposal made after the date hereof and
(ii) participate in discussions and negotiate with such party concerning any written Acquisition Proposal made after the date hereof; provided that (i) neither the Company nor any such Person solicited, initiated or encouraged such Acquisition Proposal and (ii) the Special Committee shall have determined in good faith based upon the advice of counsel to the Special Committee that the taking of such action is necessary to discharge the Board's fiduciary duties under applicable law.

     (d) During the term of this Agreement, the Board of the Company shall (i) immediately notify Buyer if any Acquisition Proposal is made, indicating in reasonable detail the identity of the offeror and the terms and conditions of such Acquisition Proposal and (ii) keep Buyer promptly advised of all material developments that could culminate in the Board withdrawing, modifying or amending its recommendation of the Merger and the other transactions contemplated by this Agreement.

     (e) During the term of this Agreement, the Company shall not waive or modify any provisions contained in any confidentiality agreement entered into relating to a possible Acquisition Proposal unless the Special Committee shall have determined in good faith based on advice of counsel to the Special Committee that the taking of such action is necessary to discharge the Board's fiduciary duties under applicable law. Notwithstanding the foregoing, the Company may make the disclosure contemplated by Rule 14e-2(a) under the

Exchange Act to the extent that such disclosure is required to be made by such Rule; provided that the Company may only recommend a tender offer giving rise to such obligation as contemplated by such Rule if the Special Committee shall have determined in good faith based upon the advice of counsel to the Special Committee that the taking of such action is necessary to discharge the Board's fiduciary duties under applicable law.

                                   ARTICLE VI

                               COVENANTS OF BUYER

SECTION 6.1  DIRECTOR AND OFFICER LIABILITY.

     For six years after the Effective Time, each of the Surviving Corporation and Davis shall indemnify and hold harmless the present officers and directors of the Company with respect to acts or omissions occurring at or prior to the Effective Time to the fullest extent provided under the Company's certificate of incorporation and bylaws in effect on the date hereof. The provisions of this
Section 6.1 are intended to be for the benefit of, and shall be enforceable by, the indemnified parties referred to in this Section 6.1 and their heirs and personal representatives, and shall be binding upon Davis and the Surviving Corporation and their respective successors and assigns.

SECTION 6.2  DISCLOSURE DOCUMENTS.

     The information with respect to Buyer and its Affiliates that Buyer furnishes to the Company in writing specifically for use in any Company Disclosure Document will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements not misleading in the light of the circumstances under which they were made (i) in the case of the Company Proxy Statement, at the time the Company Proxy Statement or any amendment or supplement is first mailed to shareholders of the Company, at the time the shareholders vote on adoption of this Agreement and at the Effective Time, and (ii) in the case of any Company Disclosure Document other than the Company Proxy Statement, at the time of filing, and at the time of any distribution thereof.

SECTION 6.3  NOTICES OF CERTAIN EVENTS.

     Buyer shall promptly notify the Company of:

     (a) any notice or other communication received by Buyer from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement; and

     (b) any notice or other communication received by Buyer from any Governmental Authority in connection with the transactions contemplated by this Agreement.

                                  ARTICLE VII

                       COVENANTS OF BUYER AND THE COMPANY

SECTION 7.1  BEST EFFORTS.

     Subject to the terms and conditions of this Agreement, each party will use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper, or advisable under applicable Laws to consummate the transactions contemplated by this Agreement.

SECTION 7.2  CERTAIN FILINGS.

     The Company and Buyer shall cooperate with one another (i) in connection with the preparation of the Company Disclosure Documents, including without limitation the Company Proxy Statement and the Schedule 13E-3, (ii) in determining whether any action by or in respect of, or filing with, any Governmental

Authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by this Agreement, and
(iii) in seeking any such actions, consents, approvals or waivers or making any such filings, furnishing information required in connection therewith or with the Company Disclosure Documents and seeking timely to obtain any such actions, consents, approvals or waivers.

SECTION 7.3  PUBLIC ANNOUNCEMENTS.

     Buyer and the Company will consult with each other before issuing any press release or making any public statement with respect to this Agreement and the transactions contemplated hereby and, except as may be required by applicable Law or any agreement with NASDAQ, will not issue any such press release or make any such public statement prior to such consultation.

SECTION 7.4  FURTHER ASSURANCES.

     After the Effective Time, the officers and directors of the Surviving Corporation will be authorized to execute and deliver in the name and on behalf of the Company or Merger Subsidiary any deeds, bills of sale, assignments, agreements, certificates, other documents, or assurances and to take and do in the name and on behalf of the Company or Merger Subsidiary any other actions and things they may deem desirable to vest, perfect, or confirm of record or otherwise in the Surviving Corporation, any and all right, title, and interest in, to, and under any of the rights, properties, or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

                                  ARTICLE VIII

                            CONDITIONS TO THE MERGER

SECTION 8.1  CONDITIONS TO THE OBLIGATIONS OF EACH PARTY.

     The obligations of the Company, Davis, and Merger Subsidiary to consummate the Merger are subject to the satisfaction at or before the Effective Time of the following conditions, any or all of which may be waived, in whole or in part, by each of the parties intended to benefit therefrom, to the extent permitted by applicable Law:

          (a) this Agreement and the Merger shall have been approved and adopted by a majority of all shares of the Company Common Stock entitled to vote thereon, in accordance with Section 251 of the DGCL;

          (b) such parties shall have received a copy, certified by the Secretary of Merger Subsidiary, of consent resolutions duly adopted (and not subsequently rescinded or modified) by the Board of Directors and sole shareholder of Merger Subsidiary, by the terms of which resolutions such Board of Directors shall have adopted and approved this Agreement and the Merger and recommended the Merger to Davis, as the sole shareholder of Merger Subsidiary, and Davis shall have adopted and approved this Agreement and the Merger;

          (c) no Governmental Authority shall have enacted, issued, promulgated, enforced, or entered any Law or Order (whether temporary, preliminary, or permanent) which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger; and

          (d) all actions by or in respect of or filings with any Governmental Authority required to permit the consummation of the Merger shall have been obtained, other than the filing of the requisite Articles of Merger with the Secretary of State of Delaware.

SECTION 8.2 ADDITIONAL CONDITIONS TO THE OBLIGATIONS OF BUYER AND MERGER SUBSIDIARY.

     The obligations of Buyer and Merger Subsidiary to consummate the Merger are also subject to the satisfaction at or prior to the Effective Time of the following further conditions, any or all of which may be waived, in whole or in part, by each of the parties intended to benefit therefrom, to the extent permitted by applicable Law:

          (a) the Company shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time, the representations and warranties of the Company contained in this Agreement and in any certificate delivered by the Company pursuant hereto shall be true and correct in all respects, except where the breach or inaccuracy thereof would not, individually or in the aggregate, have a Material Adverse Effect, at and as of the Effective Time as if made at and as of such time, except that those representations and warranties which address matters only as of a particular date shall remain true and correct as of such date, and Buyer shall have received a certificate signed by the chief executive officer and the principal financial officer of the Company to the foregoing effect;

          (b) no Material Adverse Effect shall have occurred;

          (c) Buyer shall have received or be satisfied that it will receive all consents and approvals necessary in connection with the consummation of the Merger if the failure to obtain any such consent or consents would have a Material Adverse Effect;

          (d) The Company shall deliver Cancellation Instruments executed by all holders of Options with respect to all outstanding Options;

          (e) Buyer shall have received all documents it may reasonably request relating to the authority of the Company to enter into this Agreement, all in form and substance reasonably satisfactory to Buyer; and

          (f) Buyer shall have received from Johnson, Blakely, Pope, Bokor, Ruppel & Burns, P.A., counsel to the Company, an opinion or opinions dated as of the Effective Time covering such matters as shall be reasonably requested by Davis.

SECTION 8.3  ADDITIONAL CONDITIONS TO THE OBLIGATIONS OF THE COMPANY.

     The obligations of the Company to consummate the Merger are also subject to the satisfaction at or prior to the Effective Time of the following further conditions, any or all of which may be waived, in whole or in part, by the Company to the extent permitted by applicable Law:

          (a) Buyer and Merger Subsidiary shall have performed in all material respects all of their respective obligations required to be performed by them at or prior to the Effective Time, the representations and warranties of Buyer contained in this Agreement and in any certificate delivered by Buyer or Merger Subsidiary pursuant hereto shall be true and correct in all material respects at and as of the Effective Time as if made at and as of such time, except that those representations and warranties which address matters only as of a particular date shall remain true and correct as of such date, and the Company shall have received a certificate signed by the chief executive officer and chief financial officer of each of Davis and Merger Subsidiary to the foregoing effect;

          (b) the Company shall have received all documents it may reasonably request relating to the authority of Buyer or Merger Subsidiary to enter into this Agreement, all in form and substance reasonably satisfactory to the Company; and

          (c) the Company shall have received from counsel to Buyer and Merger Subsidiary, and opinion or opinions dated as of the Effective Time covering such matters as shall be reasonably requested by the Company.

                                   ARTICLE IX

                                  TERMINATION

SECTION 9.1  TERMINATION.

     This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding any approval of this Agreement by the shareholders of the Company):

          (a) by mutual written consent of the Company and Buyer;

          (b) by either the Company or Buyer, if the Merger has not been consummated by October 31, 2001;

          (c) by either the Company or Buyer, if there shall be any Law that makes consummation of the Merger illegal or otherwise prohibited or if any Order enjoining Buyer or the Company from consummating the Merger is entered and such Order shall become final and nonappealable; or

          (d) by either the Company or Buyer if this Agreement and the Merger shall fail to be approved and adopted by the shareholders of the Company at the Company Shareholder Meeting called for such purpose, as set forth in
     Section 8.1(a) above;

          (e) by either the Company or Buyer if the Board or Special Committee shall (i) withdraw or modify in a manner adverse to Buyer its approval or recommendation of this Agreement and the Merger, (ii) recommend another Acquisition Proposal, or (iii) resolve to do any of the foregoing;

          (f) by either the Company or Buyer if the other party has breached any representation, warranty, or covenant contained in this Agreement in any material respect, the breaching party has been notified of such breach and the breach cannot be or has not been cured within 15 days after the giving of such notice.

SECTION 9.2  EFFECT OF TERMINATION.

     If this Agreement is terminated pursuant to Section 9.1, this Agreement shall become void and of no effect with no liability on the part of any party, except that the agreements contained in Section 9.3 shall survive the termination hereof; provided however, that, except as specifically provided, nothing herein shall relieve any party of liability for any breach of this Agreement.

SECTION 9.3  FEES AND EXPENSES.

     (a) If this Agreement is terminated pursuant to Section 9.1(e) and Buyer is not in material breach of its covenants, representations or warranties contained in this Agreement, the Company shall pay a termination fee to Buyer not later than five business days after such termination occurs in an amount equal to the greater of (i) ten percent (10%) of the amount by which the fair market value of the consideration that would be received by the Public Shareholders under the Acquisition Proposal exceeds the amount of the Merger Consideration, or (ii) $100,000; and the Company shall reimburse to Buyer the amount of its Expenses, within five (5) business days of the submission of a written request for reimbursement accompanied by reasonable documentation of such Expenses.

     (b) Except as provided in Section 9.3(a), all Expenses incurred in connection with this Agreement and the transaction contemplated hereby shall be paid by the party incurring such Expense.

     (c) In the event that the Company shall fail to pay the termination fee and Expense reimbursement to Buyer when due under Section 9.3(a), the Company shall pay the Buyer interest on any unpaid amounts, which shall accrue at a rate per annum equal to the Prime Rate as listed in the "Money Rates" section of The Wall Street Journal on the effective date of termination.

                                   ARTICLE X

                                 MISCELLANEOUS

SECTION 10.1  DEFINITIONS.

     As used in this Agreement, the following terms have the following respective meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

          "AFFILIATE" means, with respect to a Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such given Person.

          "AGREEMENT" means this Agreement and Plan of Merger, as the same may be supplemented, modified, or amended from time to time.

          "EXPENSES" means all reasonable out-of-pocket expenses (including, without limitation, all fees and expenses of counsel, accountants, investment bankers, experts, consultant and commitment fees and other financing fees and expenses) incurred by Davis, Merger Subsidiary, or the Company, or on behalf of any such party in connection with or related to the authorization, preparation, negotiation, execution, and performance of this Agreement, the preparation, printing, filing, and mailing of the Company Proxy Statement and Schedule 13E-3, the solicitation of the shareholder approvals, and all other matters related to the consummation of the contemplated transactions.

          "GAAP" means United States generally accepted accounting principles consistently applied.

          "GOVERNMENTAL AUTHORITY" means any federal, state, county, local, foreign, or other governmental or public agency, instrumentality, commission, authority, board, or body, and any court, arbitrator, mediator, or tribunal.

          "LAW" means any code, law, ordinance, regulation, rule, or statute of any Governmental Authority.

          "LIEN" means any security interest, lien, mortgage, deed to secure debt, deed of trust, pledge, charge, conditional sale, or other title retention agreement, or other encumbrance of any kind.

          "MATERIAL ADVERSE EFFECT" means any matter that would reasonably be expected to affect materially and adversely the business, condition (financial or otherwise), properties, assets, prospects or results of operations of the Company considered as a whole.

          "ORDER" shall mean any administrative decision or award, decree, injunction, judgment, order, quasi-judicial decision or award, ruling, or writ of any federal, state, local or foreign or other court, arbitrator, mediator, tribunal, administrative agency, or other Governmental Authority.

          "PERSON" means an individual, a corporation, a partnership, an association, a trust, a limited liability company or any other entity or organization, including a government or political subdivision, or any agency or instrumentality thereof.

          "SURVIVING CORPORATION" means the Company as the surviving corporation resulting from the Merger.

     The following terms are defined in the following Sections of this
Agreement:

TERM                                                    SECTION
----                                                    -------
"Acquisition Proposal"................................  5.6
"Articles of Merger"..................................  1.2(b)
"Board"...............................................  Recital C
"Buyer"...............................................  Opening Paragraph
"Closing".............................................  1.7
"Closing Date"........................................  1.7
"Commission"..........................................  3.7
"Company".............................................  Opening Paragraph
"Company Common Stock"................................  Recital A
"Company Current Reports".............................  3.6
"Company Disclosure Documents"........................  5.3
"Company Option Plans"................................  1.6
"Company Permits".....................................  3.5
"Company Proxy Statement".............................  5.3
"Company SEC Filings".................................  3.7
"Company Shareholder Meeting".........................  5.2
"Company Warrant Agreements"..........................  1.6
"Company 10-K"........................................  3.7
"DGCL"................................................  Recital E
"Exchange Act"........................................  3.4
"Exchange Agent"......................................  1.4(a)
"Effective Time"......................................  1.2(b)
"Merger"..............................................  Recital E
"Merger Consideration"................................  1.3(a)
"Merger Subsidiary"...................................  Opening Paragraph
"Preferred Stock".....................................  Recital A
"Public Shareholders".................................  Recital C
"Schedule 13E-3"......................................  5.2
"Share"...............................................  1.3(a)
"Special Committee"...................................  Recital C

SECTION 10.2  NOTICES.

     Unless otherwise specifically provided herein, any notice, demand, request, or other communication herein requested or permitted to be given shall be in writing and may be personally served, sent by overnight courier service, or sent by telecopy with a confirming copy sent by United States first-class mail, each with any postage or delivery charge prepaid. For the purposes hereof, the addresses of the parties (until notice of a change is delivered as provided in this Section) shall be as follows:

            If to the Company:    Casco International, Inc.
                                  13900 Conlan Circle, Suite 150
                                  Charlotte, NC 28277
                                  Fax: (704) 752-9698
            Copies to:            Johnson, Blakely, Pope, Bokor, Ruppel & Burns, P.A.
                                  100 North Tampa Street, Suite 1800
                                  Tampa, Florida 33602
                                  Attention: Philip M. Shasteen, Esq.
                                  Fax: (813) 225-1857

            If to Davis or
                Merger Sub:       Davis Holdings of North Carolina, Inc.
                                  13900 Conlan Circle, Suite 150
                                  Charlotte, NC 28277
                                  Fax: (704) 752-9698
            Copies to:            Moore & Van Allen PLLC
                                  100 North Tryon Street, Suite 4700
                                  Charlotte, NC 28202-4003
                                  Attention: Barney Stewart, Esq.
                                  Fax: (704) 378-2029

     Any notice provided hereunder shall be deemed to have been given on the date delivered in person, or on the next business day after deposit with an overnight courier service, or on the date received by telecopy transmissions.

SECTION 10.3  NO SURVIVAL OF REPRESENTATIONS AND WARRANTIES.

     The representations and warranties contained herein and in any certificate delivered shall not survive the Effective Time or the termination of this Agreement.

SECTION 10.4  AMENDMENTS; NO WAIVERS.

     (a) Any provision of this Agreement may be amended or waived prior to the Effective Time if, and only if, such amendment or waiver is in writing and signed by all parties hereto, or in the case of a waiver, by the party against whom the waiver is to be effective; and provided, further, that after the adoption of this Agreement by the shareholders of the Company, no such amendment or waiver shall, without the further approval of such shareholders, alter or change (i) the Merger Consideration or (ii) any of the terms or conditions of this Agreement if such alteration or change would adversely affect the Public Shareholders.

     (b) No failure or delay by any party in exercising any right, power, or privilege hereunder shall operate as a waiver nor shall any single or partial exercise preclude any other or further exercise or the exercise of any other right, power or privilege. The parties' rights and remedies shall be cumulative and not exclusive of any rights or remedies provided by law.

SECTION 10.5  SUCCESSORS AND ASSIGNS.

     The provisions of this Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns, provided that no party may assign, delegate, or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other parties hereto except that Buyer may transfer or assign, in whole or from time to time in part, to one or more of its Affiliates, its rights under this Agreement, but any such transfer or assignment will not relieve Buyer of its obligations under this Agreement or prejudice the rights of shareholders to receive the Merger Consideration for Shares properly surrendered in accordance with Section 1.4. This Agreement shall not be construed so as to confer any right or benefit upon any person other than the parties to this Agreement, and their respective successors and assigns.

SECTION 10.6  GOVERNING LAW.

     Regardless of the place or places where this Agreement may be executed, delivered or consummated, this Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, without regard to any applicable conflicts of Laws.

SECTION 10.7  SEVERABILITY.

     Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

SECTION 10.8  HEADINGS AND CAPTIONS.

     The headings and captions contained in this Agreement are for reference purposes only and are not part of this Agreement.

SECTION 10.9  INTERPRETATIONS.

     Neither this Agreement nor any uncertainty or ambiguity shall be construed or resolved against any party, whether under any rule of construction or otherwise. No party to this Agreement shall be considered the drafter. The parties acknowledge and agree that this Agreement has been reviewed, negotiated, and accepted by all parties and their attorneys and shall be construed and interpreted according to the ordinary meaning of the words used so as fairly to accomplish the purposes and intentions of all the parties.

SECTION 10.10  COUNTERPARTS; EFFECTIVENESS.

     This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures were upon the same instrument. This Agreement shall become effective when each party has received a counterpart signed by all of the other parties.

                         [SIGNATURES ON FOLLOWING PAGE]

     IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf as of the day and year first above written.

"The Company"                                          "Davis"

CASCO INTERNATIONAL, INC                               DAVIS HOLDINGS OF NORTH CAROLINA, INC,

By: /s/ Charles R. Davis                               By: /s/ Charles R. Davis
                                                       -----------------------------------------------------
-----------------------------------------------------  Name: CHARLES R. DAVIS
Name: CHARLES R. DAVIS                                 Title: PRESIDENT
Title: PRESIDENT

                                                       "Merger Subsidiary"
                                                       DAVIS ACQUISITION OF NORTH CAROLINA, INC.

                                                       By: /s/ Charles R. Davis
                                                       -----------------------------------------------------
                                                       Name: CHARLES R. DAVIS
                                                       Title: PRESIDENT

                                                                      APPENDIX B

                                 DELAWARE CODE
                             TITLE 8.  CORPORATIONS
                      CHAPTER 1.  GENERAL CORPORATION LAW
              SUBCHAPTER IX.  MERGER, CONSOLIDATION OR CONVERSION

                         SECTION 262 APPRAISAL RIGHTS.

     (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to Section 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

     (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to sec. 251 (other than a merger effected pursuant to Section 251(g) of this title), Section 252, Section 254, Section 257, Section 258,
Section 263 or Section 264 of this title:

          (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of Section 251 of this title.

          (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to Section 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

             a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

             b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

             c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

             d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

          (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under Section 253 of this title is not owned by Davis Holdings corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

     (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and
(e) of this section, shall apply as nearly as is practicable.

     (d) Appraisal rights shall be perfected as follows:

          (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of SUCH STOCKHOLDER'S shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of SUCH STOCKHOLDER'S shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of SUCH STOCKHOLDER'S shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

          (2) If the merger or consolidation was approved pursuant to Section 228 or Section 253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either
     (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

     (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw SUCH STOCKHOLDER'S demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after SUCH STOCKHOLDER'S written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

     (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

     (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

     (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such Stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that SUCH STOCKHOLDER is not entitled to appraisal rights under this section.

     (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

     (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

     (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

     (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                                                                      APPENDIX C

AMBIENT ADVISORS, LLC

                                                        100 North Crescent Drive
                                                                       Suite 305
                                                         Beverly Hills, CA 90210
                                                              Tel (310) 772-2852
                                                              Fax (310) 772-2854

May 8, 2001

Board of Directors
CASCO INTERNATIONAL, INC.
13900 Conlan Circle, Suite 150
Charlotte, North Carolina 28277

Gentlemen:

     We understand that Casco International, Inc. (the "Company") has received an offer (the "Offer") from S. Robert Davis, the Company's Chairman and a Director of the Company, and Charles R. Davis, the Company's President, Chief Executive Officer, and a Director of the Company, to acquire the Company through a cash merger at $1.87 per share. Such transaction and all related transactions are referred to collectively herein as the "Transaction." The price per share Offer to complete the Transaction was increased to $2.10 per share on February 28, 2001.

     It is our understanding that the Company has formed a special committee (the "Committee") to consider certain matters relating to the Transaction. The Davis' currently own 21.88% (excluding options) of the outstanding shares of the Company's common stock. The remainder of the fully diluted shares of the Company is owned by institutional stockholders (less than 2%) and general public stockholders (both, collectively, "Public Stockholders").

     The Committee has requested our opinion (the "Opinion") as to the fairness, from a financial point of view, to the Public Stockholders of the Company of the consideration to be received by them in connection with the Transaction. This Opinion does not address the Company's underlying business decision to effect the Transaction.

     In connection with the Opinion, we have made such reviews, analyses and inquiries, as we have deemed necessary and appropriate under the circumstances. Among other things, we have:

          a. Reviewed the Company's annual reports to stockholders and on Form 10-K for the past two fiscal years and quarterly reports on Form 10-Q since the date of the latest annual report and 10-K.

          b. Reviewed the final proxy statement dated April 24, 2000.

          c. Reviewed copies of Board minutes and various presentations to the Board during the past 12 months.

          d. Reviewed recent press releases of the Company.

          e. Reviewed the Offer letter of December 11, 2000 and the revised Offer letter of February 28, 2001.

          f. Met with certain members of the Company's senior management to discuss the current condition and future prospects of the Company.

          g. Visited the Company's main offices and facilities in Charlotte, North Carolina and Shelby, North Carolina.

          h. Reviewed product information and brochures prepared by the Company.

          i. Reviewed forecasts and projections prepared by the Company's management.

          j. Reviewed certain historical market prices and trading volume for the Company's publicly traded securities.

          k. Reviewed certain other publicly available financial data for certain companies that we deem comparable to the Company including historical market prices and trading volumes of these companies.

          l. Reviewed prices paid in other transactions that we considered similar to the Transaction.

          m. Conducted such other studies, analyses and inquiries, as we have deemed appropriate.

     In preparing our Opinion, we have relied upon and assumed, without independent verification, that the financial forecasts and projections provided to us have been reasonably prepared and reflect the best currently available estimates of the future financial results and condition of the Company. We have not been requested to, and did not solicit, third party indications of interest in acquiring all or any part of the Company. Furthermore, we have not negotiated the transaction nor have we advised you with respect to alternatives to it.

     We have not independently verified the accuracy and completeness of the information supplied to us with respect to the Company and do not assume any responsibility with respect to any such information. We have not made any physical inspections or independent appraisals of any of the properties or assets of the Company. Our Opinion is necessarily based on business, economic, market and other conditions as they exist and can be evaluated by us as of the date of this letter.

     Based on the foregoing, and in reliance thereon, it is our opinion that the consideration to be received by the public stockholders of the Company in connection with the Transaction is fair to them from a financial point of view.

     This Opinion may be included in its entirety in any filing made by the Company in respect of the Transaction with the Securities and exchange Commission, so long as this Opinion is reproduced in full in such filing, and any description of, or reference to, us or a summary of this Opinion and/or the related analysis in such filing is in a form acceptable to us and/or our legal counsel.

                                          AMBIENT ADVISORS, LLC

                                          /s/AMBIENT ADVISORS, LLC
                                          --------------------------------------

                                                                      APPENDIX D

INFORMATION RELATING TO THE DIRECTORS AND EXECUTIVE OFFICERS OF CASCO INTERNATIONAL, INC., DAVIS HOLDINGS OF NORTH CAROLINA, DAVIS ACQUISITION OF NORTH CAROLINA, INC., AMERICAN HOME BUILDING CORPORATION, AND R. L. RENCK & CO., INC. AND OTHER INDIVIDUALS WHO ARE CONTINUING STOCKHOLDERS, AND THE OTHER CONTINUING STOCKHOLDERS.

I. DIRECTORS AND EXECUTIVE OFFICERS OF CASCO INTERNATIONAL, INC.

     The name and position and the principal occupation or employment, business address and material occupations, positions, offices or employment for the past five years, of each director and executive officer of Casco International, Inc. are set forth below. S. Robert Davis, Charles R. Davis, Randall J. Asmo, and Jeffrey A. Ross are members of the Management Group. The business address of each executive officer of Casco International, Inc. is c/o Casco International, Inc., 13900 Conlan Circle, Suite 150, Charlotte, North Carolina 28277. The business telephone number of each executive officer of Casco International, Inc. is (704) 482-9591.

     S. ROBERT DAVIS has been the Chairman of the Board of Casco and is the Chairman of the Board and President of Media Source, Inc., a distributor of children's literature, since 1990. Mr. Davis is also a director and executive officer of American Home Building Corporation ("American"), a developer of residential and commercial real estate. See Part II, Directors and Executive Officers of American Home Building Corporation, below. Mr. Davis' business address is 5695 Avery Road, Dublin, OH 43016 and his business telephone number is (614) 761-9570.

     CHARLES R. DAVIS is a director and has been the President of the Company since 1992. Mr. Davis is also a director and executive officer of American Home Building Corporation. See "Part II, Directors and executive Officers of American Home Building Corporation", below.

     JEFFREY A. ROSS has been Casco's Chief Financial Officer since 1993.

     DAVID J. RICHARDS, a director of Casco, has been the Chief Executive Officer and President of Preventive Imaging Technologies, Inc., a health care services company, since February, 1999. For over five years prior to February, 1999, he was Chief Executive Officer, President and a director of NetMed, a health care services company. Mr. Richards' address and the address of Preventive Imaging Technologies, Inc., is 5900 Cromdale Drive, Dublin, Ohio 43017, and his business telephone number is (704)-761-7600.

     MICHAEL P. BEAUCHAMP, a director of Casco, has been the President of Beauvestco, a management consulting firm, since 1989. The address of Beauvestco is 7422 Carmel Executive Park, Suite 107, Charlotte, North Carolina 28226 and his telephone number is (704) 542-1600.

     RANDALL J. ASMO, a director of Casco, has been Executive Vice President, Secretary and Director of Media Source, Inc., a distributor of children's literature, since 1999. From 1992 until 1999, he was the Vice President of Media Source, Inc. He is also vice President of American and Mid-States Development Corp. ("Mid-States"), a privately held real estate development and leasing company. Mr. Asmo's address and the address of Media Source, and American and Mid-States is 5695 Avery Road, Dublin, OH 43016 and his telephone number is
(614) 761-9570.

     RODNEY L. TAYLOR, a director of Casco, has been the general manager of Family Ford Lincoln Mercury in Marietta, Ohio, an automobile dealership, since June, 1997. Mr. Taylor's address and the address of Family Ford Lincoln Mercury is ST 7, Newport Pike, Marietta, Ohio 45750 and his telephone number is
(740)-373-3975.

     PHILIP M. SHASTEEN, a director of Casco, has been an attorney with, and stockholder and director of, Johnson, Blakely, Pope, Bokor ,Ruppel & Burns, P.A., a law firm located in Tampa, Florida, since 1992. Mr. Shasteen's address and the address of Johnson, Blakely, Pope, Bokor, Ruppel & Burns, P.A. is 100 North Tampa Street, Suite 1800, Tampa, FL 33602-5145 and his telephone number is
(813) 225-2500.

II. DIRECTORS AND EXECUTIVE OFFICERS OF DAVIS HOLDINGS OF NORTH CAROLINA, INC. ("DAVIS HOLDINGS") AND DAVIS ACQUISITION OF NORTH CAROLINA, INC.
   ("DAVIS ACQUISITION")

     Charles R. Davis is the President and S. Robert Davis is the Vice Present of both Davis Holdings and Davis Acquisition. The directors of Davis Holdings and Davis Acquisition are Charles R. Davis and S. Robert Davis. The principal occupation or employment, business address and material occupations, positions, offices or employment during the past five years of the Davises are described in
Part I above.

III. DIRECTORS AND EXECUTIVE OFFICERS OF AMERICAN HOME BUILDING CORPORATION.

     The name and position and the principal occupation or employment, business address and material occupations, positions, offices or employment for the past five years, of each director and executive officer of American are set forth below. S. Robert Davis, Charles R. Davis, Randall J. Asmo and Jeffrey A. Ross are members of the Management Group. The principal occupation or employment, business address and material occupations, positions, offices or employment during the past five years of the Davises and Randall J. Asmo are described in
Part I, above.

S. Robert Davis.........................  Chairman and President
Charles R. Davis........................  Senior Vice President and Treasurer
Randall J. Asmo.........................  Senior Vice President

     The address of American Home Building Corporation is 5695 Avery Road, Dublin, OH 43016.

IV. DIRECTORS AND EXECUTIVE OFFICERS OF R. L. RENCK & CO., INC.

     The name and position and the principal occupation or employment, business address and material occupations, positions, offices or employment for the past five years, of each director and executive officer of R. L. Renck & Co., Inc., ("Renck") are set forth below. Renck's principal business is that of a private investment banking firm. Robert L. Rencks, Jr. is the sole director and president, treasurer and chief executive officer of Renck, and Carol Kroll Kahn is the secretary of Renck. Their business address and the principal address of Renck is 2 Rector Street, 25th Floor, New York, NY 10006.

V. INDIVIDUAL CONTINUING STOCKHOLDERS.

     The name and position and the principal occupation or employment, business address and material occupations, positions, offices or employment for the past five years of individual continuing stockholders are set forth below. S. R. Davis, Charles R. Davis, Randall J. Asmo, Jeffrey A. Ross and Daniel A. Splawn are members of the Management Group.

     S. Robert Davis.  See Parts I, II, and III, above.

     Charles R. Davis.  See Parts I, II, and III, above.

     Melissa Davis. Melissa Davis is employed by Mid States. See Part I above for the address of Mid States.

     Randall J. Asmo.  See Parts I and III, above.

     Daniel A. Splawn. Mr. Splawn has been the vice president -- operations of Casco since 1997. His business address is 13900 Conlan Circle, Suite 150, Charlotte, North Carolina 28277.

     Jeffrey A. Ross.  See Part I, above.

     Dr. John Graver has been an orthodontist with his own practice for over five years. His business address and the principal business address of his practice is 1535 Old Henderson Road, Columbus, OH 43220.

     Richard B. Fentin has been a vice president of Fidelity Investments, an investment firm for over five years. His business address and the principal business address of Fidelity is 82 Devonshire Street, Boston, MA 02109.

                           CASCO INTERNATIONAL, INC.
 PROXY SOLICITED BY BOARD OF DIRECTORS FOR THE SPECIAL MEETING OF STOCKHOLDERS
                        TO BE HELD ON DECEMBER 28, 2001

   The undersigned hereby appoints Charles R. Davis and Jeffrey A. Ross and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of stock of Casco International, Inc. that the undersigned may be entitled to vote at the Special Meeting of Stockholders of Casco International, Inc. to be held on December 28, 2001, at 10:00 a.m., local time, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.

   UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR THE PROPOSAL AS MORE SPECIFICALLY DESCRIBED IN THE PROXY STATEMENT. IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE THEREWITH.

[X] Please mark votes as in this example.

To adopt and approve the Agreement and Plan of Merger, dated as of May 8, 2001, among Davis Holdings of North Carolina, Inc., Davis Acquisition of North Carolina, Inc., and Casco International, Inc., pursuant to which Davis Acquisition of North Carolina, Inc. will be merged with and into Casco International, Inc., with Casco International, Inc. as the surviving corporation and each outstanding share of Casco common stock will automatically be converted into and represent the right to receive $2.10 in cash.

                      [ ] FOR   [ ] AGAINST   [ ] ABSTAIN

                  (CONTINUED AND TO BE SIGNED ON REVERSE SIDE)

THIS PROXY WILL BE CONSIDERED A VOTE FOR PROPOSAL NUMBER 1, UNLESS THE CONTRARY IS INDICATED IN THE APPROPRIATE PLACE.

Please sign exactly as your name appears hereon. If the stock is registered in the names of two or more persons, each should sign. Executors, administrators, trustees, guardians and attorneys-in-fact should add their titles. If signer is a corporation, please give full corporate name and have a duly authorized officer sign, stating title. If signer is a partnership, please sign in partnership name by authorized person.

                                              ----------------------------------
                                              Signature

                                              ----------------------------------
                                              Date

                                              ----------------------------------
                                              Signature

                                              ----------------------------------
                                              Date

PLEASE VOTE, DATE, SIGN AND PROMPTLY RETURN THIS PROXY IN THE ENCLOSED RETURN ENVELOPE, WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES.